UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

VERINT SYSTEMS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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225 Broadhollow Road
Melville, New York 11747

Letter from our Chairman

May 8, 2025

Dear Verint Stockholder:

Today, the CX (customer experience) industry employs a large workforce that is operating manual workflows and is ripe for AI-powered CX automation.

We are well-positioned to take advantage of this CX automation market opportunity due to our differentiated CX automation platform, decades of focus on customer and workforce engagement software, and our large base of enterprise customers across many industries and geographies.

Verint stands out in the CX market because of the proven AI business outcomes that our customers have achieved. These customer-reported outcomes cut through the AI hype and noise in the market and separate us from other vendors that are trying to tell an AI story. We are thrilled that many of our customers have been willing to share their success stories on the value they have created with the deployment of Verint’s CX automation platform.

We were pleased to finish FYE 25 (the year ended January 31, 2025) with a record quarter for SaaS ACV bookings from new deals following three strong quarters of new deal bookings. Our subscription ARR growth rates accelerated throughout FYE 25 driven by AI momentum, reaching 5% ARR growth by the end of the year.

We launched our CX automation platform in mid FYE 24 with a differentiated approach and message which resonated well in the market. During FYE 25, some of the world’s largest brands began to deploy Verint's AI-powered bots, in most cases starting small to first prove the value and demonstrate AI business outcomes in their own production environment before scaling their AI adoption.

Our go-to-market strategy in FYE 25 was to focus first on our largest customers and leverage their success in delivering strong AI business outcomes in order to influence their peers and the broader market over time. We executed well on this strategy, and our top 100 customers, who represent about half of our total ARR, grew at a much faster pace than our overall customer base, with ARR from these large accounts growing double digits by year end.

As of today, more than 90 of the Fortune 500 companies are using Verint's AI-powered bots to automate their manual workflows. We believe market adoption of AI is increasing and we are forecasting another year of ARR growth acceleration in FYE 26.

We also continue to innovate at a very fast pace, leveraging the latest AI models from many different AI vendors and from open source, to improve automation of manual CX workflows and to deliver even stronger AI business outcomes to our customers. Our hybrid cloud design is highly differentiated and provides our customers with tremendous flexibility in their AI journeys, and the ability to deploy AI outcomes faster, without disruption, and to future-proof their AI investments. We believe the strength of our platform, our unique domain expertise in CX automation, and our enviable customer base position us well for long-term growth.

I would like to take this opportunity to invite you to attend our 2025 Annual Meeting of Stockholders, which will be a virtual meeting held over the Internet, on Thursday, June 19, 2025, at 11:00 A.M. Eastern Time. We have decided to hold the 2025 Annual Meeting in virtual-only format again this year due to its greater convenience. The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting. Whether or not you plan to attend the virtual meeting, we encourage you to read the proxy materials and to vote. You can find additional information about our business performance for the year in our Annual Report on Form 10-K, which accompanies this proxy statement.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Verint.

Sincerely,

Dan Bodner
Chairman and Chief Executive Officer

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

We would like to take this opportunity to invite you to attend our 2025 Annual Meeting of Stockholders.

Date and Time	Attendance
Thursday, June 19, 2025 11:00 A.M. Eastern Time	Meeting live via the Internet by visiting www.virtualshareholdermeeting.com/VRNT2025

PROPOSALS TO BE VOTED ON AT THE MEETING

Proposal	Board Recommendation
1.Election of ten directors to serve until the 2026 Annual Meeting of Stockholders	FOR THE BOARD’S NOMINEES
2.Advisory vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year	FOR
3.Advisory vote to approve the compensation of our named executive officers	FOR
4.Approval of Amendment No. 1 to the Verint Systems Inc. 2023 Long-Term Stock Incentive Plan	FOR
Other matters that are properly brought before the meeting may also be considered.

Only stockholders at the close of business on April 30, 2025 are entitled to vote.

You will be able to attend the virtual 2025 Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/VRNT2025 and entering your 16-digit control number included in the notice containing instructions on how to access the 2025 Annual Meeting materials, your proxy card, or the voting instructions that accompanied your proxy materials.

We encourage you to vote your shares before the meeting, even if you plan to attend the virtual meeting.

You can find additional information about our business performance for the year ended January 31, 2025 in our Annual Report on Form 10-K, which accompanies this proxy statement.

This Notice of 2025 Annual Meeting of Stockholders and the attached proxy statement are first being sent to stockholders of record as of April 30, 2025 on or about May 8, 2025.

By Order of the Board of Directors,

Jonathan Kohl
Senior Vice President, General Counsel and Corporate Secretary
May 8, 2025

Instructions on How to Vote

If you are a registered holder (you hold shares directly with our transfer agent)	If you are a beneficial holder (you hold shares through a bank, broker, or other nominee)
You can vote online, by phone, or by signing, dating and returning the attached proxy card	You should use the voting instructions and materials provided to you by your bank, broker, or other nominee (which may also include instructions for voting online, by phone, or by completing and mailing a voting instruction card)
If you wish to attend the virtual meeting, you will also be able to vote your shares electronically during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/VRNT2025 and entering your 16-digit control number included in the notice containing instructions on how to access the 2025 Annual Meeting materials, your proxy card, or the voting instructions that accompanied your proxy materials.

Important Notice of the Internet Availability of Proxy Materials

The Proxy Statement and our Annual Report for the year ended January 31, 2025 are available to stockholders at www.proxyvote.com.

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PROXY STATEMENT

❖    The enclosed proxy is solicited on behalf of the board of directors (the “Board”) of Verint Systems Inc. (“Verint” or the “Company”) in connection with our Annual Meeting of Stockholders (the “2025 Annual Meeting”) to be held on June 19, 2025, at 11:00 A.M. Eastern Time, or any adjournment or postponement of this meeting.

❖    The 2025 Annual Meeting will be an audio virtual meeting held over the Internet. You will be able to attend the 2025 Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/VRNT2025 and entering your 16-digit control number included in the Notice of Internet Availability of Proxy Materials (the “Notice”), your proxy card, or the voting instructions that accompanied your proxy materials.

❖ Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide electronic access to our proxy materials over the Internet. Accordingly, we are sending the Notice to our record and beneficial stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials electronically by email on an ongoing basis.

❖ We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the costs and environmental impact of printing proxy materials. We intend to mail the Notice and make available via the Internet this proxy statement, the accompanying proxy card and our previously filed Annual Report on Form 10-K for the year ended January 31, 2025 to each stockholder entitled to vote at our 2025 Annual Meeting on or about May 8, 2025.

❖    The fiscal year ended January 31, 2025 is referred to in this proxy statement as FYE 25. The fiscal year ending January 31, 2026 is referred to in this proxy statement as FYE 26. The fiscal year ending January 31, 2027 is referred to in this proxy statement as FYE 27.

QUESTIONS AND ANSWERS ABOUT THE 2025 ANNUAL MEETING

Although we encourage you to read this proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the 2025 Annual Meeting.

Q: Why am I receiving these materials?

A: The Board is providing these proxy materials to you in connection with its solicitation of your proxy to vote at the 2025 Annual Meeting because you were a holder of Verint Systems Inc. common stock or preferred stock as of the close of business on April 30, 2025 (the “Record Date”) and are entitled to vote at the 2025 Annual Meeting. As of the Record Date, there were (a) 60,247,698 shares of our common stock outstanding; (b) 200,000 shares of our Series A Convertible Perpetual Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”) outstanding, and (c) 200,000 shares of our Series B Convertible Perpetual Preferred Stock, par value $0.001 per share (“Series B Preferred Stock,” and together with the Series A Preferred Stock, “Preferred Stock”) outstanding. The Preferred Stock is entitled to vote together with the common stock on an as-converted basis on all matters submitted to the vote of holders of common stock. There are 69,851,692 shares entitled to vote at the 2025 Annual Meeting, consisting of both the outstanding common stock and the shares of common stock into which the Preferred Stock was convertible as of the Record Date. This proxy statement summarizes the information you should consider in determining how to vote on the proposals expected to be presented at the 2025 Annual Meeting.

Q: Who is soliciting my vote?

A: In this proxy statement, the Board is soliciting your vote for matters being submitted for stockholder approval at the 2025 Annual Meeting. Giving us your proxy means that you authorize the proxy holders identified on the proxy card or in the proxy materials to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. You also may abstain from voting. If you sign and return a proxy card but do not mark how your shares are to be voted, the individuals named as proxies will vote your shares, if permitted, in accordance with the Board’s recommendations.

Q: How many shares must be present to hold the 2025 Annual Meeting?

A: Holders of a majority of the issued and outstanding shares of our common stock and shares of common stock into which the Preferred Stock is convertible, taken together, as of the Record Date must be represented in person or by proxy at the 2025 Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “withhold” votes, and broker non-votes also will be counted in determining whether a quorum exists.

Q: What are the proposals and the voting recommendations of the Board?

A: The proposals to be considered, and the recommendation of the Board on each, are as follows:

•FOR each of our director nominees (Proposal No. 1);

•FOR ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accounting firm for the year ending January 31, 2026 (Proposal No. 2);

•FOR approval, on a non-binding, advisory basis, of the compensation of the named executive officers (“NEOs”) as disclosed in this proxy statement (Proposal No. 3); and

•FOR approval of Amendment No. 1 to the Verint Systems Inc. 2023 Long-Term Stock Incentive Plan (Proposal No. 4).

Q: How will voting on any business not described in the proxy statement be conducted?

A: We are not currently aware of any other business to be acted upon at the 2025 Annual Meeting. If any other matters are properly submitted for consideration at the 2025 Annual Meeting, including any proposal to adjourn the 2025 Annual Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournment of the 2025 Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock and Preferred Stock representing a majority of the votes present in person or by proxy at the 2025 Annual Meeting, whether or not a quorum exists, without further notice (other than an announcement made at the 2025 Annual Meeting).

Q: What vote is required to approve each proposal?

A: So long as there is a quorum, the voting requirement for each of the proposals is as follows:

•Proposal No. 1 – Election of Directors – In order for a nominee to be elected, such nominee must receive a plurality of votes of the shares present in person or represented by proxy at the 2025 Annual Meeting and entitled to vote on the election of directors. That means the ten nominees receiving the highest number of votes will be elected. This is not considered a routine matter and therefore banks, brokers, or other nominees may not vote without instructions from the stockholder. Because directors need only be elected by a plurality of the vote, abstentions, broker non-votes, and withheld votes will not affect whether a particular nominee has received sufficient votes to be elected. Under our director resignation policy, however, any nominee for director who, in an uncontested election, fails to receive more votes “for” his or her election than “withheld” must promptly tender his or her resignation for consideration by the corporate governance & nominating committee and subsequently by the Board. Our director resignation policy is available on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies.

•Proposal No. 2 – Ratification of independent registered public accountants – The proposal for the ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants for the year ending January 31, 2026 requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is considered a routine matter on which banks, brokers, or other nominees may vote without instructions from the stockholder. Abstentions will count as votes against this proposal.

•Proposal No. 3 – Approval of the compensation of the named executive officers – The advisory vote to approve the compensation of the NEOs as disclosed in this proxy statement requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Broker non-votes will not affect whether this proposal is approved; however, abstentions will count as votes against this proposal.

•Proposal No. 4 – Approval of Amendment No. 1 to the Verint Systems Inc. 2023 Long-Term Stock Incentive Plan – The proposal to approve Amendment No. 1 to the Verint Systems Inc. 2023 Long-Term Stock Incentive Plan requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Broker non-votes will not affect whether this proposal is approved; however, abstentions will count as votes against this proposal.

Q: How many votes do I have?

A: Each share of common stock owned at the close of business on the Record Date is entitled to one vote. Each share of Series A Preferred Stock owned at the close of business on the Record Date is entitled to approximately 28 votes. Each share of Series B Preferred Stock owned at the close of business on the Record Date is entitled to approximately 20 votes. As of the Record Date, all shares of Preferred Stock were owned by affiliates of Apax Partners.

Shares entitled to vote include:

•shares held directly in your name as the “stockholder of record”; and

•shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name.”

The common stock and Preferred Stock vote together on all matters to be considered at the 2025 Annual Meeting.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Most of our stockholders hold their shares through a broker, bank, or other nominee (beneficial ownership) rather than directly in their own name (record ownership). As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•Stockholder of Record: If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the stockholder of record, and the Notice is being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote online at the 2025 Annual Meeting.

•Beneficial Owner: If your shares are held in a stock brokerage account, by a bank, or other nominee, you are considered the beneficial owner of shares held in street name by such third party, and the Notice is being forwarded to you by your broker, bank, or their nominee. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares. As a beneficial owner, you also have the right to vote your shares online at the 2025 Annual Meeting. You may vote shares beneficially held by you as set out in the voting instruction card you receive from your broker, bank, or other nominee. WE STRONGLY ENCOURAGE YOU TO PROVIDE VOTING INSTRUCTIONS TO YOUR BROKER, BANK OR OTHER NOMINEE SO THAT YOUR VOTE WILL BE COUNTED.

Q: Why is the 2025 Annual Meeting being held in virtual-only format?

A: We have decided to hold the 2025 Annual Meeting in virtual-only format again this year due to its greater convenience. The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting. Even if you plan to attend the virtual 2025 Annual Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the virtual 2025 Annual Meeting.

Q: How do I vote my shares if I do not plan to participate in the virtual 2025 Annual Meeting?

A: Whether you are a stockholder of record or hold your shares in street name, you may direct your vote without participating in the virtual 2025 Annual Meeting.
If you are a stockholder of record, you may vote your shares over the Internet or by telephone by following the instructions on the Notice. If you requested printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney, or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you should follow the instructions in the voter instruction form provided by your broker, bank, or other nominee, which may include instructions for voting your shares electronically over the Internet or by telephone. If you requested printed copies of the proxy materials by mail, you may also vote by signing the voter instruction form provided by your broker, bank, or other nominee and returning it by mail. If you provide specific directions on how to vote by mail, telephone or over the Internet, your shares will be voted by your broker, bank or other nominee as you have directed.

Q: How do I vote my shares at the virtual 2025 Annual Meeting?

A: Whether you are a stockholder of record or hold your shares in street name, you may vote online at the 2025 Annual Meeting. You will need to enter your 16-digit control number (included in your Notice, your proxy card or the voting instructions that accompanied your proxy materials) to vote your shares at the 2025 Annual Meeting.

Even if you plan to attend the virtual 2025 Annual Meeting, we encourage you to vote in advance of the meeting by telephone, over the Internet, or by returning a proxy card (if you are a record holder) or the voting instruction form provided by your broker (if you are a beneficial holder). This will ensure that your vote will be counted if you later decide not to attend the 2025 Annual Meeting.

Q: How can I ask questions during the virtual 2025 Annual Meeting?

A: Stockholders who wish to submit a question may do so in two ways. If you want to ask a question before the meeting, beginning on May 8, 2025 and until 11:59 p.m. Eastern Time on June 18, 2025, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Questions for Management,” type in your question, and click “Submit.” Alternatively, if you want to submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/VRNT2025, type your question into the “Ask a Question” field, and click “Submit.”

We intend to answer questions pertinent to the proposals described above as time allows during the 2025 Annual Meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. The 2025 Annual Meeting is not to be used as a forum to present personal matters, or general economic, political or other views that are not directly related to the business of Verint and the matters properly before the 2025 Annual Meeting, and therefore questions on such matters will not be answered. Guidelines for submitting written questions during the 2025 Annual Meeting will be available in the rules of conduct for the 2025 Annual Meeting available at www.virtualshareholdermeeting.com/VRNT2025.

Q: Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of printed paper proxy materials?

A: Pursuant to the “notice and access” rules adopted by the SEC, we are permitted to furnish proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended January 31, 2025, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Q: Why did I receive printed paper proxy materials in the mail instead of a Notice regarding the Internet availability of proxy materials?

A: We are providing stockholders who have previously requested that they receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the environmental impact and the costs incurred by us in mailing printed proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions for voting using the Internet that are provided with your proxy materials or on your proxy card or voting instruction card and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Alternatively, you can go to https://enroll.icsdelivery.com/vrnt and enroll for Internet delivery of annual meeting and proxy voting materials.

Q: What does it mean if I receive more than one Notice, or voting instruction card?

A: It generally means that some of your shares are registered differently or are in more than one account. Please be sure to provide voting instructions for all Notices, proxy and voting instruction cards you receive to ensure that all your shares are voted.

Q: Can I vote my shares by filling out and returning the Notice?

A: No. The Notice identifies the items to be voted on at the 2025 Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet and how to request paper copies of the proxy materials. It is not the same as a proxy card from us or a voting instruction card from your broker, bank, or other nominee.

Q: Can I change my vote or revoke my proxy?

A: Yes. If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the 2025 Annual Meeting by:

•notifying our Corporate Secretary in writing before the 2025 Annual Meeting that you have revoked your proxy;

•signing and delivering a later dated proxy to our Corporate Secretary;

•voting by using the Internet or the telephone (your last Internet or telephone proxy is the one that is counted); or

•attending and voting online at the virtual 2025 Annual Meeting.

Any such written notice or later dated proxy must be received by our Corporate Secretary at our principal executive offices located at 225 Broadhollow Road, Melville, New York 11747 before 11:59 p.m. Eastern Time on June 18, 2025, if you are notifying us in writing. Your attendance at the virtual 2025 Annual Meeting will not, by itself, revoke your proxy unless you enter your 16-digit control number and vote again electronically at the virtual 2025 Annual Meeting.

If you are a beneficial owner, you may submit new voting instructions by contacting your bank, broker, or other nominee or by attending and voting online at the virtual 2025 Annual Meeting.

Q: What will happen if I do not instruct my bank, broker, or other nominee how to vote and do not attend the virtual meeting and vote myself?

A: If you are a beneficial owner and you do not instruct your bank, broker, or other nominee how to vote, your bank, broker, or other nominee may vote your shares at its discretion on routine matters but not on non-routine matters. The ratification of the independent registered public accounting firm (Proposal No. 2) is the only routine matter being presented at the 2025 Annual Meeting. Thus, if you do not otherwise instruct your bank, broker, or other nominee, they may vote your shares “FOR” Proposal No. 2.

Conversely, all of the other proposals (Proposals Nos. 1, 3, and 4) being presented at the 2025 Annual Meeting are non-routine matters, and banks, brokers, and other nominees cannot vote on these matters without instructions from the beneficial owner. Without your voting instructions on these matters, a “broker non-vote” will occur. Shares held by banks, brokers, or other nominees that do not have discretionary authority to vote uninstructed shares on non-routine matters are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a particular matter, but will be counted in determining whether a quorum is present at the 2025 Annual Meeting. See “—Q: How are votes counted?” below for more information.

Q: Who are the proxies and what do they do?

A: The persons named as proxies in the proxy materials, Dan Bodner, our Chief Executive Officer, Grant Highlander, our Chief Financial Officer, and Peter Fante, our Chief Administrative Officer, were designated by the Board to vote the shares of holders who are not able to vote their shares in person at the 2025 Annual Meeting, based on valid proxies received by us.

Q: How are votes counted?

A: The shares represented by all valid proxies received will be voted in the manner specified on the proxies. If you are a stockholder of record and you sign, date, and return your proxy card without making specific choices, the persons named as proxies above will vote your shares in accordance with the recommendations of the Board. If you are a beneficial holder, your bank, broker, or other nominee must vote for you unless you attend the virtual meeting and vote there, and as noted above, if you do not provide specific voting instructions to them, your bank, broker, or other nominee may not be able to vote on your behalf. As a result, you are urged to specify your voting instructions by marking the appropriate boxes on the enclosed proxy card or on your voting instruction card, as applicable, even if you plan to attend the virtual meeting in the event you are unable to attend.

Q: Will the 2025 Annual Meeting be webcast?

A: Yes. The 2025 Annual Meeting will be a completely virtual audio meeting and will be webcast live at www.virtualshareholdermeeting.com/VRNT2025. All stockholders may attend and listen live to the webcast of the 2025 Annual Meeting.

Q: Where can I find the voting results of the meeting?

A: The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which will be filed with the SEC within four business days after the meeting. If our final voting results are not available within four business days after the meeting, we will file a current report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

Q: Who is paying the costs of soliciting these proxies?

A: The expense of this solicitation, including the cost of preparing, assembling and mailing the various proxy materials, will be borne by us. In addition to the solicitation of proxies by use of the mail, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, by telephone or otherwise. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy cards and proxy materials to their principals, and we may reimburse them for their expenses in forwarding these materials.

Q: How can I review the list of registered stockholders?

A: A list of registered stockholders entitled to vote at our 2025 Annual Meeting will be available for examination by our stockholders for 10 days prior to our 2025 Annual Meeting for any purpose germane to the 2025 Annual Meeting. To review the list of registered stockholders, please contact Investor Relations at ir@verint.com.

Q: What if I have technical difficulties or trouble accessing the annual meeting webcast?

A: If you encounter difficulties joining the 2025 Annual Meeting webcast during check-in at the meeting time, please call the technical support number posted on the 2025 Annual Meeting webcast login page.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. All statements relating to events or results that may occur in the future, including, but not limited to, Verint’s future costs of solicitation, record or meeting dates, compensation arrangements, plans or amendments (including those related to profit sharing and stock-based compensation), company policies, corporate governance practices, documents or amendments (including charter or bylaw amendments, stockholder rights plans or similar arrangements) as well as capital and corporate structure (including major stockholders, board structure and board composition), are forward-looking statements. Forward-looking statements generally can be identified by words such as “expect,” “will,” “change,” “intend,” “target,” “future,” “potential,” “estimate,” “anticipate,” “to be,” and similar expressions. These statements are based on numerous assumptions and involve known and unknown risks, uncertainties and other factors that could significantly affect Verint’s operations and may cause Verint’s actual actions, results, financial condition, performance or achievements to be substantially different from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. For a detailed discussion of these risk factors, see our Annual Report on Form 10-K for the fiscal year ended January 31, 2025 and other filings we make with the SEC. The Company does not intend, and undertakes no obligation to update or publicly release any revision to any such forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, the change of circumstance, or otherwise. Each forward-looking statement contained in this Proxy Statement is specifically qualified in its entirety by the aforementioned factors. You are hereby advised to carefully read this Proxy Statement in conjunction with the important disclaimers set forth above prior to reaching any conclusions or making any investment decisions.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

All of our directors are elected at each annual meeting to serve until their successors are duly elected and qualified or their earlier death, resignation, or removal. The Board has nominated the persons named below, all of whom are presently serving on our Board, for election as directors. As of the date of this proxy statement, the Board consists of ten directors and no vacancies. Proxies cannot be voted for a greater number of persons than the number of nominees (ten nominees) named below.

Each of the nominees was recommended for reelection by the corporate governance & nominating committee and has been approved by the Board. Each of the nominees has consented to his or her name being submitted by the Company as a nominee for election as a member of the Board in its proxy statement and other solicitation materials to be filed with the SEC and distributed to the Company’s stockholders and in other materials in connection with the solicitation of proxies by the Company and its directors, officers, employees, and other representatives from stockholders to be voted at the 2025 Annual Meeting. Each of the nominees has further consented to serve for the new term if elected. If any nominee becomes unavailable to serve for any reason before the election, which is not anticipated, your proxy authorizes us to vote for another person nominated by the Board.

The election of directors will be made by a plurality of votes cast at the 2025 Annual Meeting. That means the ten nominees receiving the highest number of votes will be elected. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Because directors need only be elected by a plurality of the vote, abstentions, broker non-votes, and withhold votes will not affect whether a particular nominee has received sufficient votes to be elected. Under our director resignation policy, any nominee for director who, in an uncontested election, fails to receive more votes “for” his or her election than “withheld” must promptly tender his or her resignation for consideration by the corporate governance & nominating committee and subsequently by the Board. Our director resignation policy is available on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies.

As described in detail below, our nominees have considerable professional and business experience, including service on other public company boards and/or as public company executives in the software industry. The recommendation of our Board is based on its carefully considered judgment that the experience, record, and qualifications of our nominees make them well qualified to serve on our Board.

The Board believes that each of the nominees listed brings strong skills and extensive experience to the Board complementing one another and giving the Board as a group the right combination of skills to exercise its oversight responsibilities, drive the Company’s strategy, and create stockholder value, including, among others, in:

•cloud software and SaaS transitions
•technology leadership and growth
•sales strategy and customer success
•marketing and brand recognition
•customer preferences and perspectives
•mergers and acquisitions
•corporate governance
•executive compensation
•human resources
•environmental, social, and governance (“ESG”) matters
•public company accounting and operations
•information technology and cybersecurity

As discussed in further detail under the “Stockholder Engagement” section of the Compensation Discussion and Analysis below, under the supervision of our Board and our compensation committee, in FYE 25, we continued the successful stockholder engagement program that we initiated in prior years, proactively engaging with our stockholders on strategy, compensation, and governance related topics. We value the feedback we receive from stockholders through this process.

We believe that these actions demonstrate our Board’s desire to maintain an open line of communication with our stockholders and to be responsive to stockholder feedback.

DIRECTOR NOMINEES RECOMMENDED BY THE BOARD

Name	Age	Director Since	Position(s)
Dan Bodner	66	1994	Chairman of the Board and Chief Executive Officer
William Kurtz	68	2016	Lead Independent Director
Richard Nottenburg	71	2013	Director
Stephen Gold	66	2018	Director
Andrew Miller	64	2019	Director
Jason Wright	53	2020	Director
Linda Crawford	61	2021	Director
Reid French	53	2021	Director
Kristen Robinson	62	2022	Director
Yvette Smith	57	2023	Director

Dan Bodner serves as our Chief Executive Officer and Chairman of the Board. Mr. Bodner has served as our Chief Executive Officer and as a director since the founding of the Company in 1994 and assumed the role of Chairman of the Board in August 2017. Under his vision and leadership, we experienced rapid growth since the inception of the Company. In 2002, we completed a successful IPO. Following the IPO, the Company continued to grow, achieving significant scale and global presence with over $1 billion of revenue in 2015 (prior to the Cognyte spin-off). On February 1, 2021, Mr. Bodner oversaw the successful completion of the spin-off of Cognyte Software Ltd. into an independent public pure-play security analytics company (where he served as chairman of the board until September 2023) and the transformation of Verint into a pure-play customer engagement company. The Board has concluded that Mr. Bodner’s position as our Chief Executive Officer, his intimate knowledge of our operations, assets, customers, growth strategies, and competitors, his knowledge of the technology and software industries, and his extensive management experience give him the qualifications and skills to serve as a director and our chairman.

William Kurtz has served as a director since September 2016 and as lead independent director since July 2024. Mr. Kurtz is currently Interim Chief Financial Officer at Lightforce Orthodontics, a dental technology company, and has served in such role since October 2024. He previously served as the Interim Chief Executive Officer at Ripcord, Inc., a records management and document intelligence company, from June 2021 to January 2022. Mr. Kurtz previously served as Chief Commercial & Financial Officer of Ripcord from January 2020 to June 2021. Prior to that, Mr. Kurtz served as Executive Vice President and Chief Commercial Officer of Bloom Energy Corporation (“Bloom”) from 2015 to January 2019, and then as a strategic advisor from January 2020 to January 2021. Prior to that, he served as Bloom’s CFO and CCO beginning in 2008. Mr. Kurtz currently sits on the board of directors of Aterian Inc. (formerly Mohawk Group) (NASDAQ: ATER), where he serves as Chairman of the Board and as a member of the audit, compensation, and nominating and corporate governance committees. Mr. Kurtz also currently sits on the board of Sportradar Group AG (NASDAQ: SRAD), a data analytics and content provider to sports betting operators, where he serves as chair of the audit committee. He also currently serves on the boards of Ripcord and Lightforce, both private companies, and also serves on and chairs the Audit Committee at Ripcord. Prior to 2008, Mr. Kurtz held the CFO or other senior finance roles for Novellus Systems (now Lam Research), Engenio Information Technologies, 3PARdata (now part of Hewlett Packard Enterprise), Scient Corporation, and AT&T Corporation. Mr. Kurtz previously served as the chairman of the audit committees of Violin Memory, of PMC-Sierra (now part of Microsemi Corporation), and of Redback Networks (now part of Ericsson). The Board has concluded that Mr. Kurtz’s financial and business expertise, including his prior service as the chief financial officer of public companies and his service on the boards of several public companies, give him the qualifications and skills to serve as a director.

Richard Nottenburg has served as a director since February 2013, having previously served as a director from July 2011 to November 2011. Mr. Nottenburg is currently Executive Chairman of NxBeam Inc., a developer of advanced radio frequency semiconductor products, and has served in such role since February 2023. Previously, Mr. Nottenburg served as President and Chief Executive Officer and a member of the board of directors of Sonus Networks, Inc. from 2008 through 2010. From 2004 until 2008, Mr. Nottenburg was an officer with Motorola, Inc., ultimately serving as its Executive Vice President, Chief Strategy Officer and Chief Technology Officer. Mr. Nottenburg is currently a member of the board of directors of Sequans Communications S.A. (NYSE: SQNS), where he serves as a member of the compensation committee and the audit committee. He is also currently a member of the board of directors, chairman of the compensation committee, and a member of the audit committee of Applied Digital, Inc. (NASDAQ: APLD), a designer, developer, and operator of digital infrastructure solutions and cloud services. He previously served on the boards of directors of Cognyte Software Ltd., PMC-Sierra Inc., Aeroflex Holding Corp., Anaren, Inc., Comverse Technology, Inc. and Violin Memory, Inc. The Board has concluded that Mr. Nottenburg’s financial and business expertise, including his diversified background of managing technology companies, serving as a chief executive officer, and serving as a director of public technology companies, give him the qualifications and skills to serve as a director.

Stephen Gold has served as a director since August 2018. Mr. Gold served as Chief Technology Officer and Digital Operations Officer for Hudson’s Bay Company, a department store holding company, from May 2018 until July 2021 and previously served as Chief Information Officer of CVS Health Corporation from July 2012 to December 2017. In addition to his extensive management experience, from September 2017 to May 2020, Mr. Gold served as a director and member of the governance and the technology and operations committees of World Kinect Corp. (formerly World Fuel Service Corporation) (NYSE: WKC). The Board has concluded that Mr. Gold’s management experience, including serving as chief technology or information officers for both public and private companies, and his experience with cybersecurity and cloud software, gives him the qualification and skills to serve as a director.

Andrew Miller has served as a director since December 2019. Mr. Miller served as Executive Vice President and Chief Financial Officer of PTC Inc., a global subscription software and cloud leader in the CAD Product Lifecycle Management, and Industrial Internet of Things Software markets, from February 2015 until his retirement in May 2019. From January 2012 to February 2015, Mr. Miller was the Executive Vice President and Chief Financial Officer at Cepheid, Inc., a high growth, public medical technology company, having previously served as its Senior Vice President and Chief Financial Officer beginning in April 2008. Prior to 2008, Mr. Miller held senior executive positions at a number of other software and technology companies, including Autodesk, Inc., MarketFirst Software, Inc., and Cadence Design Systems, Inc. Mr. Miller served on the board of United Online, Inc. from July 2014 until July 2016, where he chaired the audit committee and served on the compensation committee. He currently sits on the board of Vontier Corporation (NYSE: VNT), an industrial manufacturing company, where he is chair of its audit committee and a member of its compensation and management development committee. In addition, Mr. Miller currently serves as chairman of the board and a member of the audit committee of iRobot Corporation (NASDAQ: IRBT), a leading global consumer robot and AI company. The Board has concluded that Mr. Miller’s experience in leading software and technology companies and in SaaS transitions give him the qualifications and skills to serve as a director.

Jason Wright has served as a director since May 2020. Mr. Wright is a Partner in the Tech & Telecom Group at Apax Partners LLC, where he focuses primarily on investments in enterprise software and technology-enabled services. Mr. Wright currently serves on the boards of Bonterra, Eci Software Solutions, EcoOnline, Cosm, Tivit, and IBS Software. Prior to joining Apax in 2000, Mr. Wright served in a variety of roles at GE Capital, a subsidiary of General Electric Corporation, and was a consultant at Andersen Consulting, now Accenture plc. Mr. Wright’s nomination to the Board was made pursuant to the terms of the Investment Agreement discussed under “Certain Relationships and Related Person Transactions” below.

Linda Crawford has served as a director since June 2021. Ms. Crawford previously served as Chief Executive Officer of Helpshift, Inc., a provider of AI driven customer support solutions for B2C companies from 2017 until her retirement in 2020. She also served as the Chief Customer Officer of Optimizely, Inc., a SaaS-based customer experience company, from 2016 to 2017. Prior to Optimizely, Ms. Crawford spent nearly a decade at Salesforce in several executive positions, including Executive Vice President and Chief Executive Officer of the Sales Cloud Products division. Prior to Salesforce, Ms. Crawford held executive positions at Siebel Systems, the company credited for creating the CRM industry. Ms. Crawford currently serves as a director of PAR Technology Corp. (NYSE: PAR), a restaurant operations and technology company. She previously served as a director of ChannelAdvisor from 2021 to 2022 and of Demandware, which was acquired by Salesforce in 2016. The Board has concluded that Ms. Crawford’s extensive executive experience at leading cloud-based software companies and in employee and customer success gives her the qualifications and skills to serve as a director.

Reid French has served as a director since June 2021. Mr. French served as the Chief Executive Officer of Applied Systems, the leading cloud software provider to the insurance distribution industry, from 2011 to 2019 and as a director from 2011 to 2020. Prior to joining Applied Systems, Mr. French served as Chief Operating Officer at Intergraph Corporation, a global geospatial and computer-aided design software company. Mr. French currently sits on the board of Autodesk, Inc. (NASDAQ: ADSK), a design & make software company. In addition, he serves as a director at NetDocuments, an intelligent, cloud-based legal document management software company, and at JSSI, Inc., the leading independent provider of maintenance support, software, and financial tools to the business aviation industry. The Board has concluded that Mr. French’s business expertise, including his background of managing technology companies, serving as a chief executive officer, and serving as a director of public technology companies, give him the qualifications and skills to serve as a director.

Kristen Robinson has served as a director since February 2022. Ms. Robinson was formerly the Chief People Officer of Splunk, Inc., a data analytics platform company, from 2020 to 2022. She previously served as the Chief Human Resources Officer of Pandora Media, a subscription-based music streaming service, and held similar positions at Yahoo!, Verigy, and Agilent Technologies. She served in other business roles at technology companies, including roles in finance, marketing, and new venture general management. Ms. Robinson currently serves as a director at Planet Labs (NYSE: PL), an Earth imaging company, where she serves as chair of the compensation committee. She also serves on the Executive Board of How Women Lead, a non-profit organization. The Board has concluded that Ms. Robinson’s extensive executive experience at leading software and data analytics companies and human resources and business transformation expertise, give her the qualifications and skills to serve as a director.

Yvette Smith has served as a director since April 2023. Ms. Smith is currently Senior Vice President of Customer Success and Global Renewal Sales at F5, Inc., a multi-cloud application services and security company, a role she has held since January 2025. She previously served as Chief Information Officer and Senior Vice President of Business and Digital Transformation at F5 from January 2024 to December 2025, as CIO and Senior Vice President of Customer Success and Business Transformation at F5 from November 2021 to December 2023, and as SVP of Customer Success and Business Transformation from March 2021 to October 2021. Prior to joining F5, she served as Corporate Vice President, Enterprise Support and Customer Success Programs at Microsoft Corporation, a technology conglomerate. Prior to Microsoft, Ms. Smith served in management positions at Xerox Corporation and IBM Corporation. The Board has concluded that Ms. Smith’s extensive experience in senior management positions at leading software, cloud, and technology companies, as well as her experience driving customer success give her the qualifications and skills to serve as a director.

For stockholders of record, if no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.

Your vote is important regardless of the number of shares you own. THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The audit committee has appointed Deloitte & Touche LLP to act as Verint’s independent registered public accountants for the year ending January 31, 2026. The audit committee has directed that such appointment be submitted to our stockholders for ratification at the 2025 Annual Meeting. Deloitte & Touche LLP was Verint’s independent registered public accountants for the year ended January 31, 2025.

Stockholder ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants is not required. The audit committee, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate governance. If the stockholders do not ratify the appointment, the audit committee will reconsider whether or not to retain Deloitte & Touche LLP or to appoint another firm. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different accounting firm at any time during the year ending January 31, 2026, if the audit committee determines that such a change would be in our best interests and in the best interests of our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the 2025 Annual Meeting and will have an opportunity to make a statement, if they so desire. They will also be available to respond to appropriate questions.

The proposal for the ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants for the year ending January 31, 2026 requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is considered a routine matter on which banks, brokers, or other nominees may vote without instructions from the stockholder. Abstentions will count as votes against this proposal.

For stockholders of record, if no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF

THE NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, our stockholders are being asked to approve, on a non-binding, advisory basis, the compensation of our NEOs, as described in this proxy statement. At our 2023 Annual Meeting of Stockholders (held in June 2023), our stockholders approved the Board’s recommendation that future stockholder advisory votes on NEO compensation should occur annually. The Board has also adopted a policy of providing for annual advisory votes from stockholders on NEO compensation. As a result, unless the Board revisits this policy, the next say-on-pay vote (after the 2025 Annual Meeting) will be at the 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”).

•This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and practices relating to the NEOs. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our NEOs.

•The compensation committee and the Board value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions, although this say-on-pay vote is an advisory vote only and is not binding on Verint, the compensation committee, or the Board.

Stockholder Engagement Program

In addition to conducting annual say-on-pay votes, we regularly engage with our stockholders to solicit their feedback on executive compensation and corporate governance matters.

To supplement our regular, year-round investor relations program, each fall, we proactively reach out to substantially all of our large stockholders to ask for their feedback on our executive compensation program and related corporate governance matters. This process is led by our compensation committee chairman. We believe that this process is appreciated by our investors based on feedback we have received from them as well as based on their historical approval of our say-on-pay proposals.

We believe that these efforts demonstrate our Board’s desire to maintain an open line of communication with our stockholders and to be responsive to stockholder feedback.

Please see “Stockholder Engagement” in the Compensation Discussion and Analysis below for more information on our stockholder engagement program.

FYE 25 Compensation Plans, Performance, and Payouts

The compensation committee believes it is important that pay opportunities remain competitive with the peer group and the market to attract and retain the talent needed to grow the Company over the long term. The compensation committee takes a long-term view in designing our executive compensation program, taking into account that the Company may experience variability in year-over-year performance.

The compensation committee took the following actions with respect to officer pay opportunities for FYE 25:

•Increased base salaries in alignment with salary increases for the employee base;
•Made no increases to target bonus opportunities, other than for Mr. Highlander, whose target bonus opportunity was increased to better align it with the peer group and to account for his growth in his role; and
•Consistent with our compensation philosophy, aligned the value of the officer equity grants to the peer group to help ensure officer compensation remained competitive with the market (which we had fallen behind over the prior two years for officers other than the CEO and which we had become less competitive with in the case of the CEO), as well as to reflect the officers’ respective accomplishments and responsibilities. With respect to the duration of the LTI performance period, in FYE 25, we moved to three-year goals for all of the metrics in our LTI plan (the duration of the performance period for the relative TSR tranche has always been three years). The compensation committee was also mindful of the temporary reduction in “take-home” officer compensation that would result (in FYE 27) from this change in determining the equity award levels for the FYE 25 officer grants.

For our FYE 25 compensation plan goals, we set a high bar for ourselves in an AI-powered CX automation market that is in its early stages. Overall, we had strong AI momentum throughout FYE 25, with Annual Recurring Revenue (“ARR”) growth rates accelerating every quarter. In some cases, we were able to nearly reach the challenging goals we had set for ourselves, and in other cases, the market did not move as quickly as we had expected, and we ended the year below our performance targets.

In terms of pay outcomes for FYE 25, officer bonus plans were earned at 65% based on a weighted-average achievement of 85%, and performance share units (“PSUs”) vesting in respect of the completion of the FYE 25 fiscal year were earned at a weighted average level of 57% based on a weighted-average achievement of 71%, primarily due to the relative TSR tranche of the PSU awards not being earned.

We believe that our FYE 25 executive compensation program demonstrated pay-for-performance alignment relative to the metrics and compensation targets we adopted.

Please see the Compensation Discussion and Analysis below, including the CD&A Highlights, for more information on our executive compensation program and why we believe you should support it.

The Board strongly endorses our executive compensation program and recommends that stockholders vote “for” the following resolution:

“RESOLVED, that, on an advisory basis, the compensation paid to Verint’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement, is hereby APPROVED.”

The advisory vote regarding the compensation of the NEOs as disclosed in this proxy statement requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against this proposal.

If no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4

APPROVAL OF AMENDMENT NO. 1 TO

THE VERINT SYSTEMS INC.

2023 LONG-TERM STOCK INCENTIVE PLAN

We are asking stockholders to approve Amendment No 1. (“Amendment No. 1”) to the Verint Systems Inc. 2023 Long-Term Stock Incentive Plan (the “Existing Plan”, and as amended by Amendment No. 1, the “Amended Plan”). The Board, upon recommendation of the compensation committee, approved and adopted Amendment No. 1 on May 7, 2025, subject to stockholder approval.

Our stockholders approved the Existing Plan on June 22, 2023. The Existing Plan is our only active long-term incentive plan; however, some unvested awards remain outstanding under the Verint Systems Inc. 2019 Long-Term Stock Incentive Plan (the “Prior Plan”).

The Board recommends that you vote to approve Amendment No. 1.

If Amendment No. 1 is approved by stockholders at the 2025 Annual Meeting, it will be effective as of the day of the 2025 Annual Meeting (and will modify the Existing Plan as of such date), and future grants will be made on or after such date under the Amended Plan (any remaining available share pool capacity under the Existing Plan will continue under the Amended Plan, along with the additional new shares proposed to be approved under Amendment No. 1). Outstanding awards under the Existing Plan and under the Prior Plan will continue in effect in accordance with their terms.

If Amendment No. 1 is not approved by our stockholders, no awards will be made under the Amended Plan or Amendment No. 1, and the Existing Plan will continue in effect according to its terms.

Rationale for Amendment No. 1 and Summary of Material Changes to the Existing Plan

Our principal reason for approving Amendment No. 1 (and thereby amending the Existing Plan) is to increase the number of shares available for issuance or transfer under the Existing Plan. Amendment No. 1 also extends the term of the Existing Plan to 10 years from the approval of Amendment No. 1 by our stockholders (if approved) and revises the fungible share counting ratio from 1.90 to 1.86.

The number of shares which remain available for issuance under the Existing Plan is not sufficient to meet our compensation goals in the coming years. To help ensure that we have an adequate number of shares available to properly compensate our employees, directors, and consultants, we are asking our stockholders to approve Amendment No. 1. The Amended Plan (consisting of the Existing Plan, as amended by Amendment No. 1) will increase the maximum number of shares of common stock, par value $0.001 per share, available for awards (on an option-equivalent basis) by 6,561,000 shares, with such total available share amount subject to adjustment, including under the Amended Plan’s share counting rules.

Except as noted above, the principal features of the Amended Plan are the same as the principal features of the Existing Plan.

Both the Existing Plan and the Amended Plan provide for several different forms of awards, including, among others, stock options and restricted stock units.

Under both versions of the plan, grants of restricted stock units (or other so-called “full value” awards) count against the plan’s capacity at a higher rate than grants of stock options (or similar awards). Specifically, under the Existing Plan, each full-value share awarded counts as 1.90 shares against the Existing Plan’s capacity, while under the Amended Plan, each full-value share awarded would count as 1.86 shares against the Amended Plan’s capacity. As a result, the number of shares available for issuance under the Amended Plan will be higher on an “option-equivalent” basis than it is on a “full-value” basis; however, to date, we have used the Existing Plan to grant only full-value awards (and not options). In order to provide a more complete understanding of Amendment No. 1, and the new share request thereunder, we have provided the share numbers below on both an option-equivalent basis and a full-value basis.

We are not seeking to make any other material changes to the terms of the Existing Plan.

The full text of Amendment No. 1 is attached to this proxy statement as Appendix A, and the full text of the Existing Plan is attached to this proxy statement as Appendix B. The brief summary above, and the Amended Plan Highlights and Summary of the Amended Plan below, are qualified by reference to the full text of these appendices.

Summary of the Capacity of the Existing Plan, of the Share Request Under Amendment No. 1, and of the Resulting Capacity of the Amended Plan

	Existing Plan			Amended Plan
	Starting Capacity	Available at May 7, 2025	Amendment No. 1 New Share Request	Starting Capacity
Option-equivalent basis	12,982,168	954,749	6,561,000	7,515,749
Full-value basis (approx.)	6,832,720	513,306	3,527,419	4,040,725

The figures in the table above (1) assume that outstanding performance awards vest at the maximum level of achievement (plan capacity will be higher to the extent performance awards vest at lower levels), (2) exclude any shares which are recycled under the terms of the Existing Plan or the Amended Plan, and (3) give effect to the proposed adjustment to the rate at which full-value shares count against the Amended Plan’s limit (including with respect to the shares shown as available under the Existing Plan), as described below.

Why We Believe You Should Vote for Proposal No. 4

We believe our future success continues to depend on our ability to attract, motivate, and retain high quality employees, directors, and consultants, and that the ability to continue to provide stock-based awards to these people is critical to achieving this success (especially as we compete for talent in an industry in which equity compensation is market practice and is expected by many existing personnel and candidates).

Moreover, we believe that equity compensation motivates employees to create stockholder value because the value employees realize from equity compensation is based on the performance of our stock. Equity compensation also aligns the compensation interests of our employees with the investment interests of our stockholders and promotes a focus on long-term value creation.

As of May 7, 2025, only 513,306 shares remained available for issuance under the Existing Plan (on a full value basis and assuming maximum payout for performance-based restricted stock units and settlement in shares). If Amendment No. 1 is not approved, it (and the Amended Plan) will not be effective and no grants will be made thereunder, the Existing Plan will continue in effect, and we expect that we would exhaust the remaining available shares under the Existing Plan in less than a year. We believe we would be at a severe competitive disadvantage if we cannot use stock-based awards to recruit and compensate our personnel. If Amendment No. 1 is not approved, we may need to significantly increase the cash component of our employee and non-employee director compensation, utilizing cash that could otherwise be used for other purposes. This could also reduce the alignment between the compensation interests of our employees and directors and the investment interests of our stockholders.

As a result of the foregoing, we believe it is in our best interest and the best interest of our stockholders to approve Amendment No. 1.

Additional Equity Plan Information

As of May 07, 2025:

•There were a total of 60,197,698 shares of our common stock issued and outstanding. As of the April 30, 2025 Record Date, there were a total of 60,247,698 shares of our common stock issued and outstanding.

•There were a total of 0 stock options outstanding.

•There were a total of:

▪6,455,039 restricted stock units outstanding under the Existing Plan and the Prior Plan. This figure includes 886,785 performance based restricted stock units, assuming maximum achievement and settlement in shares.

▪954,749 shares available for future award under the Existing Plan on an option-equivalent basis, or approximately 513,306 shares on a full-value basis, at maximum achievement.

▪If Amendment No. 1 is approved by our stockholders, new awards on or following the date of such approval will be made under the Amended Plan (which will include remaining available share pool capacity under the Existing Plan as of such date, along with the additional new shares proposed to be approved under Amendment No. 1).

•“Burn rate” measures the number of full-value basis shares under equity awards granted (disregarding cancellations) during a given year, as a percentage of basic weighted-average common stock outstanding for that fiscal year. Over the past three years, our burn rate was 3.2%, 3.8%, and 4.8% (for the years ended January 31, 2023, 2024 and 2025, respectively), with a three-year average of 3.9% on a full-value basis (we have only awarded full-value share awards during these periods). Our three-year average burn rate would have been 7.5% on an option-equivalent basis. All of these figures regarding our utilization reflect awards at maximum achievement, and include all shares issued under our stock bonus program (whether or not they reduce available plan capacity).

•“Overhang” measures the total number of full-value basis shares under all outstanding equity awards (i.e., share awards granted, less share award cancellations), as a percentage of basic weighted-average common stock outstanding as of the measurement date. Over the past three years, our average annual overhang was 6.1%, 8.1%, and 9.8% (based on awards outstanding as of April 30, 2023, 2024, and 2025 and weighted-average common stock outstanding as of the quarter ended April 30, 2023, 2024, and 2025, respectively). All of these figures reflect awards at maximum achievement and include all shares issued under our stock bonus program (whether or not they reduce available plan capacity).

•“Dilution” measures the total number of full-value basis shares under all outstanding equity awards, plus the number of full-value basis shares authorized for future plan awards (the “total actual and potential awards”) divided by the sum of the total actual and potential awards, plus the basic weighted-average common stock outstanding as of the measurement date. Over the past three years, our dilution was 7.0%, 10.1%, and 10.1% (based on awards outstanding and available plan capacity as of April 30, 2023, 2024, and 2025 and weighted-average common stock outstanding as of the quarter ended April 30, 2023, 2024, and 2025, respectively). If Amendment No. 1 is approved by our stockholders at the 2025 Annual Meeting, our dilution would be approximately 14%, based on the basic weighted-average common stock outstanding as of the quarter ended April 30, 2025 and as of May 7, 2025. All of these figures reflect awards at maximum achievement and include all shares issued under our stock bonus program (whether or not they reduce available plan capacity).

During the last three years we have granted an average of approximately 2,211,370 full-value shares per year in our equity compensation programs (assuming target levels of achievement for performance awards and inclusive of all shares issued under our stock bonus program (whether or not they reduce available plan capacity)), plus the reservation of an average of approximately 292,924 shares per year in the event performance equity goals are overachieved at maximum levels. During the last three years, we have issued, net of forfeitures, an average of approximately 1,945,569 shares per year under our equity compensation program (assuming target levels of achievement for performance awards and inclusive of all shares issued under our stock bonus program (whether or not they reduce available plan capacity)). All of these awards have been in the form of time- or performance-based restricted stock units, which count against the Existing Plan capacity at a rate of 1.90 shares each, and would count against the Amended Plan capacity at a rate of 1.86 shares each. Assuming future annual share utilization remains at these levels, the 7,515,749 option-equivalent shares (or approximately 4,040,725 full-value shares) that would be available under the Amended Plan after approval of Amendment No. 1 would last for approximately 1.7 years, assuming maximum levels of achievement, or a little less than 2 years, assuming target levels of achievement, net of forfeitures.

Based on the closing price on the NASDAQ Global Select Market (“NASDAQ”) for our common stock on May 7, 2025 of $17.40 per share, the aggregate market value as of such date of the additional 6,561,000 shares of common stock (on an option-equivalent basis) requested under Amendment No. 1 was $114,161,400.

In evaluating this proposal, stockholders should consider all of the information in this proposal.

Amended Plan Highlights

Below are highlights from the Amended Plan that we feel reflect our commitment to adhering to the best practices set forth by industry standards. We ask that you consider these highlights when casting your vote on Proposal No. 4 to approve Amendment No. 1.

•Reasonable Plan Limits. Subject to adjustment as described in the Amended Plan, total awards under the Amended Plan are limited to the sum of (i) 6,561,000 shares (on an option-equivalent basis), plus (ii) the number of shares remaining available for issuance under the Existing Plan on the date the stockholders approve Amendment No. 1, plus (iii) the number of shares that become available for issuance under the Amended Plan share counting provisions (including, but not limited to, shares that are recycled as a result of the forfeiture or cancellation of unvested awards outstanding under the Existing Plan and under the Prior Plan). These shares may be shares of original issuance or treasury shares or a combination of the foregoing. The Amended Plan also provides that, subject to adjustment as described in the Amended Plan:

▪no participant will be granted awards under the Amended Plan for more than 2,000,000 shares of common stock during any one fiscal year; and

▪no non-employee member of our Board will be paid compensation (including awards under the Amended Plan, determined based on the fair market value of such awards as of the grant date, as well as any retainer fees) totaling more than $850,000 in respect of any single fiscal year (the “Non-Employee Director Compensation Limit”).

•Share Counting. The Amended Plan does not permit the recycling of shares that:

▪are tendered to or withheld by the Company to satisfy payment or applicable tax withholding requirements in connection with the vesting or delivery of an award;

▪are withheld by the Company upon exercise of a stock option pursuant to a “net exercise” arrangement; or

▪underlie a SAR that is settled in shares, will not again be available for awards under the Amended Plan.

In addition, shares that are purchased by the Company in the open market pursuant to any repurchase plan or program, whether using stock option proceeds or otherwise, will not be made available for grants of awards under the Amended Plan, nor will such number of purchased shares be added to the limit on the number of shares available for issuance under the Amended Plan.

•Double-Trigger Vesting. The Amended Plan contains a so-called “double-trigger” vesting provision, which generally provides that outstanding awards will not be accelerated upon a change in control of us if (i) an acquirer replaces or substitutes outstanding awards in accordance with the requirements of the Amended Plan and (ii) a participant holding the replacement or substitute award is not involuntarily terminated within two years following the change in control.

•Independent Plan Administrator. The compensation committee, which is composed of independent directors, administers the Amended Plan, and retains full discretion to determine the number and amount of awards to be granted under the Amended Plan, subject to the terms of the Amended Plan.

•Full-Value Awards Weighted More Heavily. The settlement of one share pursuant to a full-value award is deemed to reduce the authorized share pool under the Amended Plan by 1.86 shares.

•No Discounted Stock Options. The Amended Plan requires that the exercise price for newly-issued stock options (other than substitute awards) may not be less than the fair market value per share on the date of grant.

•Prohibition of Dividends or Dividend Equivalents on Unvested Awards. The Amended Plan prohibits the current payment of dividends or dividend equivalents with respect to shares underlying awards prior to the vesting of such awards. Any such dividends or dividend equivalents will be deferred until, and contingent upon, vesting of the underlying award.

•Stockholder Approval of Material Amendments. The Amended Plan requires us to seek stockholder approval for any material amendments to the Amended Plan, such as materially increasing benefits accrued to participants, materially increasing the number of shares available, and increasing the Non-Employee Director Compensation Limit.

•Prohibition on Repricing. The Amended Plan prohibits the repricing of outstanding stock options without stockholder approval (outside of certain corporate transactions or adjustments specified in the Amended Plan). Similarly, the Amended Plan does not provide for the repricing of stock appreciation rights.

•No Transfers of Awards for Value. The Amended Plan requires that no awards granted under the Amended Plan may be transferred for value, subject to exceptions for certain familial transfers.

•Our Response to Detrimental Activity by Participants. The Amended Plan allows for the cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award if a participant engages in activity detrimental to our company, whether discovered before or after the employment service period.

Summary of the Amended Plan

Set forth below is a summary of the principal features of the Amended Plan, giving effect to Amendment No. 1. Other than the features being amended by Amendment No. 1, the principal features of the Amended Plan are the same as the principal features of the Existing Plan. This summary is not intended to be exhaustive and is qualified in its entirety by reference to the terms of Amendment No. 1 and the Existing Plan, copies of which are included in this proxy statement as Appendix A and Appendix B, respectively.

Purpose

The purpose of the Amended Plan is to help attract and retain employees, directors, and consultants of the Company and its subsidiaries and to motivate such individuals, provide them with incentives and enable them to participate in our growth and success.

The Amended Plan authorizes our Board to provide equity-based compensation in the form of (1) stock options, including incentive stock options (“ISOs”) entitling the participant to favorable tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (2) stock appreciation rights (“SARs”), (3) restricted stock, (4) restricted stock units (“RSUs”), (5) performance awards, and (6) other stock-based awards (“Other Stock-Based Awards”). Each type of award is described below under “Types of Awards Under the Amended Plan.”

Awards under the Amended Plan that are not immediately vested and delivered will be evidenced by an award agreement setting forth the award’s terms and conditions.

Shares Available Under the Amended Plan

Subject to adjustment as provided in the Amended Plan, following the approval of the Amended Plan, the number of our shares of common stock that may be issued or transferred (1) upon the exercise of stock options or SARs, (2) in payment of restricted stock and released from substantial risks of forfeiture thereof, (3) in payment of RSUs, (4) in payment of performance awards that have been earned, or (5) as Other Stock-Based Awards, will not exceed the sum of (i) 6,561,000 on an option-equivalent basis, plus (ii) the number of shares remaining available for issuance under the Existing Plan on the date the stockholders approve Amendment No. 1, plus (iii) the number of shares that become available for issuance under the Amended Plan share counting provisions (including, but not limited to, shares that are recycled as a result of the forfeiture or cancellation of unvested awards outstanding under the

Existing Plan and under the Prior Plan). Further, awards to non-employee directors will be subject to the Non-Employee Director Compensation Limit.

For the avoidance of doubt, all awards granted prior to the date of stockholder approval of the Amended Plan, under our current or historical equity incentive plans, will be settled under the applicable plan, and such settlement will not reduce the aggregate number of shares of common stock available for issuance or transfer under the Amended Plan. Shares issued or transferred under the Amended Plan may be shares of original issuance or treasury shares or a combination of both.

Share Counting

Each stock option or stock-settled stock appreciation right granted under the Amended Plan would reduce the available plan capacity by one share and each other award denominated in shares that is granted under the Amended Plan would reduce the available plan capacity by 1.86 shares.

If any shares of common stock covered by any awards granted under the Amended Plan are forfeited, cancelled or exchanged or if an award terminates or expires without a distribution of shares of common stock to the participant, those shares will again be available for awards under the Amended Plan. If two awards are granted together in tandem, the shares underlying any portion of the tandem award which is not exercised or otherwise settled in shares will again be available for awards under the Amended Plan. Any shares of common stock covered by an award that is settled in cash will again be available for awards under the Amended Plan. In addition, if a participant elects to give up the right to receive cash compensation in exchange for shares of common stock based on fair market value, the shares will not count against the aggregate limit described above. Notwithstanding the foregoing, any shares that (1) are tendered to or withheld by the Company to satisfy payment or applicable tax withholding requirements in connection with the vesting or delivery of an award, (2) are withheld by the Company upon exercise of a stock option pursuant to a “net exercise” arrangement, or (3) underlie a SAR that is settled in shares, will not again be available for awards under the Amended Plan. In addition, shares that are purchased by the Company in the open market pursuant to any repurchase plan or program, whether using stock option proceeds or otherwise, will not be made available for grants of awards under the Amended Plan, nor will such number of purchased shares be added to the limit on the number of shares available for issuance under the Amended Plan.

In the event that an entity acquired by us or with which we combine has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition, merger or other combination, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards under the Amended Plan made after such acquisition or merger; provided, however, that awards using such acquired available shares may not be made after the deadline for new awards or grants under the terms of the acquired company’s equity incentive plan, and may only be made to individuals who were not employees or directors of us or any of our subsidiaries prior to such acquisition, merger or other combination.

Subject to adjustment as provided in the Amended Plan, the aggregate number of shares of common stock for which ISOs may be granted will not exceed 5,000,000 of the shares of common stock reserved for purposes of the Amended Plan. No participant will be granted awards for more than 2,000,000 shares of common stock during any fiscal year. Further, no non-employee member of our Board will be paid compensation (including awards under the Amended Plan, determined based on the fair market value of such awards as of the grant date, as well as any retainer fees) totaling more than $850,000 in respect of any single fiscal year.

No Repricing Without Stockholder Approval

Repricing of options and SARs or cash payments for the cancellation of “underwater” options or SARs are prohibited without stockholder approval under the Amended Plan (outside of certain corporate transactions or adjustments specified in the Amended Plan).

Eligibility

Any employee of, or consultant to, us or any of our subsidiaries (including any prospective employee) and non-employee directors of our Board or the board of directors of any of our subsidiaries may be selected to participate in the Amended Plan. In addition, employees and consultants of our affiliates may be eligible to receive cash-settled performance awards and cash-settled RSUs under the Amended Plan. The compensation committee, as designated by our Board in accordance with the Amended Plan (the “Committee”), determines which persons will receive awards and the number of shares of common stock subject to such awards. All of our approximately 3,700 employees, plus a few hundred contractors as well as our four executive officers and our nine non-employee directors, are eligible to participate in the Amended Plan. The basis for participation in the Amended Plan by eligible persons is the selection of such persons by the Committee (or its authorized delegate) in its discretion.

Administration

The Amended Plan will be administered by the Committee. The Committee must be composed of at least two directors, each of whom is required to be a “non-employee director” (within the meaning of Rule 16b-3). In the absence of such a designated committee, our Board serves as the Committee. The Committee is authorized to interpret the Amended Plan and related agreements and other documents. To the extent permitted by applicable law, the Committee may delegate to one or more officers or other employees of the Company (or one or more directors of the Company) the authority to grant awards to participants who are not directors, executive officers, or other officers of the Company subject to Section 16 of the Exchange Act.

Types of Awards Under the Amended Plan

Pursuant to the Amended Plan, the Company may grant stock options (including ISOs), SARs, restricted stock, RSUs, performance awards, and certain other awards based on or related to shares of our common stock. A brief description of the types of awards which may be granted under the Amended Plan is set forth below.

Stock Options. Stock options may be granted that entitle the participant to purchase shares of common stock at a price not less than fair market value per share at the date of grant. Stock options granted to an employee under the Amended Plan may consist of either an ISO, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. ISOs may only be granted to employees of the Company or certain of our related corporations. The exercise price is payable (1) in cash, check, or wire transfer at the time of exercise, (2) subject to the Company's consent, by the transfer to us of shares of common stock owned by the participant having a value at the time of exercise equal to the total stock option exercise price (the shares must have been owned by the participant for at least 6 months), (3) subject to rules established by the Committee, through delivery of irrevocable instructions to a broker to sell the shares otherwise deliverable upon exercise of the stock option and to deliver to us an amount equal to the aggregate exercise price, (4) subject to any limitations, established by the Committee, through the Company's withholding of shares otherwise issuable upon exercise of an option pursuant to a "net exercise" arrangement, (5) by a combination of the foregoing, or (6) by other methods approved by the Committee.

With respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, ISOs and non-qualified stock options may have an exercise price per share that is less than the fair market value of a share of our common stock on the date of grant. No stock option may be exercisable more than 10 years from the date of grant. Each grant will specify the period of continuous service with us or any of our subsidiaries that is necessary before the stock options become exercisable. Stock options will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Committee may approve.

SARs. A SAR is a right to receive from us an amount equal to the spread between the grant price of the SAR and the fair market value of our shares of common stock on the date of exercise. The Committee has the right to determine whether the amount payable on exercise of a SAR may be paid by us in cash, in shares of common stock, or in any combination thereof. SARs may be granted in tandem with another award, in addition to another award, or freestanding and unrelated to another award. If a SAR is granted in tandem with another award, it may be granted before, at the same time as the other award or at a later time. No SAR may be exercisable more than 10 years from the date of grant. With respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, SARs may have a grant price per share that is less than the fair market value of a share of our common stock on the date of grant.

SARs will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Committee may approve.

Restricted Stock. A grant of restricted stock involves the immediate transfer by us to a participant of ownership of a specific number of shares of common stock in consideration of the performance of services. The Committee will determine the participants to whom shares of restricted stock will be granted, the number of shares of restricted stock to be granted to each participant, the duration of the period during which, and any conditions under which, the restricted stock may be forfeited to us, and the other terms and conditions of such awards. Shares of restricted stock may not be sold, assigned, transferred, pledged, or otherwise encumbered, except as provided in the award agreement. Upon lapse of the applicable restrictions, we will either deliver the certificates to the participant or the participant’s legal representative, or our transfer agent will remove the restrictions relating to the transfer of such shares. No dividends will be paid on any shares of restricted stock prior to the vesting of the restricted stock, and will be subject to the same vesting conditions as the underlying share of restricted stock to which such dividend relates.

Grants of restricted stock will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Committee may approve.

RSUs. A grant of RSUs constitutes an agreement by us to deliver shares of common stock to the participant in the future in consideration of the performance of services. The Committee will determine the participants to whom RSUs will be granted, the number of RSUs to be granted to each participant, the duration of the period during which, and any conditions under which the RSUs may be forfeited to us, and the other terms and conditions of such awards. RSUs may not be sold, assigned, transferred, pledged, or otherwise encumbered. No dividend equivalents will be paid on any RSUs prior to the vesting of the RSUs, and will be subject to the same vesting conditions as the underlying RSUs to which such dividend equivalent relates.

Each RSU will have a value equal to the fair market value of a share (as determined in accordance with the Amended Plan). RSUs will be paid in cash, shares of common stock, other securities, or other property, as determined in the sole discretion of the Committee, upon the lapse of the applicable restrictions, or otherwise in accordance with the applicable award agreement.

RSU grants will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Committee may approve.

Performance Awards. The Committee has the authority under the Amended Plan to grant performance awards. These awards consist of a right which is (i) denominated in cash or shares of common stock, (ii) valued, as determined by the Committee, in accordance with the achievement of performance goals during Performance Periods established by the Committee, and (iii) payable at such time and in such form as determined by the Committee. Each performance award will be subject to one or more specified performance goals that must be met within a specified period determined by the Committee (the “Performance Period”) to earn the performance award. The Committee will determine the amount of any performance award, the length of any Performance Period, and the amount and kind of any payment or transfer to be made pursuant to any performance award. To the extent earned, the performance awards may be paid in a lump sum or in installments following the close of the Performance Period as set forth in the applicable award agreement.

Performance awards will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Committee may approve.

Other Awards. The Committee may grant to a participant an Other Stock-Based Award, which will consist of rights other than those awards described above and which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, our shares of common stock (including securities convertible into shares). These awards must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, and other applicable laws. The Committee will determine the terms and conditions of these awards, including the price, if any, at which shares of common stock may be purchased pursuant to any Other Stock-Based Award granted under the Amended Plan.

Other Stock-Based Awards will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Committee may approve, unless such awards are immediately vested and delivered following their granting.

Performance Criteria. The performance criteria that the Committee selects for purposes of establishing performance goal(s) applicable to performance-based awards under the Amended Plan may be based on the attainment of specific levels of performance by us (or one of our subsidiaries, divisions, or operational units) in respect of any of the following metrics, in addition to any other factors or metrics determined by the Committee, whether determined on a GAAP or non-GAAP basis: revenue, operating income, contribution, day sales outstanding, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns (on an absolute or relative basis), profit margin, operating margin, contribution margin, earnings per share, net earnings, operating earnings, free cash flow, cash flow from operations, earnings before interest, taxes, depreciation and amortization (EBITDA), including adjusted EBITDA, number of customers, customer churn or retention metrics, revenue churn or retention metrics, contract value metrics, operating expenses, capital expenses, customer acquisition costs, share price or shareholder return metrics, sales, bookings metrics, subscription metrics, market share, diversity initiatives, environmental goals or other human capital or governance-related initiatives.

The Committee is authorized, in its sole discretion, to adjust or modify the calculation of a performance goal in order to prevent the dilution or enlargement of the rights of participants, including, without limitation (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company; or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

Dividends and Dividend Equivalents

No dividends or dividend equivalents will be paid on any award made under the Amended Plan prior to the vesting of such award. In the sole discretion of the Committee, a restricted stock award, RSU award, performance award, or an Other Stock-Based Award may provide the participant with dividends or dividend equivalents, payable in cash, shares of common stock, other securities, or other property on a deferred basis; provided that such dividends or dividend equivalents will be subject to the same vesting conditions as the award to which such dividends or dividend equivalents relate.

Amendments

Our Board may amend, alter, suspend, discontinue, or terminate the Amended Plan without further approval by our stockholders, except where (i) the amendment would materially increase the benefits accruing to participants under the Amended Plan, (ii) the amendment would materially increase the number of securities which may be issued under the Amended Plan, (iii) the amendment would materially modify the requirements for participation in the Amended Plan, (iv) the amendment would increase the Non-Employee Director Compensation Limit or (v) stockholder approval is required by applicable law or NASDAQ rules and regulations. If any amendment, alteration, suspension, discontinuance, or termination of the Amended Plan would impair the rights of any participant, holder, or beneficiary of a previously granted award, the amendment, alteration, suspension, discontinuance, or termination will not be effective with respect to such person without the written consent of the affected participant, holder, or beneficiary.

Change in Control

The Amended Plan includes a definition of “change in control.” A change in control will generally be deemed to have occurred on the occurrence of any one of the following events:

1.the acquisition by any person, entity or affiliated group in one or a series of transactions, of more than 50% of the voting power of the Company;

2.a merger, combination, amalgamation, consolidation, spin-off or any other transaction in which the holders of the Company’s common stock immediately prior to such transaction do not hold in respect of their holdings of such stock 50% or more of the voting power of the merged, combined, amalgamated, consolidated, spun-off or other resulting entity;

3.a sale or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company (including its subsidiaries); or

4.during any period of two consecutive years, Incumbent Directors cease to constitute at least a majority of the Board. “Incumbent Directors” are: (a) the directors who were serving at the beginning of such two-year period; or (b) any directors whose election or nomination was approved by the directors referred to in clause (a) or by a director approved under this clause (b).

In the event of a “change in control” (as defined in the Amended Plan), to the extent outstanding awards under the Amended Plan are not assumed, converted or replaced, all outstanding awards then held by a participant which are nonexercisable or otherwise unvested will automatically become fully exercisable or otherwise vested, as the case may be, and any specified performance goals will be deemed to be satisfied at target, immediately prior to the consummation of such change in control, unless the applicable award agreement provides to the contrary.
To the extent outstanding awards are assumed, converted or replaced in the event of a change in control, (i) any outstanding awards that are subject to performance goals will be assumed, converted, or replaced by the resulting or continuing entity as if target performance had been achieved as of the date of the change in control, and such awards will continue to remain subject to the time-based service requirements applicable to such awards, if any, during the remaining period set forth in the award agreement and (ii) all other awards will continue to vest (and/or the restrictions thereon will continue to lapse) during the remaining period set forth in the applicable award agreement.

To the extent outstanding awards are assumed, converted, or replaced in the event of a change in control, if a participant’s employment or service with us or a subsidiary is terminated without cause or a participant terminates his or her employment or service with us or a subsidiary for good reason during the two year period following a change in control, all outstanding awards held by the participant that may be exercised will become fully exercisable and all restrictions will lapse and the awards will become vested and non-forfeitable, with any specified performance goals with respect to such awards deemed satisfied at target.

Detrimental Activity and Clawback

All awards granted pursuant to the Amended Plan (including both time-based and performance-based awards) are subject to cancellation and/or forfeiture, or the forfeiture and repayment to the Company of any gain related to any such award, in the event that the participant, whether during or after employment or other service with the Company or a subsidiary, engages in activity detrimental to the Company (whether discovered before or after the employment or service period), on terms and conditions to be set forth in the applicable award agreement. In addition, the Committee may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Board, the Committee or under Section 10D of the Exchange Act, as amended, or any applicable rules or regulations of the SEC or any national securities exchange or national securities association on which our common stock may be traded.

Transferability

Each award under the Amended Plan, and each right under any award, will be exercisable during the participant’s lifetime only by the participant or by the participant’s guardian or legal representative. No award may be transferred except by will or by the laws of descent and distribution, except that the Committee may in the applicable award agreement or in an amendment to the award agreement provide that certain vested stock option awards may be transferred by the participant without consideration to certain family members, to certain trusts, or to specified types of partnerships, corporations, or limited liability companies on notice to and consent of the Committee. The participant remains liable for any withholding taxes required to be withheld upon the exercise of such stock option by the permitted transferee.

Adjustments

In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, shares of common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of common stock or our other securities, issuance of warrants or other rights to purchase shares of common stock or our other securities, or other corporate transaction or event affects the shares of common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended Plan, then the Committee is authorized to equitably adjust any or all of (i) the number of our shares of common stock or other securities (or number and kind of other securities or property) with respect to which awards may be granted, including any appropriate adjustments to the individual limitations applicable to awards set forth in the Amended Plan, (ii) the number of our shares of common stock or other securities (or number and kind of other securities or property) subject to outstanding awards, and (iii) the grant or exercise price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award, which, in the case of stock options and SARs will equal the excess, if any, of the fair market value of the share subject to each such stock option or SAR over the per share exercise price or grant price of such stock option or SAR.

The Committee is also authorized to make equitable adjustments in the terms and conditions of, and the criteria included in, all outstanding awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in the previous paragraph) affecting us, any of our subsidiaries, our financial statements or those of any of our subsidiaries, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended Plan.

Withholding Taxes

To the extent that we are required to withhold federal, state, local, or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Amended Plan, and subject to Section 409A of the Code, we have the right to withhold from any award or from any compensation or other amount owing to a participant the amount (in cash, shares of common stock, other securities, other awards under the Amended Plan or other property) of applicable withholding taxes and to take other action as may be necessary to satisfy all obligations for payment of such taxes. Subject to the foregoing, and contingent upon the Company's consent, a participant may satisfy the withholding liability by delivering shares of common stock owned by the participant (which are not subject to any pledge or other security interest and which have been held by the participant for at least six months) with a fair market value equal to the withholding liability or have us withhold from the shares of common stock otherwise deliverable pursuant to an award, a number of shares of common stock equal to the withholding liability, or by such other methods as may be approved by the Committee, including through a "broker-assisted" cashless exercise.

Grants to Foreign Employees

In order to facilitate the making of any award or combination of awards under the Amended Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals or who are employed by the Company or any subsidiary or affiliate of the Company outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to or amendments, restatements or alternative versions of the Amended Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Amended Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as the Amended Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of the Amended Plan as then in effect unless the Amended Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

Compliance with Section 409A of the Internal Revenue Code

To the extent applicable, it is intended that the Amended Plan and any grants made thereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The Amended Plan and any grants made under the Amended Plan will be administered in a manner consistent with this intent.

No Right to Continued Employment

The Amended Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.

Effective Date of Amendment No. 1 (and the Amended Plan)

Amendment No. 1 (and thus the Amended Plan) will become effective on the date Amendment No. 1 is approved by the Company’s stockholders. If Amendment No. 1 is approved by our stockholders, new awards following the date of such approval will be made under the Amended Plan (which will include remaining available share pool capacity under the Existing Plan as of such date, along with the additional new shares proposed to be approved under Amendment No. 1). For the avoidance of doubt, outstanding awards granted under the Existing Plan (and the Prior Plan) will continue unaffected following such date.

Termination

No grant will be made under the Amended Plan more than 10 years after the date on which Amendment No. 1 is approved by our stockholders, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Amended Plan.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the Amended Plan based on federal income tax laws in effect on January 1, 2025. This summary is not intended to be complete and does not describe state or local tax consequences. It is not intended to be tax guidance to participants in the Amended Plan.

Tax Consequences to Participants

Non-qualified Stock Options. In general, (1) no income will be recognized by a participant at the time a non-qualified stock option is granted; (2) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the participant in an amount equal to the difference between the exercise price paid for the shares of common stock and the fair market value of the underlying shares, if unrestricted, on the date of exercise; and (3) at the time of a subsequent sale of the shares of common stock acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by a participant upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares of common stock are issued to the participant pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to the participant, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the participant as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above (i.e. disqualifying disposition), the participant generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

RSUs. No income generally will be recognized upon the award of RSUs. The recipient of an award of RSUs generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of common stock on the date that such shares (or other property in respect of the RSUs) are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Awards. No income generally will be recognized upon the grant of performance awards. Upon payment or transfer made under the terms of a performance award, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of any cash received and the fair market value of any unrestricted shares of common stock received.

Other Stock-Based Awards. No income generally will be recognized upon the grant of Other Stock-Based Awards. Upon payment of Other Stock-Based Awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and/or the fair market value of any unrestricted shares of common stock received.

Tax Consequences to the Company or Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services may be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of the new shares of common stock available under the Amended Plan with the SEC pursuant to the Securities Act as soon as is practicable after approval of Amendment No. 1 by our stockholders.

New Plan Benefits

Because awards to be granted in the future under the Amended Plan are at the discretion of the Committee, it is not possible to determine the exact benefits or amounts to be received under the Amended Plan by our directors, employees (including executive officers), or consultants. All of our executive officers and directors are eligible to participate in the Amended Plan and thus have a personal interest in the approval of the Amended Plan.

Awards Granted to Certain Persons

The table below shows the total number of awards granted assuming target payout for performance-based stock units under the Existing Plan to the named executive officers and the other individuals and groups indicated below since its inception through May 7, 2025:

VERINT SYSTEMS INC. 2023 LONG-TERM STOCK INCENTIVE PLAN

Name and Position	Number of Restricted Stock Units and Performance Stock Units Granted (at target)
Named Executive Officers:
Dan Bodner Chief Executive Officer	755,548
Elan Moriah President	266,089
Peter Fante Chief Administrative Officer	249,254
Grant Highlander Chief Financial Officer	256,104
All current executive officers as a group	1,526,995
All current non-employee directors as a group	126,712

Each non-employee nominee for election as a director	(1)
Each associate of any of the foregoing	N/A
Each other person who received at least 5% of all shares granted	N/A
All employees, excluding current executive officers and non-employee directors, as a group	4,450,121

(1) Each non-employee nominee for election as a director has received a total of 15,839 time-based RSUs under the Existing Plan.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of January 31, 2025:

	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (1)
Plan Category
Equity compensation plans approved by security holders	3,181,365	N/A	8,260,651	(3)
Equity compensation plans not approved by security holders	—	—	—

Total	3,181,365	N/A	8,260,651

(1) Performance-based awards are included at the target vesting level. Consists of 0 stock options and 3,181,365 restricted stock units.

(2) All of the awards outstanding under Verint’s equity compensation plans as of January 31, 2025 carry no exercise price.

(3) Consists of shares that may be issued pursuant to future awards under the Existing Plan on an option-equivalent basis (assuming maximum levels of achievement for outstanding performance-based awards). The Existing Plan uses a fungible ratio such that each option or stock-settled stock appreciation right granted under the Existing Plan will reduce the plan capacity by one share and each other award denominated in shares that is granted under the Existing Plan will reduce the available capacity by 1.90 shares. These shares may be used for awards other than just stock options, warrants and rights.

The proposal for the approval of Amendment No. 1 to the Existing Plan requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Broker non-votes will not affect whether this proposal is approved; however, abstentions will count as votes against this proposal.

If no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 4.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2025 Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, the person or persons voting your shares pursuant to instructions by proxy card will be authorized to vote your shares in accordance with the policies of Verint and will use their discretion accordingly. The chairman of the 2025 Annual Meeting may refuse to allow presentation of a proposal or a nominee for the Board if the proposal or nominee was not properly submitted.

CORPORATE GOVERNANCE
Corporate Governance Guidelines

All of our employees, including our executive officers, and each of the members of our Board are required to comply with our Code of Conduct. The purpose of this corporate policy is to ensure to the greatest possible extent that our business is consistently conducted in a legal and ethical manner. The text of the Code of Conduct is available on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies. We intend to disclose on our website any amendment to, or waiver from, a provision of our policies as required by law.

Board Leadership Structure

Our Chief Executive Officer, Mr. Bodner has served as Chairman of the Board since August 2017. William Kurtz has served as our Lead Independent Director since July 2024 after previously serving as the chairman of our audit committee.

The Board believes that the stockholders’ interests are best served by this leadership structure, with Mr. Bodner setting the strategic vision and agenda for the Company as we pursue our next phase of growth as a leader in CX automation, and with the Lead Independent Director helping to ensure that the Board provides effective independent oversight of management.

As our founder and Chief Executive Officer, we believe Mr. Bodner is most familiar with our business and industry, having served as our principal executive for many years, and is most capable of effectively identifying and communicating our strategic priorities as well as leading the execution of our strategy.

Under our corporate governance & nominating committee charter, the Lead Independent Director presides over the meetings of the independent directors, serves as a liaison between the independent directors and the Chairman of the Board, provides input to the Chairman on the schedule and agenda of Board meetings, and has the authority generally held by a lead independent director and as the Board may determine from time to time.

The Board periodically reviews its structure and processes to assess whether changes in facts and circumstances or the Company’s needs require changes to this structure or these processes.

Board Role in Risk Oversight

The Board and its committees take an active role in overseeing the assessment and management of our risks. The Board believes an effective risk management system will:

•timely identify the material risks that we face,
•ensure communication of necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committees,
•facilitate implementation of appropriate and responsive risk management strategies consistent with our risk profile, and
•integrate risk management into our decision-making.

The Board and its committees regularly receive information regarding our financial position, capital structure, operations, strategy, compensation, compliance and governance activities, information / cybersecurity, and risk management from senior management. During its review of such information, the Board and its committees discuss, review, and analyze risks associated with each area, as applicable.

•The audit committee oversees management of financial and compliance risks, including with respect to financial reporting and related information systems, credit and liquidity, cybersecurity, legal compliance, potential conflicts of interest, and related party transactions.

•The compensation committee oversees risks associated with our compensation plans and arrangements, including risks related to recruiting, retention, and attrition. The committee also receives updates on trends and developments in compensation and related matters from its independent compensation consultant at least annually. See “Compensation Discussion and Analysis” for additional information.

•The corporate governance & nominating committee oversees risks associated with our overall governance practices, including regarding the operation of our ESG program, and the leadership structure of our Board. The committee oversees and receives updates on corporate governance and public company legal matters from internal and external counsel on a regular basis throughout the year and receives periodic reports from management on our ESG program. The committee is also responsible for officer succession planning and related risk management.

•The full Board is regularly informed about the activities of its committees through committee reports and other communications, as well as participation in committee meetings by non-committee member directors from time to time. The Board also oversees risk management and compliance generally, including information security / cybersecurity, on which it receives reports at least quarterly in tandem with the Audit Committee. The quarterly briefing on information security / cybersecurity includes information about our information security systems and tools, policies and procedures, security events, testing, audits, risk areas, and mitigation plans.

•Under the oversight of the Board, we have also undertaken a number of enterprise risk assessments over the years and have implemented policies, procedures, and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value. For example, we conduct a quarterly survey process encompassing hundreds of employees which seeks to ensure that material information about our operations, finances, and compliance activities are effectively conveyed to senior management on a timely basis.

Director Independence

As required by the NASDAQ listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The Board evaluates the independence of its members at least annually and at other appropriate times (e.g., in connection with a change in employment status or other significant status changes) when a change in circumstances could potentially impact the independence or effectiveness of one of our directors.

After review of all relevant transactions and relationships between each director, any of their family members, Verint, our executive officers, and our independent registered public accounting firm, the Board has affirmatively determined that a majority of our current Board is comprised of independent directors. The Board has determined that all of our directors other than Mr. Bodner are “independent” for purposes of NASDAQ’s governance listing standards (specifically, NASDAQ Listing Rule 5605(a)(2)). Mr. Bodner does not satisfy these “independence” definitions because he is an executive officer. A discussion of the independence qualifications of our Board members under applicable committee standards appears below under “—Committees of the Board of Directors.”

Board Attendance

The Board held 15 meetings during the year ended January 31, 2025. During that period, each incumbent director attended, in the aggregate, at least 75% of the meetings of the Board and the committees on which he or she served that were held during his or her tenure as director or committee member.

As a general matter, all directors are encouraged to attend our Annual Meeting of Stockholders. Our last Annual Meeting of Stockholders was on July 10, 2024. At that meeting, eight of our eleven directors then serving on our Board were present at the virtual meeting. All of our Board members are expected to attend the virtual 2025 Annual Meeting.

Our independent directors periodically hold executive sessions outside the presence of management.

Communication with the Board of Directors

Stockholders and other parties interested in communicating directly with our Board, a Board committee, or with an individual director may do so by:

writing to us at:	emailing us at:
Verint Systems Inc. 225 Broadhollow Road Melville, New York 11747 Attention: Corporate Secretary	boardofdirectors@verint.com
Communications should specify the addressee(s) and the general topic of the communication. Our Corporate Secretary will review and sort communications before forwarding them to the addressee(s); however, typically, we do not forward communications from our stockholders or other parties which are of a personal nature or are not related to the duties and responsibilities of the Board, including junk mail and mass mailings, complaints by customers concerning our products or services, resumes and other forms of job inquiries, opinion surveys and polls, or business solicitations or advertisements.

Concerns relating to accounting or auditing matters or possible violations of our Code of Conduct should be reported pursuant to the procedures outlined in the Code of Conduct, which is available on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies.

Committees of the Board of Directors

As of the date of this proxy statement, the Board consists of ten directors and has three standing committees to assist it in carrying out its obligations: the corporate governance & nominating committee, the audit committee, and the compensation committee.

Each standing committee has adopted a formal charter that describes in detail its purpose, organizational structure, and responsibilities. Copies of the committee charters for our corporate governance & nominating committee, audit committee, and compensation committee can be found on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies. The members of the respective committees satisfy the applicable qualification requirements of the SEC, NASDAQ and the respective charter.

A description of each committee and its membership follows below.

Current Committee Membership

As of the date of this proxy statement, the membership of each of our standing committees is as follows:

Director	Corporate Governance & Nominating Committee	Audit Committee	Compensation Committee
Linda Crawford	X		X
Reid French	X	X
Stephen Gold	X	X
William Kurtz	X	X
Andrew Miller		X (Chair)
Richard Nottenburg			X (Chair)
Kristen Robinson	X (Chair)		X
Yvette Smith			X
Jason Wright

Corporate Governance & Nominating Committee

For the year ended January 31, 2025, our corporate governance & nominating committee consisted of Ms. Robinson (Chair), Messrs. Kurtz, French, Gold, and Ms. Crawford. Ms. Robinson was appointed Chair of the committee by the Board on August 29, 2024, and Messrs. French and Gold joined the committee on August 29, 2024. The current members of our corporate governance & nominating committee are all independent directors within the meaning of applicable NASDAQ listing standards.

The corporate governance & nominating committee met three times and held a number of additional executive sessions during the year ended January 31, 2025.

The corporate governance & nominating committee’s responsibilities are set forth in its charter and include, among other things:

•overseeing our corporate governance practices and establishing our corporate governance guidelines;

•overseeing our overall ESG program;

•overseeing the Board’s operations and effectiveness;

•overseeing officer succession planning; and

•identifying, screening, and recommending qualified candidates to serve on the Board.

The corporate governance & nominating committee makes recommendations on director nominees to the Board and will consider director candidate recommendations from a variety of sources, including director candidates suggested by existing directors and by stockholders, if properly submitted in accordance with the applicable procedures set forth in our by-laws. In some cases, the corporate governance & nominating committee will engage a search firm to source and assist in screening potential candidates. The corporate governance & nominating committee does not have a policy of distinguishing between candidates based on source. For a description of the process for nominating directors in accordance with our by-laws, please refer to “Stockholder Proposals for the 2026 Annual Meeting” in this proxy statement.

Pursuant to our corporate governance guidelines contained within our corporate governance & nominating committee charter, the corporate governance & nominating committee will seek members from varied professional and personal backgrounds who combine a broad spectrum of experience and expertise with the highest ethical character and who share the values of Verint. The assessment of director candidates includes an evaluation of an individual’s independence, as well as consideration of perspectives, age, high personal and professional ethical standards, sound business judgment, personal and professional accomplishment, background, and skills in the context of the needs of the Board.

The composition of the current Board reflects a variety of business and professional experience, skills, backgrounds, and age among our directors.

Audit Committee

We have a separately designated standing audit committee as contemplated by Section 10A of the Exchange Act. For the year ended January 31, 2025, our audit committee consisted of Messrs. Miller (Chair), Kurtz, French, and Gold. Mr. Miller was appointed Chair of the committee by the Board on August 29, 2024.

The audit committee oversees the engagement of our independent registered public accounting firm, reviews our annual financial statements and the scope of annual audits, and considers matters relating to accounting policies and internal controls.

Each member of the audit committee meets the independence criteria prescribed by applicable regulation and the rules of the SEC for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each audit committee member meets NASDAQ’s financial sophistication requirements, and the Board has further determined that Messrs. Kurtz and Miller are “audit committee financial experts” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Stockholders should understand that this designation is an SEC disclosure requirement relating to Messrs. Kurtz’s and Miller’s experience and understanding of certain accounting and auditing matters, which the SEC has stated does not impose on the director so designated any additional duty, obligation, or liability than otherwise is imposed generally by virtue of serving on the audit committee and/or the Board.

The audit committee met four times during the year ended January 31, 2025.

The audit committee’s responsibilities are set forth in its charter and include, among other things:

•assisting the Board in its oversight of our compliance with all applicable laws and regulations, which includes oversight of the quality and integrity of our financial reporting, internal controls, and audit functions;

•general risk oversight on behalf of the Board, including primary oversight of cybersecurity risk management and disclosure; and

•direct and sole responsibility for appointing, retaining, compensating, and monitoring the performance of our independent registered public accounting firm.

A separate report of the audit committee is included in this proxy statement.

Compensation Committee

For the year ended January 31, 2025, our compensation committee consisted of Mr. Nottenburg (Chair), Ms. Robinson, Ms. Smith, and Ms. Crawford. Ms. Crawford joined the committee on August 29, 2024. The Board has affirmatively determined that the current members of the compensation committee are all independent directors within the meaning of applicable NASDAQ listing standards, and all of the members are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act.

The compensation committee met seven times during the year ended January 31, 2025.

The compensation committee’s responsibilities are set forth in its charter and include, among other things:

•approving compensation arrangements for our executive officers;

•administering our stock incentive compensation plans and approving all grants of equity awards, except that equity grants to non-employee directors are approved by the full Board unless the Board delegates such authority to the compensation committee following its review;

•reviewing and making recommendations to the Board regarding the adoption or amendment of any clawback policy allowing us to recoup compensation received by any executive officers and, if applicable, other employees; and

•overseeing risks associated with our compensation plans and arrangements, including risks related to recruiting, retention, and attrition.

The compensation committee has the authority to retain third-party consultants and independent advisors to discharge these responsibilities. Prior to retaining any such advisor, the compensation committee assesses the independence and any potential conflicts of interest of compensation advisors in accordance with applicable law and NASDAQ listing standards. Additional discussion regarding the role of third-party consultants, independent advisors, and our executive officers in determining or recommending the amount or form of executive compensation is included in the “Compensation Discussion and Analysis” section of this proxy statement. The compensation committee may also, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation committee.

A separate report of the compensation committee is also included in this proxy statement.

Board Composition

Our Board is currently comprised of ten directors, including three female directors, one of whom is African American. The composition of the current Board reflects a variety of business and professional experience, skills, background, and age among our directors.

Environmental, Social, and Governance Commitment

We are committed to conducting business in an ethical manner and to working towards a better future. We believe that doing so contributes to our objectives of creating value for our stakeholders, including customers and partners, employees and stockholders, the communities in which we work and the global community at large, and helping make the world a better place.

Environmental

We seek to reduce our environmental impact and to provide our customers with solutions and services with less environmental impact.

As part of our environmental sustainability program:

•Nearly all of our product offerings are available in the cloud, which can reduce energy usage compared to traditional on-premises deployments. Our multi-tenant cloud offerings result in sharing computing resources among many customers, where we can achieve economies of scale, and can result in a reduction of energy consumption and carbon emissions.

•Nearly all of our product development and testing is done in the cloud, which can reduce energy usage compared to traditional colocation environments.

•In 2021, we began a process to fully transition both our internal data centers and our external cloud operations to third-party cloud service providers, enabling us to leverage technology partners to provide best-in-class data center and cloud services at scale. This process, including the migration from colocation facilities that we previously used, was completed by the end of FYE 25.

•We seek to reduce our carbon footprint by partnering with cloud service providers that have a commitment to reduction of carbon emissions or net-zero targets.

•We work to optimize our cloud platform and cloud product offerings by improving central processing unit usage and reducing resource consumption, thereby reducing energy consumption.

•For our deployments that are on-premises or hybrid, we typically fulfill the software electronically via download (as opposed to shipment of physical media).

•We have implemented a hybrid work model and have reduced our office footprint around the world, thereby reducing our office electrical consumption and emissions associated with employee commuting. For our remaining offices, we strive to reduce energy consumption, including using motion sensor light switches, smart thermostats, and the configuration of computers and monitors to enter sleep mode when not in use. Two of our offices are also located in buildings that have green certifications under local standards.

•Where appropriate, we encourage virtual rather than in-person meetings in part to reduce greenhouse gas emissions associated with travel.

•We are certified for the ISO 14001 Environmental Management Standard in certain locations.

•We encourage our suppliers to operate in an environmentally responsible manner in addition to requirements regarding the health and safety of their employees.

•We provide our employees with recycling opportunities in our offices.

•We seek to enhance our environmental program over time.

Social

Culture and Values

We have five core values that inform how we operate and the way we conduct our business:

•The integrity to do what’s right
•The innovation to create leading solutions for real-world challenges
•The transparency that fuels mutual trust and productive, collaborative working relationships
•The humility to view our successes as milestones in our journey, and our mistakes as opportunities for improvement
•A passion for making our customers and partners successful

These values are at the heart of our business activities, engagements, and relationships with stakeholders.

Our People

Our recruiting, retention, and promotion programs focus on the best and most qualified talent available to us across the globe.

As of January 31, 2025, on a global basis, females represented approximately 28% of our employee base and 26% of our leadership roles.

As of January 31, 2025, approximately 30% of our U.S. workforce was comprised of minorities.

We build and maintain relationships with colleges and universities that offer innovative and highly technical coursework that develops the expertise needed for success in our industry. Participating in recruiting programs for interns and new graduates from such schools helps us to build a pipeline of qualified new talent.

Our Together@Verint Council focuses on promoting an environment that attracts and retains the best talent, values participation and collaboration, educates our employees, and encourages innovation.

The council currently has several initiatives underway and works in part through several employee resource groups which are focused on, among other things, activities driving awareness and an inclusive culture.

Employee Wellness, Development & Engagement

We are focused on employee engagement and wellness by providing programs that focus on mental health, financial and physical wellness, and advice to improve work life balance. We also provide a company-paid employee assistance program that provides for over 200 learning opportunities for our employees’ personal and professional growth and other initiatives focused on providing employees with a toolkit of professional development options.

Our company-paid and subsidized benefits, competitive paid time off programs, flexible work schedules, and family-friendly environment are key in recruiting and retaining high-caliber talent globally.

We recognize differences in family composition and our tiered U.S. benefit plans provide options for employees in variety of family circumstances, including domestic partner benefits, adoption assistance, and fertility assistance.

Our hybrid work model gives employees the flexibility to work from a Verint office or from a remote location, such as their homes. To facilitate this flexibility, we provide our employees with the resources that they need in order to work in a remote environment, including, in most cases, a full technology stack comprised of a laptop, monitors, and other accessories. Additionally, we launched collaboration sites, partnering with a global provider for coworking space, that allow employees from all over the world to reserve local collaboration/office space as needed to work with their colleagues in person. We have also invested in converting our offices into high-tech collaboration sites for employees to work with colleagues and teams in person as needed. The ability to work remotely or at a collaboration site provides more work life balance and is a benefit of our hybrid work model.

We make efforts to listen to the voice of our employees. We periodically conduct employee surveys and, where possible, use the feedback received from those surveys to drive certain initiatives. In 2024, we conducted the Great Place to Work® survey, to assess employee satisfaction in key areas, from credibility and respect to fairness and inclusion, and received certification in the majority of our eligible countries. Approximately 80% of our global employees participated in the survey, and according to survey results, nearly 94% of our employees stated they felt welcome joining the company. Additional feedback we received included requests for additional development and collaboration opportunities.

Continuous learning and the professional development of our employees are key factors in our success. All our employees are afforded the opportunity to take part in our training programs, with the ability to focus their learning on the skills and knowledge that are most relevant for their professional development. We offer thousands of training courses through multiple channels of learning, including Verint Academy, technical skills training, online training offerings through our employee assistance program and wellness applications, mentorship sessions and leadership coaching, and traditional classroom and external training engagements assigned by leadership for personal and professional development. Our global hackathons provide an opportunity for teams of employees to be mentored in areas of innovation to build skills and partake in developing real-time day-to-day solutions to real-time opportunities within their department. Verint Academy also provides employees with extended learning options for additional soft skills, and technical and professional training in a self-service model. Our learning and development options also include mental, physical, and financial health trainings in addition to professional development.

Our vWellness Platform promotes employee engagement through global employee challenges, a social platform for employees to build relationships and share events across the globe, as well as company-designed initiatives like our “Peer to Peer” recognition program, our Tour de Verint global step challenge, and our Verint’s Got Talent event.

Our fast-paced, challenging, and collaborative work environment nurtures professional growth and offers a wide array of career advancement opportunities. Our workforce planning tools provide managers with a framework for thinking strategically about the talent our company requires to achieve our business goals. We provide tools to prepare people managers with extended resources, such as our Manager Engagement Playbook and Manager Coaching Cue Activities, that supports managers in day-to-day real-time activities that make work meaningful to our employees. We conduct annual performance reviews for all of our employees, which include an opportunity for employees to discuss career development with their managers and design an Individual Development Plan.

Community Involvement & Giving

We seek to give back to the communities in which we live and work. In 2005, we launched the Verint Next-Generation Program, which engages our employees around the globe in projects that benefit children in need.

As part of the program, our employees have engaged in various community activities, including supplying food pantries, participating in blood drives, collecting clothing and school supplies, building playgrounds, cleaning parks and planting gardens. We are also proud to support our employees’ community service activities with programs for donating employee time to qualified children’s organizations and matching grants. In 2024, we held a Global Day of Giving Event, where hundreds of our employees across the world came together to participate in charitable, environmental, and community events. For the year ended January 31, 2025, Verint and our employees donated over $540,000 to charitable organizations through our various programs, with more than 2,400 of our employees supporting approximately 100 events for non-profit organizations in our local communities benefiting approximately 150 charitable organizations across the globe.

Human Rights & Labor Practices

We have adopted a global human rights policy and maintain policies and procedures to comply with the UK Modern Slavery Act and the Australian Modern Slavery Act in an effort to ensure that our practices are in line with relevant human rights and labor standards.

We seek to ensure that neither our own business practices nor those of our suppliers involve any form of slavery, forced or involuntary labor, or human trafficking. We also seek to ensure that neither we nor our suppliers employ individuals below the legal age of employment.

Governance

Ethical Conduct & Oversight

We view sound corporate governance and ethical conduct as essential to the success of our business and our ability to create value for our stakeholders. We believe that enduring economic success is inextricably linked to ethical business conduct and responsible corporate citizenship.

We understand that a company is only as ethical as its employees. We believe that the most important and effective way to communicate the importance of ethics and compliance to our employees is to set an effective “tone at the top”, starting with our Board and senior management.

All our employees, officers, and Board members are required to comply with our Code of Conduct. Our Code of Conduct clearly articulates our core values, describes our policies and procedures, and provides our people with guidance on important ethics and compliance issues, including a framework for making good decisions and instructions for communicating areas of concern.

In addition to our Code of Conduct, we have an established Third-Party Code of Conduct which outlines our expectations of suppliers and third-party partners regarding, among other things: compliance with relevant laws and regulations, including anti-bribery and anti-corruption; protection of human rights and fair and non-discriminatory labor practices; prohibitions on the use of child (below the legal age of employment) and forced or involuntary labor; protection of the environment; employment and provision of equal opportunities; workplace conditions and employee health and safety; management of conflicts of interest; information security and protection of data; use of Verint’s technology and electronic assets; and record keeping.

Compliance Program

We have adopted a broad corporate governance and compliance program, which includes policies and procedures, training, systems, and tools in a number of key legal areas.

We are firmly committed to maintaining strong corporate governance and compliance programs informed by best practices and we periodically review our policies and procedures to ensure they are up to date with regulatory requirements.

We are also committed to maintaining a strong control environment and to making effective controls an integral part of our routine business practices, with checks and balances in place to help us address issues before they become larger problems.

We require our employees to act in compliance with all applicable laws and regulations and to maintain a high level of ethical conduct in their dealings with customers, suppliers, and other stakeholders.

We conduct periodic audits or assessments of our programs.

We have a broad corporate compliance training program that consists of five core course topics: Code of Conduct; Information Security, AI, and Data Privacy; Anti-Bribery / Anti-Corruption; Insider Trading; and Global Trade Compliance.

Data Privacy

The use of our solutions and the operation of our business involves the collection, storage, and transmission of data, including data belonging to our employees, customers, and partners, some of which constitutes personal data.

Verint understands the importance of handling information assets, respecting the rights of individuals, and compliance with data privacy laws. When we obtain personal data for our own business purposes, for instance through our marketing or business development activities or otherwise from business persons or entities with whom we do not have an agreement, our Global Privacy Notice explains how we collect such personal data, the purposes for which data is used, and our compliance procedures.

Information / Cybersecurity

Verint takes steps to protect our data and third-party data we receive from our customers through the implementation of technological and organizational measures designed to reduce the risk from cybersecurity threats, including data theft or destruction.

Our cybersecurity program is designed to assess, identify, and manage material risks and vulnerabilities to our security posture, including prioritizing and remediating cybersecurity risks. Our program calls for, among other things:

•incorporation of cybersecurity in our overall enterprise risk management processes, including periodic enterprise risk assessments and tools used to track and monitor risks;
•regular reviews of cybersecurity risks and mitigation efforts specifically;
•use of software and hardware tools and services to help safeguard our systems and product offerings;
•certifications or conformance for certain products and services; and
•assessments designed to help identify cybersecurity risks to our critical systems, information, products, services, and our broader enterprise IT environment.

EXECUTIVE OFFICERS

The following table sets forth the names, ages, and positions of our NEOs as of the date of this proxy statement:

Name	Age	Position(s)
Dan Bodner	66	Chairman of the Board and Chief Executive Officer
Elan Moriah	62	President
Peter Fante	57	Chief Administrative Officer
Grant Highlander	54	Chief Financial Officer

Dan Bodner serves as our Chief Executive Officer and Chairman of the Board. Mr. Bodner has served as our Chief Executive Officer and as a director since the founding of the Company in 1994 and assumed the role of Chairman of the Board in August 2017. Under his vision and leadership, we experienced rapid growth since the inception of the Company. In 2002, we completed a successful IPO. Following the IPO, the Company continued to grow achieving significant scale and global presence with over $1 billion of revenue in 2015. More recently, Mr. Bodner oversaw the successful completion of the spin-off of Cognyte into an independent public pure-play security analytics company and the transformation of Verint into a pure-play customer engagement company.

Elan Moriah serves as our President. He has served in such capacity since February 2021, having previously served as President of our Customer Engagement Solutions global business line from September 2008 until January 2021. Mr. Moriah served as our President, Americas from May 2004 to August 2008, and as President of our Contact Center business line from 2000 to 2004. Prior to joining us, Mr. Moriah held various management positions with Motorola Inc. from 1995 to 2000. Before then, Mr. Moriah worked for Comet Software Inc.

Peter Fante serves as our Chief Administrative Officer. Mr. Fante joined Verint in September 2002 and has previously served as our Chief Legal Officer and Chief Compliance Officer. In September 2016, he was appointed Chief Administrative Officer, and currently oversees IT, Operations, Legal and Compliance, and Human Resources. Prior to joining us, Mr. Fante was an associate at various global law firms including Morrison & Foerster LLP, Shearman & Sterling LLP, and Cadwalader, Wickersham & Taft LLP.

Grant Highlander has served as our Chief Financial Officer since December 2022 and has been a key member of the Finance team since joining Verint in October 2015. With more than twenty years of financial leadership experience in the technology and software industries, Mr. Highlander oversees our financial operations. Prior to his appointment as our Chief Financial Officer in 2022, Mr. Highlander served as the CFO of our Customer Engagement business. Prior to joining Verint, Mr. Highlander spent over 17 years at IBM in a number of finance roles culminating in Vice President & CFO of IBM Security.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes in detail our NEO (or simply, “officer”) compensation program and how we made compensation decisions for such officers for the year ended January 31, 2025 (“FYE 25”).

Throughout this CD&A, we use certain financial performance measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). See Appendix C to this proxy statement for additional discussion of non-GAAP financial measures and a reconciliation to the most directly comparable GAAP measures.

CD&A Highlights

►    Business and Performance Highlights

Today, the CX industry employs a large workforce that is operating manual workflows and is ripe for AI-powered CX automation.

We are well-positioned to take advantage of this CX automation market opportunity due to our differentiated CX automation platform, decades of focus on customer and workforce engagement software and our large base of enterprise customers across many industries and geographies.

Verint stands out in the CX market because of the proven AI business outcomes that our customers have achieved. These customer-reported outcomes cut through the AI hype and noise in the market and separate us from other vendors that are trying to tell an AI story. We are thrilled that many of our customers have been willing to share their success stories on the value they have created with the deployment of Verint’s CX automation platform.

We were pleased to finish FYE 25 with a record quarter for SaaS ACV bookings from new deals following three strong quarters of new deal bookings. Our subscription ARR growth rates accelerated throughout FYE 25 driven by AI momentum, reaching 5% ARR growth by the end of the year.

We launched our CX automation platform in mid FYE 24 with a differentiated approach and message which resonated well in the market. During FYE 25, some of the world’s largest brands began to deploy Verint's AI powered bots, in most cases starting small to first prove the value and demonstrate AI business outcomes in their own production environment before scaling their AI adoption.

Our go-to-market strategy in FYE 25 was to focus first on our largest customers and leverage their success in delivering strong AI business outcomes in order to influence their peers and the broader market over time. We executed well on this strategy, and our top 100 customers, who represent about half of our total ARR, grew at a much faster pace than our overall customer base, with ARR from these large accounts growing double digits by year end.

As of today, more than 90 of the Fortune 500 companies are using Verint's AI-powered bots to automate their manual workflows. We believe market adoption of AI is increasing and we are forecasting another year of ARR growth acceleration in FYE 26.

We also continue to innovate at a very fast pace, leveraging the latest AI models from many different AI vendors and from open source, to improve automation of manual CX workflows and to deliver even stronger AI business outcomes to our customers. Our hybrid cloud design is highly differentiated and provides our customers with tremendous flexibility in their AI journeys and the ability to deploy AI outcomes faster, without disruption, and to future-proof their AI investments. We believe the strength of our platform, our unique domain expertise in CX automation, and our enviable customer base position us well for long-term growth.

►    FYE 25 Compensation Plan Performance and Payouts

For our FYE 25 compensation plan goals, we set a high bar for ourselves in an AI-powered CX automation market that is in its early stages. Overall, we had strong AI momentum throughout FYE 25, with ARR growth rates accelerating every quarter. In some cases, we were able to nearly reach the challenging goals we had set for ourselves, and in other cases, the market did not move as quickly as we had expected, and we ended the year below our performance targets.

•Short-term incentive (“STI”) metrics were achieved at a combined level of 85% resulting in a payout at 65%:

◦Bundled SaaS Revenue – achieved at 98%, near our target, reflecting strong demand for our AI-powered bots.

◦SaaS ARR – achieved at 94%, near our target, reflecting strong demand for SaaS and subscription solutions, but slightly below our target due to fewer conversions resulting from the success of our hybrid cloud strategy.

◦Bundled New SaaS Annual Contract Value ("ACV") – achieved at 77%, reflecting a combination of strong new deal bookings offset by fewer conversion bookings than expected due to the success of our hybrid cloud strategy.

◦Free Cash Flow – achieved at 72% of our target and recorded a 4% year-over-year increase in free cash flow, however, this growth fell well below our challenging goal of 40% growth. The variance from target was primarily due to lower customer collections as a result of timing differences and fewer new unbundled SaaS deals than expected. Free cash flow was also impacted by higher than expected non-recurring expenses, including related to recent acquisitions, and unfavorable foreign exchange impacts.

•Long-term incentive (“LTI”) metrics under PSUs granted in FYE 23 and FYE 24 were achieved at a combined, weighted-average level of 71% resulting in a combined, weighted-average payout of 57%:

◦SaaS Revenue – achieved at 86%, reflecting a combination of strong bundled SaaS revenue as well as lumpiness associated with our unbundled SaaS revenue. As we discussed throughout FYE 25, including on our Q4 earnings call, because unbundled SaaS revenue is generally recognized at a point in time (rather than on a ratable basis, like our bundled SaaS revenue), it can significantly impact on our reported results in a given period. We saw this dynamic play out in every quarter during FYE 25, with revenue and earnings per share coming in above our expectations in two quarters, and below our expectations in two quarters (including Q4).

◦Percent of Software Recurring Revenue – achieved at 96%, near our target, reflecting an on-going decline in non-recurring revenue, but at a lower rate than expected.

◦Relative Total Shareholder Return (“TSR”) – achieved at 12% of our target of 50th percentile of the S&P Composite 1500 Information Technology Index. In contrast to the broad comparator index we use in our PSUs, we believe that among our peers specifically in the CX automation / contact center market, our stock has performed around the median. We believe that the disconnect between the broader index and our CX peers is related to uncertainty regarding the impact of AI on the CX market over the last two years, and does not reflect our current AI momentum.

The following table summarizes our STI and LTI performance and payouts for the performance periods that ended on January 31, 2025.

All our financial goals were set at or above the level of our actual results for the prior performance periods.

We believe that our FYE 25 executive compensation program results demonstrate good pay-for-performance alignment relative to the metrics and targets we adopted, with short-term and long-term programs paying out in line with our performance under these metrics.

1 Year Goals (for Annual Bonus Plans)	Target	Result	% Achieved	% Payout
Bundled SaaS Revenue	$300 million	$293 million	98%	98%
SaaS Annual Recurring Revenue	$635 million	$598 million	94%	93%
Bundled New SaaS Annual Contract Value	$103 million	$79 million	77%	70%
Free Cash Flow	$180 million	$130 million	72%	—%
Weighted Average			85%	65%

Multi-Year Goals (for PSU awards)	Target	Result	% Achieved	% Payout
2 Year Goals (PSUs granted in April 2023)
SaaS Revenue	$1,275 million	$1,099 million	86%	69%
% of Software Recurring Revenue	90%	87%	96%	86%
3 Year Goals (PSUs granted in April 2022)
Relative TSR	50th Percentile	6th Percentile	12%	—%
Weighted Average			71%	57%

►    Pay Opportunities

The compensation committee took the following actions with respect to officer pay opportunities for FYE 25, taking into account market factors and the advice of its advisors, including with respect to peer pay practices:

•Increased base salaries in alignment with salary increases for the employee base;
•Made no increases to target bonus opportunities, other than for Mr. Highlander, whose target bonus was increased to better align it with the peer group and to account for growth in his role; and
•Consistent with our compensation philosophy, aligned the value of the officer equity grants to the peer group to help ensure officer compensation remained competitive with the market (which we had fallen behind over the prior two years for officers other than the CEO and which we had become less competitive with in the case of the CEO), as well as to reflect the officers’ respective accomplishments and responsibilities. With respect to the duration of the LTI performance period, in FYE 25, we moved to three-year goals for all of the metrics in our LTI plan (the duration of the performance period for the relative TSR tranche has always been three years). The compensation committee was also mindful of the temporary reduction in “take-home” officer compensation that would result (in FYE 27) from this change in determining the equity award levels for the FYE 25 officer grants.

Please see “Factors in Establishing Officer Pay Opportunities” below for more information on how the compensation committee establishes pay opportunities.

►    Pay Outcomes and Difference Between Pay Opportunities and Pay Outcomes

In analyzing executive pay, it is important to distinguish between pay opportunity and pay outcome. A significant majority of the compensation of each of our officers comes in the form of equity, with at least 50% of such equity granted as performance-based awards (at least 60% for the CEO). Since equity compensation is subject to changes in market value following the date of grant, and since some or all of a performance-based award may not be earned depending on performance, the Summary Compensation Table (which shows equity awards at their grant date value and, for performance awards, assumes target payout levels) is a better representation of pay opportunity and may not always be a good representation of earned pay (or pay outcome). For this reason, we include a “Pay Outcome” table following the Summary Compensation Table, which shows the value of the equity awards actually earned in respect of the FYE 25 performance period and in respect of multi-year performance periods which ended in FYE 25, based on such awards’ value at the time of vesting. We include this Pay Outcome table in addition to the required Pay versus Performance table which appears later in this proxy statement (and which focuses on adjustments to reported total compensation based primarily on the net impact of the change in value of awards vesting during the year, the year-end value of newly-granted awards, and the year-over-year change in value of unvested awards granted in prior years).

We believe that an executive compensation program should be measured and judged over time, and not just on a year-by-year basis, taking into consideration both pay opportunities and pay outcomes, as well as the timeline of the executive compensation process, in which pay opportunities and performance goals are established at the start of each performance period, while actual performance and payouts are only determinable at the end of the performance period. The pay opportunities and performance goals for FYE 25 were established in March 2024. Performance and payouts were assessed in March 2025.

The following table compares pay outcomes to pay opportunities for each of our officers for the last three years, other than for Mr. Highlander, who was appointed as an officer only at the end of FYE 23, so only two years are shown. We note that pay outcomes have ranged above and below both pay opportunities and prior year pay outcomes, from year to year, including for FYE 25, where the pay outcomes for our officers were far below their pay opportunities, consistent with our compensation plan design.

Name	Year Ended January 31,	Pay Opportunity ($) (1)	Pay Outcome ($) (2)	Difference ($)	Difference (%)

Dan Bodner	2025	10,825,132	6,499,326	(4,325,806)	(40)%
	2024	9,042,454	7,786,495	(1,255,959)	(14)%
	2023	12,242,494	13,950,353	1,707,859	14%

Elan Moriah	2025	4,112,654	2,475,818	(1,636,836)	(40)%
	2024	3,168,789	2,614,979	(553,810)	(17)%
	2023	4,190,655	4,477,427	286,772	7%

Peter Fante	2025	3,883,598	1,901,458	(1,982,140)	(51)%
	2024	2,302,652	1,964,433	(338,219)	(15)%
	2023	2,974,117	3,140,590	166,473	6%

Grant Highlander	2025	3,786,661	1,684,695	(2,101,966)	(56)%
	2024	2,192,312	1,571,800	(620,512)	(28)%

(1) Total compensation as disclosed in the Summary Compensation Table.

(2) Total compensation as disclosed in the Pay Outcome table.

With respect to the Pay Outcome column, we note that, in many cases, the officers do not sell their after-tax shares upon vesting and instead hold them (because of our stock ownership guidelines or by choice), so the value of these shares is not necessarily realized at the time of vesting and continues to fluctuate with the market price of our shares, in alignment with the investment interests of our stockholders.

Compensation Philosophy

The compensation committee believes that a well-designed executive compensation program is one in which:

•pay opportunities are competitive with the market,
•performance goals are challenging but achievable, and
•pay outcomes are aligned with performance.

The compensation committee takes a long-term view in designing our executive compensation program, taking into account that the Company may experience variability in year-by-year performance. The compensation committee believes it is important that pay opportunities remain competitive with the peer group and the market, to attract and retain the talent needed to grow the Company over the long term. The compensation committee took these considerations into account in the design of pay opportunities for FYE 25, including in striking a balance between short-term and long-term objectives as part of our CX automation strategy.

Our objective in setting officer pay opportunities is to attract and retain the best talent to lead our company and to incentivize our leaders to achieve outstanding performance results and create stockholder value. To support this objective, we set target compensation in a range around median by reference to the competitive benchmarking review and other factors discussed below under “Factors in Establishing Officer Pay Opportunities” and design our compensation arrangements so that actual pay outcomes will vary above or below target based on the performance achieved. Absent special circumstances, the compensation committee approves payouts for formulaic compensation elements without adjustment from calculated levels, in order to allow these elements to function as originally designed.

We believe that our compensation philosophy, including the opportunity to earn above-market compensation for performance in excess of target goals, helps ensure that we are well positioned to attract, retain, and incentivize the highest caliber of executive officer talent.

Stockholder Engagement

It is and has been our practice for many years to engage with our investors on a regular basis. Each year, we typically meet with well over a hundred investors as part of our regular investor relations program, during which we make ourselves available to discuss, subject to the limitations of applicable securities law, any subject our stockholders wish to raise with us, including matters of strategy, capital allocation, corporate governance, and executive compensation. We believe this program of regular stockholder engagement has been productive and provides an open exchange of ideas and perspectives for both management and our stockholders.

In addition to our regular, year-round investor relations program, each fall, we proactively reach out to substantially all of our large stockholders to ask for their feedback on our executive compensation program and related corporate governance matters. This process is led by our compensation committee chairman. We believe that this process is appreciated by our investors based on feedback we have received from them as well as based on their approval of our historical say-on-pay proposals, including a support level of over 94% at our last Annual Meeting of Stockholders in July 2024.

While most of our investors typically choose not to respond to this outreach or indicate that they do not have concerns they wish to share, the compensation committee considers all feedback received from this outreach program.

Feedback received from our outreach in the fall of 2023 was considered as part of the establishment of pay opportunities for FYE 25 and was discussed in detail in our last proxy statement. Feedback received from our outreach in the fall of 2024 was considered as part of the compensation committee’s annual performance review for FYE 25 and is discussed below (this feedback was also considered as part of the establishment of pay opportunities for FYE 26, which pay opportunities will be discussed in our next proxy statement).

•In the fall of 2024, we reached out to more than 35 of our largest stockholders representing approximately 80% of our outstanding common shares to specifically request feedback on our executive compensation program. We attempted to reach individuals responsible for governance-related decisions within the investor organization. The outreach was done by the chairman of our compensation committee, Mr. Nottenburg (who is independent), requesting feedback and extending an invitation to speak with him personally.

•Following our targeted outreach, we received responses from eight investors holding approximately 25% of our outstanding common shares, with 6 of these investors, holding about 20% of our outstanding common shares as of the time of such outreach, requesting calls with a member of the compensation committee.

Consistent with our experience in prior years, most of our investors chose not to respond to this fall 2024 outreach or indicated that they did not have concerns they wished to share. This encompassed about 80% of the stockholders (and represented about 50% of the shares-in-interest) we contacted.

The feedback we received from the stockholders who wished to speak with us in detail generally varied from investor to investor and much of it related to business or strategy matters (such as the impact of AI on our market, competitive threats from larger companies, strategy and execution, adequacy of investments for growth, management performance and succession planning, and board perspectives). While the feedback and suggestions we receive from investors is typically not uniform, we value all stockholder feedback we receive, and the compensation committee discusses and considers all such feedback even where only suggested by a single stockholder.

The following table summarizes the main feedback we received on compensation matters from our most recent round of outreach in the fall of 2024.

What We Heard	Our Response

Suggestions regarding the metrics we use in our compensation plans, including relative TSR.
The compensation committee reviews the metrics to be included in our officer compensation plans each year. The committee selects metrics that align with our strategy and business objectives, with an emphasis on both long-term stockholder value creation as well as the near-term objectives the committee believes are critical to achieving such goals. The committee also emphasizes metrics that are objective rather than subjective, and that are used by — and are within the line-of-sight of — the management team in running the Company.

Our long-term incentive (“LTI”) plans have included a relative TSR metric for many years. The use of a relative (rather than absolute) TSR metric, the weighting of this metric within the plan (which was 25% for FYE 25), and the performance threshold (25th percentile), target level (50th percentile), and maximum level (75th percentile) are all informed by peer practices and advice from the committee’s advisors, and we believe are consistent with market standards. Moreover, as noted elsewhere in this report, a substantial majority of the compensation of each of our officers comes in the form of equity awards generally, whose value fluctuates with the market price of our stock in alignment with the investment interests of our stockholders.

With respect to the duration of the LTI performance period, in FYE 25, we moved to three-year goals for all of the metrics in our LTI plan (the duration of the performance period for the relative TSR tranche has always been three years). The compensation committee was mindful of the temporary reduction in “take-home” officer compensation that would result (in FYE 27) from this change in determining the equity award levels for the April 2024 (FYE 25) officer grants.

What We Heard	Our Response
Questions about director and officer stock purchases and sales
As discussed elsewhere in this report, we maintain stock ownership guidelines for our directors and officers, which we believe are consistent with market standards.

Outside of these stock ownership guidelines (and our legal compliance policies and procedures, such as our insider trading policy), we do not seek to control the purchases or sales of Verint stock by our personnel - including our directors or officers – which we regard as personal investment decisions.

We note that a substantial majority of the compensation of each of our directors and our officers comes in the form of equity awards, which may result in a lack of diversification in an individual’s financial portfolio over time, especially if vested shares are rarely sold.

We also note that many sales of Verint shares by directors or officers are made solely to facilitate tax payments or required tax withholding in connection with vesting events.

Questions about pay for performance	Please see the CD&A Highlights section above for a discussion of our business performance, our performance against our compensation goals, and payouts under our FYE 25 STI and LTI plans.

Please see our prior proxy statements for information on our responses to stockholder feedback received in previous years.

Compensation Design and Process

Our officer compensation packages are generally comprised of a mix of base salary, annual cash bonus, and annual equity grant, plus limited perquisites. We believe this mix of compensation elements allows us to successfully achieve our compensation objectives; however, the compensation committee periodically re-evaluates our compensation philosophy, objectives, and programs and, from time to time, revises or introduces new elements or design features into our executive compensation program.

We believe a significant portion of each executive officer’s compensation should be “at-risk” by being tied to the performance of our business or our stock price. We implement this belief through the use of performance-based bonuses and performance-based equity, such as PSUs, for which payment or vesting is directly dependent on performance, as well as through the use of equity-based compensation generally, such as restricted stock units (“RSUs”), the value of which depends on our stock price. We believe that equity-based compensation that is subject to vesting based on continued service (among other factors) is also an effective tool for retaining our executive officers, aligning their interests with those of our stockholders, and for building an executive’s long-term commitment to the Company. As further discussed below, our executive officers and directors are also subject to stock ownership guidelines.

Our key compensation design and governance practices include:

•Compensation is primarily at-risk and/or tied to stock price, while also containing a mix of elements - A significant majority of the total direct compensation of each officer is at-risk or is paid in equity (the value of which depends on our stock price). At the same time, executive pay consists of a mix of short-term elements (base pay and annual bonus) and long-term equity-based incentives (time-based and performance-based equity).

The pay mix graph below illustrates the components of our officer compensation packages for FYE 25 as reflected in the Summary Compensation Table, including on an average basis for our non-CEO officers.

CEO PAY MIX
Other Compensation 1%
Base Salary 7%
Annual Cash Bonus 5%
Performance-Based Equity 52%
Time-Based Equity 35%

OTHER OFFICERS PAY MIX
Other Compensation < 1%
Base Salary 12%
Performance-Based Equity 41%
Annual Cash Bonus 6%
Time-Based Equity 41%

	CEO	Other NEOs
At-risk pay (including time-based equity)	92%	88%
At-risk pay (excluding time-based equity)	57%	47%
(at-risk pay in both rows excludes base salary and perquisites)

•Multiple performance metrics - Annual bonuses for FYE 25 were based on four different performance metrics (bundled new SaaS ACV, bundled SaaS revenue, SaaS ARR, and free cash flow). New PSUs awarded in FYE 25 were based on three different performance metrics (revenue, EBITDA margin, and relative TSR).

•Balanced approach to long-term incentives - Long-term incentive awards are comprised of a combination of time-based and performance-based units, which are designed to link executive compensation with increased stockholder value over time, with at least 50% of newly-granted long-term incentive awards being performance-based (at least 60% for the CEO).

•Thresholds, staged goals, and maximum payouts - Annual bonuses and performance equity awards are subject to a minimum threshold level of performance below which no payout is earned and are limited to a specified maximum payout, with staged goals in between.

•Use of formulaic compensation design with payouts tied to pre-established performance targets.

•Exercise limited discretion to adjust formulaic payouts.

•Clawback provisions in our compensation plans and agreements, as well as a stand-alone officer clawback policy adopted in accordance with the NASDAQ listing requirements.

•Stock ownership guidelines for executive officers and directors.

•Limited perquisites.

•Use of tally sheets and aggregate award summaries to facilitate oversight of executive compensation.

•A policy prohibiting all personnel (including executive officers and directors) from short selling in our securities, from short-term trades in our securities (open market purchase and sale within three months), and from trading options in our securities.

•A policy prohibiting all hedging and pledging in our securities by all personnel (including executive officers and directors).

•A policy against any new plan, program, agreement, or arrangement providing for a 280G excise tax gross-up payment with any person or, subject to a limited exception relating to relocation expenses, any other tax gross-up payments with executive officers.

Pay Opportunities for FYE 25

The compensation committee took the following actions with respect to pay opportunities for FYE 25, taking into account market factors and the advice of its advisors.

Base Salaries

Base salaries for our CEO and our other officers were increased by 3%, taking into account our annual compensation benchmarking and the average FYE 25 merit increase for our broader employee base.

Name	FYE 25 Base Salary	FYE 24 Base Salary	Change
Dan Bodner	$813,700	$790,000	3%
Elan Moriah	$515,000	$500,000	3%
Peter Fante	$478,950	$465,000	3%
Grant Highlander	$412,000	$400,000	3%
Target Bonuses

The target bonus opportunities for our CEO and our other officers (other than Mr. Highlander) were not increased based on the compensation committee’s view that cash compensation for these officers was adequate at existing levels. Mr. Highlander’s target bonus was increased by 13% based on our annual compensation benchmarking and his growth in his role.

Name	FYE 25 Target Bonus	FYE 24 Target Bonus	Change
Dan Bodner	$816,000	$816,000	—%
Elan Moriah	$400,000	$400,000	—%
Peter Fante	$325,000	$325,000	—%
Grant Highlander	$350,000	$310,000	13%

Equity Awards

The compensation committee determined to meaningfully increase the size of the FYE 25 (April 2024) officer equity grants from their FYE 24 (April 2023) levels, particularly for officers other than the CEO. Over the prior two years (over the course of the April 2024 and April 2023 grants), the value of the non-CEO officer grants had fallen behind the market and the CEO grant values has become less competitive, in each case, based on our peer benchmarking, as a result of a decline in our stock price over this period and the compensation committee’s decision in April 2023 not to seek to preserve the dollar value of previous awards (i.e., relative to the April 2022 grant). For the FYE 25 (April 2024) awards, the compensation committee believed that it was important to realign the value of the non-CEO officer equity grants to the market and improve the competitiveness of the CEO’s grant value, relative to the peer group, consistent with our executive compensation philosophy, by meaningfully increasing the number of shares awarded to each officer, particularly the officers other than the CEO whose grant values had all fallen well below median of the peer group. In determining the size of each equity award, the compensation committee also took into consideration the respective accomplishments and responsibilities of each officer, including the progress against our CX automation strategy, and was also mindful of the temporary reduction in “take-home” compensation (to occur in FYE 27) that will result from its decision to move to a three-year performance period for all metrics in the FYE 25 LTI plans. As noted above, we believe that grant values are a better representation of pay opportunity than of pay outcome, and our compensation philosophy is that pay opportunities should remain competitive with market, while pay outcomes should vary with performance.

Name	FYE 25 Equity Annual Awards (Shares)	FYE 25 Grant Date Value ($)	FYE 24 Equity Annual Awards (Shares)	FYE 24 Grant Date Value ($)	Change in Grant Date Value
Dan Bodner	321,383	9,371,528	203,018	7,475,123	25%
Elan Moriah	113,332	3,304,761	63,000	2,319,660	42%
Peter Fante	107,936	3,147,414	42,000	1,546,440	104%
Grant Highlander	107,936	3,147,414	42,000	1,546,440	104%

The FYE 25 grant date values in the table above are based on the $29.16 closing price of our common stock on the date of the grant in April 2024. As of the date of this proxy statement, the value of these grants is significantly less based on our recent common stock price of $17.40 on May 7, 2025, reflecting the overall decline in the valuations of many software companies, particularly those in the CX automation / contact center software market.

Pay Outcomes for FYE 25

Bonus Payouts

The following table summarizes the FYE 25 officer bonus plan design and percentage achievement.

Metric	Weighting	Target ($M)	Achievement ($M)	Achievement	Payout
Bundled New SaaS ACV Bookings	25%	$103	$79	77%	70%
Bundled SaaS Revenue	25%	$300	$293	98%	98%
SaaS ARR	25%	$635	$598	94%	93%
Free Cash Flow	25%	$180	$130	72%	—%
	100%

For the Bundled New SaaS ACV bookings metric, the compensation committee determined as part of its review of the performance results that two SaaS ACV orders totaling approximately $10 million that had been recorded as unbundled SaaS for accounting purposes should be counted as bundled SaaS for purposes of calculating achievement against the compensation performance goal because the deployments associated with these orders are or are eligible to be hosted in the Verint cloud platform as bundled SaaS. The compensation committee believed that calculating our performance against the metric this way better reflected the business reality of these two transactions.

After application of the weightings of the metrics, weighted average achievement was 85%. These results translated into officer bonus payouts at 65% for the year.

The following table summarizes the bonus opportunities and bonuses earned for FYE 25.

Name	Target Bonus	Earned Bonus
Dan Bodner	$816,000	$532,142
Elan Moriah	$400,000	$260,854
Peter Fante	$325,000	$211,944
Grant Highlander	$350,000	$228,247

PSU Vestings

The following table summarizes the goal achievement and calculated payout levels for PSUs with performance periods ended as of January 31, 2025.

The relative TSR tranche that was eligible for vesting as of January 31, 2025 was granted as part of the April 2022 grant (with its associated metric weightings), while the SaaS revenue and percentage of software recurring revenue tranches that were eligible for vesting were part of the April 2023 grant (with its associated metric weightings). As a result, the table provides a weighted average payout (giving effect to these different metric weightings across different grants) of the tranches vesting in respect of the conclusion of FYE 25 based on the actual number of shares earned by the grantees for each tranche versus the target number that could have been earned. PSUs vested without any discretionary modifications to the goals or payouts.

Performance Metric	Target	Achievement	Achievement %	Payout
Financial Goals Ending FYE 25
SaaS Revenue	$1,275 million	$1,099 million	86%	69%
% of Software Recurring Revenue	90%	87%	96%	86%
Stock Goals Ending FYE 25
Relative TSR	50th Percentile	6th Percentile	12%	—%
Weighted Average			71%	57%

Name	PSU Target Shares	Earned Shares
Dan Bodner	122,361	67,802
Elan Moriah	31,875	17,533
Peter Fante	20,750	11,689
Grant Highlander	17,250	11,689

Roles and Responsibilities in Determining Executive Compensation

Following the conclusion of each fiscal year, the compensation committee meets to determine cash payout and performance equity vesting levels for performance-based compensation for the recently concluded performance period and to establish officer compensation packages for the new fiscal year. The compensation committee also administers our equity compensation plans and oversees our long-term incentive programs generally and any special compensation initiatives.

The compensation committee receives updates from its compensation consultant and/or outside counsel at least annually on recent developments and trends in executive compensation and related governance matters to assist it in making compensation decisions.

For FYE 25, the compensation committee engaged Willis Towers Watson to prepare a peer group compensation benchmarking analysis and to assist the compensation committee in structuring and evaluating proposed executive officer compensation packages as well as year-end payouts. Any advice provided by Willis Towers Watson in FYE 25 with respect to non-executive officer or director personnel did not exceed $120,000 in fees. The compensation committee also received advice from outside counsel during FYE 25. In March 2024, the compensation committee reviewed and confirmed the independence of its advisors for FYE 25 pursuant to the six-factor test promulgated by the SEC under the Dodd-Frank Act, and determined that no conflicts of interest have been raised by the work performed by Willis Towers Watson.

At the compensation committee’s request, selected members of senior management from our human resources, finance, or legal functions generally work cooperatively with the compensation consultant in preparing proposals for executive officer compensation packages or other executive compensation arrangements for consideration by the compensation committee. The compensation consultant at all times remains independent of management and forms its own views with respect to the recommendations it makes to the compensation committee. The compensation committee also met in executive session (outside the presence of management), both with and without its compensation consultant, during FYE 25.

The Chief Executive Officer provides input to the compensation committee on each proposed executive officer compensation package. The Chief Executive Officer’s input to the compensation committee is based, among other things, on his views of each executive officer’s performance, achievements, skills, responsibilities, competitive factors, and internal pay equity considerations. The Chief Executive Officer’s input does not include a recommendation on his own compensation, and, notwithstanding his input, the compensation committee exercises independent judgment on executive officer compensation outside the presence of the executive officers and is solely responsible for final decisions on all matters related to the compensation of all of the officers.

Peer Group

Each year, the compensation committee reviews our compensation peer group, typically in the fall, in advance of the next executive compensation cycle. This peer group is used for establishing pay opportunities for our officers each year, and periodically, for benchmarking our director compensation.

The composition of the peer group for FYE 25 was developed in the fall of 2023 following discussions between the compensation committee, Willis Towers Watson, and members of senior management, primarily our Chief Executive Officer. The companies included in the peer group were selected by the compensation committee following these discussions from a sampling of publicly traded software and technology companies in North America with businesses sharing similarities with ours and with annual revenues, market capitalizations, and/or enterprise values within a range above and below ours. In general, the compensation committee targets peers within the following ranges (relative to Verint’s annual revenue and market capitalization) and most of the companies approved for the peer group satisfy these criteria:

•Revenue: 0.5x - 2x
•Market Capitalization: 0.25x - 4x

Certain of our closest competitors do not fit within these parameters and are therefore not included in the peer group, either because they are much larger or much smaller than us, are privately held, or are foreign issuers who do not publicly file detailed compensation data or have different pay practices due to local market factors outside the United States.

The compensation committee also considers the growth and market leadership profiles of potential peer group companies, competitive considerations with regard to our business, as well as recruiting and retention factors in selecting the peer group, and is mindful of the parameters used by the main proxy advisory firms in establishing their own compensation peer groups. The compensation committee also considers any feedback received from investors as part of our shareholder engagement program regarding peer group composition.

The compensation committee has not established a guideline that the Company be at the median of the peer group relative to any particular metric, however, the compensation committee seeks to maintain a peer group that includes companies both larger and smaller than us relative to the key metrics noted above. During its annual review, the compensation committee also seeks, to the extent practical, to maintain consistency in the peer group in an effort to maintain better comparability in the results of the benchmarking process from year to year. Peer companies acquired since the prior update are removed each time the peer group is updated.

For FYE 25, the compensation committee made several revisions to the peer group to align it based on the size and other parameters discussed above. Specifically, the compensation committee determined to remove Qualtrics International Inc., Open Text Corp., Splunk Inc., and Fair Isaac Corporation and to add Nutanix, Inc., Dynatrace, Inc., BILL Holdings, Inc., and Box, Inc.. The resulting revised peer group was as follows:

8x8, Inc.	Five9, Inc.
ACI Worldwide Inc.	Guidewire Software, Inc.
Alteryx, Inc.	Manhattan Associates, Inc.
BILL Holdings, Inc.*	NetScout Systems, Inc.
Blackbaud, Inc.	Nutanix, Inc.*
Box, Inc.*	Pegasystems, Inc.
CommVault Systems, Inc.	Progress Software Corporation
Dynatrace, Inc.*	PTC Inc.
Envestnet, Inc.	Sprinklr, Inc.
* Newly added for the FYE 25 peer group.

Factors in Establishing Officer Pay Opportunities

In establishing cash and equity pay opportunities for each officer, and the mix between cash compensation and equity compensation, the factors considered by the compensation committee generally consisted of:

•the compensation benchmarking analysis prepared each year by the compensation consultant;

•the executive officer’s compensation for the previous year;

•relevant terms of the officer’s employment agreement;

•the executive officer’s role, responsibilities, and skills;

•a subjective assessment of the executive officer’s performance in the previous year, including any special achievements;

•our performance, based on financial and non-financial metrics, in the previous year, including the performance of our stock over the course of the prior year and over longer-term periods;

•our growth, based on both financial and non-financial metrics, from the previous year;

•our outlook and operating plan for the upcoming year;

•the proposed packages for the other executive officers (internal pay equity);

•the proposed merit increases, if any, being offered to our employees generally;

•the size of the aggregate equity pool available for awards for the year and the relative allocation of such pool between the executive officers and the other participants;

•overall equity dilution and burn rates as well as equity overhang levels;

•the value of proposed and previously awarded equity grants, including the continuing retentive value of past awards;

•executive officer recruiting and retention considerations; and

•compensation trends and competitive factors in the market for talent in which we compete.

The compensation committee considers elements of compensation individually and in the aggregate in its decision-making process. Although the compensation committee does not target a specific ratio of equity to cash, the compensation committee believes that equity should comprise a majority of each officer’s compensation package in order to foster a greater sense of personal investment in our performance, further aligning executive officer incentives with the interests of our stockholders, and increasing the amount of such executive officer’s compensation that is “at risk” by virtue of being dependent on our stock price and/or performance. Subject to the parameters of our compensation philosophy, the compensation committee also believes that it is appropriate for our Chief Executive Officer to be compensated more highly from both a cash and an equity perspective than our other officers, and this approach has been supported by our benchmarking analyses. In establishing the relative compensation of the other officers, as noted above, the compensation committee takes into account differences in the scope of each officer’s role, responsibilities, skills, and performance.

The financial performance goals established by our compensation committee for executive officer bonus plans and performance equity awards are based on our budget and/or multi-year operating plan, which in part use non-GAAP (generally accepted accounting principles) measures that our Board and senior management find useful in managing our business. Mergers and acquisitions (“M&A”) which are contemplated by the budget and operating plan or are otherwise immaterial are included in measuring performance against compensation goals. For significant unexpected or unforeseen events, including material M&A, the compensation committee or the Board may adjust performance goals or payouts in order to prevent unintended enlargement or dilution of benefits, in its discretion.

Design of Compensation Elements

Annual Bonuses for FYE 25

Bonus achievement is based on performance against pre-defined financial goals.

For our FYE 25 STI plans, the compensation committee determined to replace the revenue, EBIT, and new SaaS ACV metrics used in the FYE 24 STI plan with bundled new SaaS ACV bookings, bundled SaaS revenue, SaaS ARR, and free cash flow to help align to the primary key performance indicators the Company had focused on at its December 2023 investor day. The compensation committee seeks to select metrics that best align to our forward-looking objectives and it is not unusual for these metrics to change from year to year as the company and our business has evolved from a leader in workforce engagement to a leader in AI-powered CX automation.

The following table summarizes the metric weightings and target amounts for the FYE 25 officer bonus plans:

Metric	Weighting	Target ($M)
Bundled New SaaS ACV Bookings	25%	$103
Bundled SaaS Revenue	25%	$300
SaaS ARR	25%	$635
Free Cash Flow	25%	$180

The performance-payout scales for the FYE 25 STI plan financial performance goals are set out in the table below.

•If performance falls below the applicable threshold, the officer will not receive any payout for that goal.

•For performance falling between established points in the range, the amount earned is calculated on a formulaic basis based on those points.

	Payout Percentage
	—%	50%	80%	90%	100%	110%	150%	200%
Achievement Percentage
Bundled New SaaS ACV Bookings	<72%	72%	80%	90%	100%	110%	120%	130%+
	Payout Percentage
	—%	50%	85%	95%	100%	110%	150%	200%
Achievement Percentage
Bundled SaaS Revenue	<84%	84%	90%	95%	100%	102%	105%	110%+
	Payout Percentage
	—%	50%	85%	95%	100%	110%	150%	200%
Achievement Percentage
SaaS ARR	<85%	85%	90%	95%	100%	102%	105%	110%+
	Payout Percentage
	—%	50%	85%	95%	100%	120%	150%	200%
Achievement Percentage
Free Cash Flow	<86%	86%	90%	95%	100%	105%	120%	130%+

Equity Awards

The compensation committee endeavors to establish the grant date of our annual equity grant (which typically occurs in the second half of April) well in advance of the grant and to schedule vesting dates to occur at a time when we would not normally be in a quarterly trading blackout (to reduce the chances that vesting-related tax events occur during blackout periods). Apart from seeking to schedule vesting dates outside of blackout periods, we do not take material nonpublic information into account when determining the timing and terms of equity awards, and do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

We use RSUs and PSUs as our preferred forms of equity awards, which provide predictable retention value and alignment of employee interests with stockholder interests, particularly in times of volatile equity markets. The compensation committee periodically reviews the elements of compensation it uses, however, and we may in the future incorporate other award forms, including stock options, in our executive officer compensation packages. To the extent that stock options are used, the exercise price of such options would be the closing price of our stock on the date of Board or compensation committee approval and any stock option grants that were part of the annual grant would occur on the same pre-established annual grant date described above.

Grant of Awards in FYE 25

For FYE 25, annual equity grants for our officers (made in April 2024) were at least 50% PSUs for officers other than Mr. Bodner and at least 60% PSUs for Mr. Bodner. We believe this approach appropriately aligns executive officer incentives with company performance and provides a fair balance in the extent to which executive officer compensation is “at risk” both by being tied to our stock price and to the performance of our business.

For equity awards granted in April 2024:

•Time-based RSU awards generally vest in semi-annual increments over three years.

•For our new FYE 25 LTI grants, the compensation committee determined to replace SaaS revenue and percentage of software revenue that is recurring with revenue and EBITDA margin to align to the metrics underlying our goal of becoming a “Rule of 40” company by the end of FYE 27. The relative TSR metric was not changed. The resulting FYE 25 LTI plan metrics and weighting were: 37.5% revenue, 37.5% EBITDA margin, and 25% relative TSR. The compensation committee seeks to select metrics that best align to our forward-looking objectives and it is not unusual for these metrics to change from year to year as the company and our business has evolved from a leader in workforce engagement to a leader in AI-powered

CX automation.

•For our FYE 25 officer LTI plan, we have elongated the performance period for the financial metrics (revenue and EBITDA margin) from two years to three years, to further emphasize the long-term nature of these awards and to align those tranches to the relative TSR tranche of the awards (which has always had a three year performance period). As a result, all of the metrics in the LTI plan will be measured at the end of the third fiscal year following the grant (at the end of FYE 27).

◦The revenue goal will be measured against the sum of the results for FYE 25, FYE 26, and FYE 27.

◦The EBITDA margin goal will be measured against our performance in FYE 27 (by reference to the level we have achieved at the end of the third year of the three-year performance period).

◦The relative TSR goal will be measured over the period from February 1, 2024 through January 31, 2027.

•Relative TSR is calculated as Verint’s total stockholder return, on a percentile basis, relative to the companies comprising the S&P Composite 1500 Information Technology Index for the applicable performance period, weighted equally and based on the two-month volume-weighted average closing prices of the stock of such constituent companies as of the beginning and end of the performance period (adjusted for dividends), provided that only those members of the index that constitute part of the index at both the beginning and the end of the performance period are taken into account for purposes of the calculation. In structuring the relative TSR calculation and selecting the index, the compensation committee’s goal was to be able to compare Verint’s stock price performance to that of a large, steady-state sampling of technology companies with a median size within a range of ours, on a basis designed to eliminate any short-term aberrations in stock price (for either Verint or companies in the index) at the start or the end of the performance period.

•We regularly discuss and consider the metrics used in our long-term incentive awards, particularly relative TSR, which we believe presents both benefits and challenges. We believe that TSR metrics create alignment between management and stockholders despite its line-of-sight challenges for management and we understand that the inclusion of such a metric in compensation programs (whether as a direct metric or as a modifier) is currently supported by many investors and stockholder advisors. For these reasons, we continue to use this metric at this time.

The performance-payout scales for the performance goals under the PSUs granted in April 2024 (FYE 25) are set out in the tables below.

•If performance falls below the applicable threshold, the executive officer will not receive any vesting for the portion of the award attributable to that goal.

•For performance falling between established points in the range, the amount earned is calculated on a formulaic basis based on those points.

•The relative TSR goal opportunity is capped at 100% if absolute TSR for the performance period is negative (even if relative TSR is strong).

Revenue Goal (weighting: 37.5%)
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period
80%	50%
90%	80%
95%	90%
100% ($2,995M)	100%
102%	120%
105%	150%
110% or more	200%
EBITDA Margin Goal (weighting: 37.5%)
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period
92%	75%
95%	85%
98%	95%
100% (30% EBITDA Margin)	100%
102%	110%
103%	125%
107% or more	200%
Relative TSR Goal (weighting: 25%)
Percentile Achieved	Percentage of Performance Shares Eligible to be Earned for Period
<25th	0%
25th	25%
50th	100%
75th+	200%

Vesting of Awards for FYE 25

As noted above, the performance period for all tranches of the PSUs granted in April 2024 does not end until January 31, 2027. As a result, none of these awards vested during (or in respect of) FYE 25.

The following table summarizes the goal achievement and calculated payout levels for tranches of the PSUs granted in April 2023 eligible for vesting in respect of the performance period ended January 31, 2025.

Performance vs. Payout Matrix for PSU awards approved April 2023
SaaS Revenue Goal (weighting within April 2023 LTI plan: 50%)		Payout For This Goal
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period	Percentage of Goal Achieved	Percentage of Performance Shares Earned for Period
80%	50%	86% ($1,099M)	69%
90%	80%
95%	90%
100% ($1,275M)	100%
110%	150%
115%	175%
120% or more	200%
% of Software Revenue Recurring Goal (weighting within April 2023 LTI plan: 25%)		Payout For This Goal
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period	Percentage of Goal Achieved	Percentage of Performance Shares Earned for Period

92%	50%	96% (87%)	86%
94%	80%
98%	90%
100% (90% of Revenue)	100%
101%	115%
103%	150%
106% or more	200%
In addition, the third and final tranche of the PSUs granted in April 2022, tied to our relative TSR performance, vested in respect of the three-year performance period ended January 31, 2025.

Our relative TSR performance for such three-year period came in at the 6th percentile of the comparator group (or 12% of target), which resulted in the vesting of this tranche at 0%. This metric was weighted at 25% within the April 2022 PSU awards.

Taking into consideration all tranches of the April 2022 PSUs (including those that vested in prior years based on the cloud revenue goal (which was weighted at 50%) and the percentage of software revenue that is recurring goals (which was weighted at 25%, performance against all applicable goals resulted in overall vesting of 66% of the awards, giving effect to the plan weightings.

As discussed above, with respect to the vesting of PSUs with performance periods ended as of January 31, 2025 (regardless of grant year), the weighted average performance was 71% and the weighted average vesting level was 57%.

Goal Setting

The compensation committee sets financial performance goals (goals other than our stock performance goals) for our annual bonus plans and our multi-year PSUs by reference to the annual budget and/or multi-year plan presented to our Board. The compensation committee’s objective in setting financial performance targets (the middle of the performance ranges) is to be at a level that requires strong performance on the part of each recipient, but that is not so difficult to achieve that it is likely to be missed. The compensation committee believes that it is important that goals be both challenging and achievable. As a result, the compensation committee takes into account the actual results achieved and the actual pay earned for recently completed performance periods in setting new performance goals and does not believe it is appropriate to automatically increase performance goals above the level of the prior period’s performance goals or the prior period’s results without regard to such actual achievements or actual pay for prior periods. The compensation committee believes that the goals it sets each year require strong performance on the part of management in what is a highly competitive business market.

The compensation committee typically establishes the threshold and maximum levels for performance and for payout opportunity, as well as the scale points in between, by reference to market practices and input from the compensation consultant. For example, the scale points for our PSU awards, including the opportunity to earn target payouts at median relative TSR performance (for the corresponding portion of the awards), is based on, and in the compensation committee’s opinion is in conformity with, market practices. The compensation committee also seeks to ensure that these threshold levels and scales are reasonable in light of the goals in question and in light of the Board’s expectation for what is achievable during the performance period. The compensation committee normally builds accelerators and decelerators into the plans and seeks to calibrate the slopes to balance varying objectives, including incentivizing overachievement, aligning pay to performance, retention of key talent, and risk management.

Recent Developments in Executive Compensation Practices

For FYE 26 compensation, the compensation committee determined to retain a new independent compensation consultant, Compensia, to review our executive and director compensation programs and gain a fresh perspective.

In March 2025, the compensation committee established the performance metrics for FYE 26 compensation. In establishing the new metrics, the committee sought to maintain alignment between our executive compensation metrics and our business, as it increasingly based on a subscription model and on increasing customer adoption of our AI-powered cloud-based solutions.

For our FYE 26 officer STI plans, the new metrics will be SaaS ACV bookings from new deals, AI ARR (ARR derived from solutions including AI-powered bots), and operating efficiency. For our FYE 26 officer LTI plans, the new metrics will be subscription ARR, cash contribution, and relative TSR. The performance metrics and goals for FYE 26 compensation will be discussed in more detail in our proxy statement for our 2026 Annual Meeting. See Appendix C to this proxy statement for additional information on our performance metrics.

Stock Bonus Program

In order to foster a greater sense of company ownership for employees and to reduce the Company’s cash compensation cost, we have adopted a stock bonus program under which eligible employees may receive a portion of their earned annual bonuses, otherwise payable in cash, in the form of discounted shares of our common stock. This program is subject to annual funding approval by our Board and an annual cap on the number of shares that can be issued. Officers are permitted to participate in the program, to the extent that shares remain available for awards following the enrollment of all other participants, to encourage our officers to continue to increase their stake in the Company as well. Shares issued to officers in respect of the discount feature of the program are considered incentive shares and are subject to a one-year vesting period to enhance the retentive value of the program and to better align executive interests with those of our stockholders. Shares not attributable to the discount feature of the program (which we refer to as “base” shares) are deemed to be purchased by the participants at fair market value using earned bonus dollars. As a result, these base shares are not considered incentive shares and their value is reflected within the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, rather than within the “Stock Awards” column.

•For the program period ended January 31, 2025, the Board approved the issuance of up to 200,000 shares of common stock and a discount of 15% for awards under the program. None of the officers elected to enroll in the program for FYE 25.

Other Pay Elements

We do not currently make use of cash-based long-term incentive compensation arrangements, defined benefit plans, or deferred compensation plans. We provide a limited number of perquisites to our executive officers, which vary from officer to officer and include:

•use of a company car or an annual car allowance; and

•an annual allowance for professional legal, tax, or financial advice.

Our officers also receive the same partial match of their 401(k) contributions as all other U.S. employees. Officers receive the same health insurance and company-paid group life and disability insurance offered to all other employees in the United States. Officers are also entitled to participate in the same paid-time off donation program we make available to other U.S. employees.

Employment Agreements

Each of our officers is party to a formal employment agreement with us. The terms of these agreements are summarized under “Executive Officer Severance Benefits and Change in Control Provisions—Provisions of Executive Officer Agreements” below.

Clawback Policy

Each of our officers is subject to a clawback provision in his employment agreement that allows us to recoup from the officer, or cancel, all or a portion of the officer’s incentive compensation (including bonuses and equity awards) for a particular year if we are required to restate our financial statements for that year due to material noncompliance with any financial reporting requirement under the U.S. securities laws as a result of the officer’s misconduct. The clawback applies from and after the year in which the employment agreement was first signed to performance-based awards made during the term of the agreement which were paid based on the results required to be restated. The amount to be recovered or forfeited is the amount by which the incentive compensation for the year in question exceeded the amount that would have been awarded had the financial statements originally been filed as restated.
Our equity compensation plans also contain a provision that allows for the cancellation or forfeiture of an award, or the repayment of any gain related to an award, including both time-based and performance-based awards, if an officer engages in activity detrimental to the Company.

In October 2023, we also adopted a separate compensation clawback policy to comply with the requirements for clawbacks under the final provisions of the Dodd-Frank Act, as implemented by the SEC and NASDAQ. This policy applies to any current or former “Section 16 officer” of the Company within the meaning of Rule 16a-1(f) under the Exchange Act, including our executive officers, and supplements and supersedes (in the event of a conflict) the other clawback arrangements described above. The policy is triggered, subject to certain exceptions, in the event of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, whether or not due to misconduct by the officer in question or any other person. The amount to be recovered or forfeited is generally the same as under our contractual clawback provisions (i.e., the amount by which the incentive compensation for the year in question exceeded the amount that would have been awarded had the financial statements originally been filed as restated).

Stock Ownership Guidelines and Other Policies

Our Board has adopted stock ownership guidelines for our officers and non-employee directors who are compensated by us for their service. We believe these guidelines help to further align the interests of our officers and directors with those of our stockholders. The guidelines contain customary terms and conditions and establish the following target ownership levels:

•ownership equal to six times salary for our Chief Executive Officer;

•ownership equal to three times salary for our other officers (reduced to one and a half times salary beginning at age 62); and

•ownership equal to five times the annual cash retainer for directors.

Until the target ownership levels are met, officers and directors are required to hold 50% of the after-tax shares acquired from either the vesting of restricted stock, RSUs, or PSUs, or from the exercise of stock options. As a result of this requirement, there is no specified time frame for reaching the target ownership levels and no minimum holding periods once shares have been acquired (if an officer or director falls below the target ownership level after having achieved it, he or she would again become subject to the 50% after-tax holding requirement until the ownership level had been re-established). Officers and directors subject to the guidelines are permitted to count towards the target ownership levels all shares of common stock held by such individual, regardless of source, 50% of the value of any unvested restricted stock, RSUs, and PSUs (at target level), and the intrinsic value of vested stock options.

Our Board has adopted a policy generally precluding us from entering into any new plan, program, agreement, or arrangement providing for a 280G excise tax gross-up payment with any person or, subject to a limited exception relating to relocations, any other tax gross-up payments with officers.

Insider Trading Policy and Policies Prohibiting Hedging and Pledging

We have an insider trading policy governing the purchase, sale, and other dispositions of securities of the Company that applies to all Company personnel, including directors, officers, employees and other covered persons. We have also implemented procedures applicable to our share repurchases. We believe that our insider trading policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and listing standards applicable to us.

Further, our insider trading policy prohibits all personnel (including officers and directors) from hedging (such as zero-cost collars and forward sale contracts) or pledging our securities, from short selling in our securities, from short-term trades in our securities (open market purchase and sale within three months), and from trading options in our securities (transactions in puts, calls or other derivative securities, on an exchange or in any other organized market). A copy of our insider trading policy can be found as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended January 31, 2025.

Our insider trading policy is supplemented by a separate policy prohibiting our officers and directors from engaging in hedging or pledging transactions in our equity securities. The policy defines hedging as the purchase of any financial instrument or the entry into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock or other equity securities (including, but not limited to, put options, forward sales contracts, equity swaps, or collars).

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards (such as awards with market-based performance metrics).

Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on its review and discussions with management regarding such section of this proxy statement, the compensation committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement and incorporated by reference into our Form 10-K for the year ended January 31, 2025.

Compensation Committee:

Richard Nottenburg, Chair
Linda Crawford
Kristen Robinson
Yvette Smith
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Programs and Risk Assessment

Each year, our executive management reviews our compensation policies and practices, including with respect to risk. Our compensation policies and practices are relatively stable and tend not to change significantly from year to year, particularly below the officer level. We monitor the operation of these policies and procedures and believe that they have proven to be well-calibrated over time. We also believe that these policies and practices are comparable to those used by similarly situated companies in our industry and the companies with which we compete for talent. In conducting its risk review, management noted in particular the following aspects of our compensation policies and procedures:

•Use of a combination of elements to achieve a balance between (1) fixed pay and variable pay, (2) time-based components and performance-based components, (3) quantitative targets and qualitative targets, and (4) short-term and long-term elements.

•Multiple quantitative targets (designed to support the budget and operating plan approved by the Board) within compensation plans, as well as elements that differ from plan to plan, and discretionary authority/elements or individual/team objectives in some plans.

•Variable compensation elements, including equity awards whose value fluctuates with our stock price, represent less than 25% of our total annual compensation expense and are broadly distributed among the employee base.

•Bonus plans and performance-based equity plans are subject to maximum payouts and contain calibrated performance-payout curves and staged goals below target to permit payout opportunities for performance that approaches, but does not achieve, target. We sometimes use discretionary bonuses where warranted based on performance and/or retention considerations, even when pre-established goals or thresholds were not achieved.

•Management maintains control over award templates and equity plan design and models the financial impact of design elements such as sales quotas and commissions before adoption.

•Checks and balances in place for the processing of transactions and the calculation of performance levels and payout amounts, including a well-developed system of internal controls to help ensure that financial results and the underlying transactions are sound.

•Provisions in our commission plans allowing us to reduce, withhold, or offset commissions for transactions that do not meet specified minimum requirements, even after the commission has been paid.

•Quarter-end guidelines are in place to help ensure that sales transactions are handled in a consistent and ethical manner at the end of each reporting period, in addition to our other customary legal and compliance policies and procedures.

•Quarterly certifications from a broad base of employees help promote accountability, transparency, and compliance.

•Stock ownership guidelines for our directors and officers, as well as a policy prohibiting hedging and pledging to help maintain alignment between our directors, officers, and other personnel and our stockholders.

•Clawback provisions are included in our executive employment agreements, equity plan and award agreements, and a stand-alone policy for officers allowing us to recoup payments or awards under certain circumstances.

Based on this review, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Compensation Tables

Summary Compensation Table for FYE 25

The following table lists the annual compensation of our officers for FYE 25, FYE 24, and FYE 23, as applicable.

Name and Principal Position	Year Ended January 31,	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Dan Bodner - Chief Executive Officer	2025	807,775	—	9,371,528	—	532,142	113,687	10,825,132
	2024	790,000	—	7,475,123	—	644,834	132,497	9,042,454
	2023	784,250	—	10,721,258	—	695,921	41,065	12,242,494

Elan Moriah - President	2025	511,250	—	3,304,761	—	260,854	35,789	4,112,654
	2024	500,000	—	2,319,660	—	316,095	33,034	3,168,789
	2023	496,250	—	3,327,000	—	341,138	26,267	4,190,655

Peter Fante - Chief Administrative Officer	2025	475,463	—	3,147,414	—	211,944	48,777	3,883,598
	2024	465,000	—	1,546,440	—	256,827	34,385	2,302,652
	2023	458,750	—	2,218,000	—	277,175	20,192	2,974,117

Grant Highlander - Chief Financial Officer	2025	409,000	—	3,147,414	—	228,247	2,000	3,786,661
	2024	398,898	—	1,546,440	—	244,974	2,000	2,192,312
	2023	346,221	180,000	2,080,575	—	—	5,842	2,612,638

(1) Includes cash bonuses awarded outside the officer’s pre-defined annual bonus plan, if any. Mr. Highlander was on a non-officer bonus plan for FYE 23. Based on the Company’s FYE 23 performance and his own performance, he received a discretionary bonus of $180,000, or 90% of his $200,000 target bonus.

(2) Reflects the aggregate grant date fair value of stock awards approved for the officer in the applicable fiscal year computed in accordance with applicable accounting standards. Also includes the aggregate grant date fair value of stock awards granted to the officers in a given fiscal year as a result of the discount feature under the stock bonus program (if any), but excludes the value of any other shares issued or to be issued to the officers at fair market value under the stock bonus program (the cash value of which is included within the “Non-Equity Incentive Plan Compensation” column in the fiscal year in which the corresponding cash bonus was earned). See “Compensation Discussion and Analysis—Stock Bonus Program” for more information about these stock bonus awards. For a further discussion of our accounting for equity compensation, see Note 14, “Stock-Based Compensation and Other Benefit Plans” to the consolidated financial statements included under Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2025. For performance-based awards, the value shown in the table is based on the assumed achievement of the target (probable) level of performance. See the Grant Date Value of Performance Awards table below for the aggregate grant date fair value of these performance awards assuming the highest level of performance is achieved. Volatility in our stock price from year to year may impact the grant date fair value of our annual equity awards.

(3) Amount represents performance-based annual bonuses tied to the officer’s pre-defined annual bonus plan. This amount also includes the value of any shares expected to be issued to the officers under the stock bonus program in respect of the fiscal year in which the cash bonus was earned (such shares are effectively purchased by the executive officers at fair market value (or a higher price) using bonus dollars), other than shares granted as a result of the discount feature of the program, if any (the value of which is included within the “Stock Awards” column in the fiscal year in which such shares were granted). Shares to be issued under the stock bonus program for FYE 25 will be determined and issued in the quarter ending July 31, 2025 (during FYE 26).

(4) See the table below for additional information on “All Other Compensation” amounts for FYE 25. “All Other Compensation” does not include premiums for group life, health, or disability insurance that is available generally to all salaried employees in the country in which the officer is employed and do not discriminate in scope, terms, or operation in favor of our officers or directors.

Pay Outcome Table for FYE 25

The following table sets forth the pay outcomes for our officers for FYE 25, FYE 24, and FYE 23, which we believe provides useful supplemental information to the Summary Compensation Table above, as it demonstrates the value of share awards that vested and stock options that were exercised during the applicable years, if any (as opposed to the grant date value of such awards, which is what we are required to present in the Summary Compensation Table), to more closely reflect each officer’s “take home” pay for such year. However, to the extent an officer chooses to hold his shares following vesting, including as a result of our stock ownership guidelines, his “take home” pay may be different than the values in the table below (as the value of the awards held would continue to fluctuate with the market, in alignment with the investment interests of our stockholders).

Name	Year Ended January 31,	Salary ($) (1)	Bonus ($) (2)	Earned Stock Awards ($) (3)	Earned Option Awards ($) (4)	All Other ($) (1)	Total ($)

Dan Bodner	2025	807,775	532,142	5,045,722	—	113,687	6,499,326
	2024	790,000	644,834	6,219,164	—	132,497	7,786,495
	2023	784,250	695,921	12,429,117	—	41,065	13,950,353

Elan Moriah	2025	511,250	260,854	1,667,925	—	35,789	2,475,818
	2024	500,000	316,095	1,765,850	—	33,034	2,614,979
	2023	496,250	341,138	3,613,772	—	26,267	4,477,427

Peter Fante	2025	475,463	211,944	1,165,274	—	48,777	1,901,458
	2024	465,000	256,827	1,208,221	—	34,385	1,964,433
	2023	458,750	277,175	2,384,473	—	20,192	3,140,590

Grant Highlander	2025	409,000	228,247	1,045,448	—	2,000	1,684,695
	2024	398,898	244,974	925,928	—	2,000	1,571,800
	2023	346,221	180,000	1,040,766	—	5,842	1,572,829
(1) As disclosed on the Summary Compensation Table.

(2) Non-equity incentive plan compensation and cash bonus (if any) as disclosed in the Summary Compensation Table.

(3) Earned stock awards means the value of all restricted stock units (time-based and performance-based) that vested during the applicable fiscal year (measured as of the date of vesting), regardless of the year in which such awards were granted.

(4) Earned option awards means the value (net of the exercise price) of all stock options exercised during the applicable fiscal year (measured as of the date of exercise), if any, regardless of the year in which such awards were granted or became vested.

Grant Date Value of Performance Awards

The following table sets forth the aggregate grant date fair value of the performance awards (PSUs) made to our officers during FYE 25, FYE 24, and FYE 23, assuming:

    (a) the target level of performance (probable outcome) is achieved (see the Target Shares column), or

    (b) the highest level of performance is achieved (see the Maximum Possible Shares column).

Name	Grant Date	Target Shares	Fair Value of Target Shares ($)	Maximum Possible Shares	Fair Value of Maximum Possible Shares ($)

Dan Bodner	4/22/2024	192,830	5,622,923	385,660	11,245,846
	4/20/2023	121,811	4,485,081	243,622	8,970,162
	4/25/2022	124,010	6,876,355	248,020	13,752,709

Elan Moriah	4/22/2024	56,666	1,652,381	113,332	3,304,761
	4/20/2023	31,500	1,159,830	63,000	2,319,660
	4/25/2022	33,000	1,829,850	66,000	3,659,700

Peter Fante	4/22/2024	53,968	1,573,707	107,936	3,147,414
	4/20/2023	21,000	773,220	42,000	1,546,440
	4/25/2022	20,000	1,109,000	40,000	2,218,000

Grant Highlander	4/22/2024	53,968	1,573,707	107,936	3,147,414
	4/20/2023	21,000	773,220	42,000	1,546,440
	4/25/2022	6,000	332,700	12,000	665,400

All Other Compensation Table for FYE 25

Name	Employer Retirement Contribution ($)	Car Allowance or Cost of Company Car ($)	Professional Advice Allowance ($)	Accrued Vacation Payout ($) (1)	Travel ($) (2)	Total ($)
Dan Bodner	2,000	16,800	20,000	58,680	16,207	113,687
Elan Moriah	2,000	15,255	—	—	18,534	35,789
Peter Fante	2,000	12,000	11,751	23,026	—	48,777
Grant Highlander	2,000	—	—	—	—	2,000
(1) During FYE 25, Messrs. Bodner and Fante elected to participate in a program available to all U.S. employees by which a portion of the employee's accrued vacation is monetized and the after-tax amount is donated to a children's charity as part of Verint's Next Generation program. The table above reflects the pre-tax amount that was included in the officer's compensation in connection with such donation.

(2) Officers who attend the Company’s annual sales recognition trip are entitled to reimbursement for certain personal expenses, including travels costs for their spouse or other guests, on the same basis as the sales employees who are invited to such event.

Grants of Plan-Based Awards for FYE 25

The following table sets forth information concerning equity and other plan-based grants to our officers during FYE 25.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type of Award	Grant Date	Threshold ($) (1)	Target ($)	Maximum ($)	Threshold (#) (2)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (3)

Dan Bodner	RSU (4)	4/22/2024	—	—	—	—	—	—	128,553	3,748,605
	PSU (5)	4/22/2024	—	—	—	102,441	192,830	385,660	—	5,622,923
	Annual Bonus for FYE 25	N/A	408,000	816,000	1,632,000	—	—	—	—	—

Elan Moriah	RSU (4)	4/22/2024	—	—	—	—	—	—	56,666	1,652,381
	PSU (5)	4/22/2024	—	—	—	30,104	56,666	113,332	—	1,652,381
	Annual Bonus for FYE 25	N/A	200,000	400,000	800,000	—	—	—	—	—

Peter Fante	RSU (4)	4/22/2024	—	—	—	—	—	—	53,968	1,573,707
	PSU (5)	4/22/2024	—	—	—	28,671	53,968	107,936	—	1,573,707
	Annual Bonus for FYE 25	N/A	162,500	325,000	650,000	—	—	—	—	—

Grant Highlander	RSU (4)	4/22/2024	—	—	—	—	—	—	53,968	1,573,707
	PSU (5)	4/22/2024	—	—	—	28,671	53,968	107,936	—	1,573,707
	Annual Bonus for FYE 25	N/A	175,000	350,000	700,000	—	—	—	—	—
(1) The threshold column corresponds to the minimum bonus payable to the executive officer assuming that minimum financial performance goals are achieved. If minimum financial performance goals are not achieved, the bonus payable to the executive officer would be zero. As disclosed in the Summary Compensation Table above, the actual bonus payouts for FYE 25 were as follows: Mr. Bodner $532,142, Mr. Moriah $260,854, Mr. Fante $211,944, and Mr. Highlander $228,247.

(2) Represents the threshold number of shares that were available to be earned in the applicable performance period. If the minimum performance goals are not achieved in a performance period, no shares are earned for that period.

(3) Reflects the aggregate grant date fair value of equity awards approved for the officer in the applicable fiscal year computed in accordance with applicable accounting standards. The grant date fair value of PSUs is based on the target number of shares and calculated using the closing price of our common stock on the grant date. See the Grant Date Value of Performance Awards table above for the aggregate grant date fair value of these performance awards assuming the highest level of performance is achieved. For a further discussion of our accounting for equity compensation, see Note 14, “Stock-Based Compensation and Other Benefit Plans” to the consolidated financial statements included under Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2025.

(4) The April 22, 2024 time-based RSUs vest 1/6 on September 12, 2024, 1/6 on April 12, 2025, 1/6 on September 12, 2025, 1/6 on April 12, 2026, 1/6 on September 12, 2026, and 1/6 on April 12, 2027.

(5) The April 22, 2024 PSUs vest 37.5% based on revenue, 37.5% based on EBITDA margin, and 25% based on relative TSR targets. The PSUs are eligible to vest based on a 3-year performance period following the compensation committee’s determination of our achievement of specified revenue and relative TSR targets for the period from February 1, 2024 through January 31, 2027, and a specified EBITDA margin target for the year ending January 31, 2027 (the third year of the 3-year performance period), but no earlier than April 12, 2027. The performance goals were established at the time of the grant.

Further Information Regarding Summary Compensation Table for FYE 25 and Grants of Plan-Based Awards Table for FYE 25

As of the date of this proxy statement, each of our current officers is party to an employment agreement with us.

Each employment agreement provides for certain severance payments and benefits, including in connection with a change in control. See “—Executive Officer Severance Benefits and Change in Control Provisions” below for a discussion of these severance and change in control benefits, as well as a description of the restrictive covenants and clawback provisions contained in such agreements.

The employment agreements with our officers generally provide for an initial term of one or two years, followed by automatic one-year renewals (unless terminated by either party in accordance with the agreement and subject to required notice). Termination of the agreements by us constitutes good reason for resignation under the agreements with our officers other than Mr. Bodner, and constitutes a termination by us without cause under the agreement with Mr. Bodner.

Narrative to Summary Compensation Table for FYE 25

As discussed in the “Compensation Discussion and Analysis” above, each officer’s employment agreement provides for an annual base salary, target bonus, and certain perquisites. Although target bonuses are specified in each employment agreement, bonus payments are not guaranteed and are paid based on the achievement of performance goals. As of January 31, 2025, the target bonuses specified by the employment agreements were as follows: $600,000 for Mr. Bodner, $310,000 for Mr. Highlander, $167,500 for Mr. Fante, and $219,000 for Mr. Moriah. Historically, the target bonuses for each executive officer established by the compensation committee as part of its annual compensation review process has equaled or exceeded the target bonus specified in the executive officer’s employment agreement as well as the target bonus from the previous year.

Consistent with our compensation philosophy, and as discussed above, the compensation packages for our CEO and other officers are structured to provide pay opportunities that are competitive with market and which incentivize our officers to perform. A significant majority of the pay opportunity of each officer comes in the form of equity awards, 50% (or more) of which are performance-based. Even if all of such grants are earned at (or above) 100% in a given year, because the value of these awards depends on our stock price - which may be volatile - the officer’s pay opportunity at the time of grant (as reflected in the Summary Compensation Table) may be significantly higher (or lower) than the value at the time of vesting. Moreover, the value of the award at vesting (as reflected in the Option Exercises and Stock Vesting table) may not correspond to the officer’s “take-home” pay unless the shares are actually sold at the time of vesting. To the extent the officer chooses to hold such shares, including as a result of our stock ownership guidelines, the value of such awards continues to fluctuate with the market, in alignment with the investment interests of our stockholders. As a result, the actual value realized by the holders of these awards may significantly diverge from the originally disclosed grant value of such awards or from the disclosed value at vesting.

Narrative to All Other Compensation Table

We provide a limited number of perquisites to our officers, which vary from officer to officer depending on the terms of their employment agreements, local policy, and historical practice. The agreements with Messrs. Bodner, Moriah, and Fante entitle them to use of a company car or an annual car allowance and an annual allowance for legal, tax, or accounting advice. All executive officers receive the same health insurance and company-paid group life and disability insurance offered to all other U.S. employees. Officers are entitled to participate in a program available to all U.S. employees by which a portion of the employee's accrued vacation is monetized and the after-tax amount is donated to a children's charity as part of Verint's Next Generation program. Officers who attend the Company’s sales recognition trip are entitled to reimbursement for certain personal expenses, including travel costs for their spouse or other guests, on the same basis as the sales employees who are invited to such event. Officers receive the same partial match of their 401(k) contributions as all other U.S. employees, up to a maximum company contribution of $2,000 per year.

Outstanding Equity Awards at January 31, 2025

The following table sets forth information regarding various equity awards held by our officers as of January 31, 2025. The shares reflected in the table are as of January 31, 2025. The market value of all awards is based on the closing price of our common stock as of the last trading day in the year ended January 31, 2025 ($25.38 on January 31, 2025).

			Option Awards				Stock Awards
Name	Date of Grant		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (7)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Dan Bodner	4/25/2022	(1)	—	—	—	—	11,557	293,317	—	—
	4/20/2023	(2)	—	—	—	—	40,605	1,030,555	—	—
	4/20/2023	(3)	—	—	—	—	67,802	1,720,815	7,613	193,218
	4/22/2024	(4)	—	—	—	—	107,128	2,718,909	—	—
	4/22/2024	(5)	—	—	—	—	—	—	228,985	5,811,639

Elan Moriah	4/25/2022	(1)	—	—	—	—	4,500	114,210	—	—
	4/20/2023	(2)	—	—	—	—	15,750	399,735	—	—
	4/20/2023	(3)	—	—	—	—	17,533	444,988	1,969	49,973
	4/22/2024	(4)	—	—	—	—	47,222	1,198,494	—	—
	4/22/2024	(5)	—	—	—	—	—	—	67,292	1,707,871

Peter Fante	4/25/2022	(1)	—	—	—	—	3,334	84,617	—	—
	4/20/2023	(2)	—	—	—	—	10,500	266,490	—	—
	4/20/2023	(3)	—	—	—	—	11,689	296,667	1,313	33,324
	4/22/2024	(4)	—	—	—	—	44,974	1,141,440	—	—
	4/22/2024	(5)	—	—	—	—	—	—	64,087	1,626,528

Grant Highlander	4/25/2022	(1)	—	—	—	—	2,334	59,237	—	—
	4/20/2023	(2)	—	—	—	—	10,500	266,490	—	—
	4/20/2023	(3)	—	—	—	—	11,689	296,667	1,313	33,324
	4/22/2024	(4)	—	—	—	—	44,974	1,141,440	—	—
	4/22/2024	(5)	—	—	—	—	—	—	64,087	1,626,528
	12/20/2022	(6)	—	—	—	—	9,167	232,658	—	—
(1) The April 25, 2022 time-based RSUs vest 1/6 on September 12, 2022, 1/6 on April 12, 2023, 1/6 on September 12, 2023, 1/6 on April 12, 2024, 1/6 on September 12, 2024, and 1/6 on April 12, 2025.

(2) The April 20, 2023 time-based RSUs vest 1/6 on December 15, 2023, 1/6 on June 15, 2024, 1/6 on December 15, 2024, 1/6 on June 15, 2025, 1/6 on December 15, 2025, and 1/6 on June 15, 2026.

(3) The April 20, 2023 PSUs vest 50% based on SaaS revenue, 25% based on percentage of software revenue that is recurring, and 25% based on relative TSR targets. SaaS revenue and percentage of software revenue that is recurring units vest based on a two-year performance period following the compensation committee’s determination of our achievement of specified SaaS revenue and percentage of software revenue that is recurring targets for the period from February 1, 2023 through January 31, 2025, but no earlier than April 8, 2025. The relative TSR units vest based on a three-year performance period following the compensation committee’s determination of our achievement of a specified relative TSR target for the period from February 1, 2023 through January 31, 2026, but no earlier than April 8, 2026. The table shows the unvested tranches of the award for the SaaS revenue and percentage of software revenue that is recurring goals at the target amount, and the unvested tranche of the award for the relative TSR goal at the threshold amount, as of January 31, 2025.

(4) The April 22, 2024 time-based RSUs vest 1/6 on September 12, 2024, 1/6 on April 12, 2025, 1/6 on September 12, 2025, 1/6 on April 12, 2026, 1/6 on September 12, 2026, and 1/6 on April 12, 2027.

(5) The April 22, 2024 PSUs vest 37.5% based on revenue, 37.5% based on EBITDA margin, and 25% based on relative TSR targets. Revenue and relative TSR units vest based on a three-year performance period following the compensation committee’s determination of our achievement of specified revenue and relative TSR targets for the period from February 1, 2024 through January 31, 2027 and a specified EBITDA margin target for the year ending January 31, 2027 (the third year of the 3-year performance period), but no earlier than April 12, 2027. The table shows the unvested tranche of the award for the revenue goal at the target amount, the unvested tranche of the award for the EBITDA margin goal at the maximum amount, and the unvested tranche of the award for the relative TSR goal at the threshold amount, as of January 31, 2025.

(6) Mr. Highlander received a one-time award of 27,500 shares in connection with his promotion to CFO in December 2022, vesting in equal parts on December 20, 2023, December 20, 2024, and December 20, 2025.

(7) Includes (i) time-based awards and (ii) performance-based awards for which the performance goals had been satisfied based on the conclusion of FYE 25 but which had not actually vested as of such date.

(8) Includes performance-based awards for which the performance goals had not yet been satisfied based on the conclusion of FYE 25.

Option Exercises and Stock Vested During FYE 25

The following table sets forth information regarding option exercises and stock award vestings for our officers during FYE 25. The value realized on exercise of stock options is calculated by multiplying the number of options being exercised by the spread between the exercise price and the market price of our common stock at the time of exercise. The value of stock awards realized on vesting is calculated by multiplying the number of shares vesting by the closing price of our common stock on the vesting date. See “—Outstanding Equity Awards at January 31, 2025” above for the vesting schedule of outstanding awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dan Bodner	—	—	165,103	5,045,722
Elan Moriah	—	—	54,915	1,667,925
Peter Fante	—	—	38,793	1,165,274
Grant Highlander	—	—	35,959	1,045,448
As discussed above, a significant majority of the pay opportunity of each officer comes in the form of equity awards, 50% (or more) of which are generally performance-based. Even if all of such grants are earned at (or above) 100% in a given year, because the value of these awards depends on our stock price - which may be volatile - the officer’s pay opportunity at the time of grant (as reflected in the Summary Compensation Table) may be significantly higher (or lower) than the value at the time of vesting. Moreover, the value of the award at vesting (as reflected in the table above) may not correspond to the officer’s “take-home” pay unless the shares are actually sold at the time of vesting. To the extent the officer chooses to hold such shares, including as a result of our stock ownership guidelines, the value of such awards continues to fluctuate with the market (and in alignment with the investment interests of our stockholders), which in turn may significantly diverge from the value at the time of vesting.

Executive Officer Severance Benefits and Change in Control Provisions

As of the date of this proxy statement, each of our current officers is party to an employment agreement with us. The material terms of the officer employment agreements are summarized below. This is not a complete summary of the officer employment agreements.

Provisions of Executive Officer Agreements

Each of the employment agreements with our officers provides for an annual base salary and a performance-based bonus target.

Severance or Advance Notice Not in Connection with a Change in Control

In the event of an involuntary termination of employment (termination without cause or a resignation for good reason) not in connection with a change in control, the executive officers are, subject to their execution of a release and continued compliance with the restrictive covenants described below, entitled to specified amounts of severance and/or minimum amounts of advance notice.

Our executive officers, other than Mr. Bodner, are entitled to severance consisting of a lump sum payment equal to 12 months of base salary and reimbursement for 12 months of health insurance premiums.

Mr. Bodner is entitled to a 60-day advance notice period (during which all of his regular compensation and benefits would be payable) and severance consisting of a lump sum payment equal to 18 months of base salary, reimbursement of health insurance premiums, a continuation of his professional advice allowance, and access to his company-leased vehicle.

In the event of an involuntary termination, each executive officer, other than Mr. Bodner, is also entitled to a pro-rated portion of his annual bonus for such year plus an amount equal to 100% of his average annual bonus measured over the last three years. Mr. Bodner’s agreement provides for a pro-rated portion of his annual bonus for such year plus an amount equal to 150% of his target bonus.

In the event of a termination of the executive officer’s employment as a result of disability (as defined in the applicable employment agreement), the executive officer would be entitled to receive (i) a lump sum cash payment equal to the greater of (x) six months or (y) the number of full and partial months from the date of termination of employment and until the date on which the executive officer would be eligible to receive benefits under the Company’s long-term disability plan applicable to him (but in no event more than 12 months), and (ii) a pro-rated portion of the executive officer’s annual bonus for the year of termination.

Severance in Connection with a Change in Control

In the event of an involuntary termination of employment in connection with a change in control, in lieu of the salary severance and bonus severance described above, each of the executive officers is entitled to enhanced cash severance equal to the sum of 1.5 times his base salary and target bonus, plus a pro-rated target bonus for the year of termination, or in the case of Mr. Bodner, 2.5 times the sum of his base salary and target bonus, plus a pro-rated target bonus for the year of termination. Other payments or benefits triggered by a termination event, such as advance notice or reimbursement of health insurance premiums, would continue to apply on the same basis as described in the preceding section.

Equity

Other than in the case of Mr. Bodner, the agreements do not provide for equity acceleration in the case of an involuntary termination not in connection with a change in control. In the event of an involuntary termination of employment in connection with a change in control, each of the employment agreements provides for acceleration of all unvested equity awards. Each of the agreements also provides that all of the executive officer’s outstanding equity awards will become fully vested if not assumed in connection with a change in control.

Other Provisions

Each of the employment agreements provides for customary restrictive covenants, with a restricted period ranging from 12 to 24 months, including a non-compete, a non-solicitation of customers and employees, and an indefinite non-disclosure provision. Each agreement also contains a clawback provision which allows us to recoup from the officer, or cancel, a portion of the officer’s incentive compensation (including bonuses and equity awards) for a particular year if we are required to restate our financial statements for that year due to material noncompliance with any financial reporting requirement under the U.S. securities laws as a result of the officer’s misconduct. The clawback applies from and after the year in which the employment agreement was first signed to performance-based awards made during the term of the agreement which were paid based on the results required to be restated. The amount to be recovered or forfeited is the amount by which the incentive compensation in the year in question exceeded the amount that would have been awarded had the financial statements originally been filed as restated. Our 2023 Long-Term Stock Incentive Plan also allows for the cancellation or forfeiture of an award, or the repayment of any gain related to an award, if an officer engages in activity detrimental to our company.

Our legacy employment agreements with Messrs. Bodner, Moriah, and Fante also provide for a gross-up for any excise taxes such officer may become subject to in connection with a change in control. The new employment agreement we entered into in December 2022 with Mr. Highlander does not contain such a gross-up, consistent with our policy not to enter into any new agreements providing for a 280G excise tax gross-up. Instead, Mr. Highlander’s agreement contains a cutback provision that reduces the compensation payable under the agreement to the extent (but only to the extent) necessary to avoid the imposition of the excise tax and the loss of our federal income tax deduction.

The terms “cause”, “good reason”, and “change in control” are defined in the forms of employment agreements.

Potential Payments Upon Termination or Change in Control (CIC)

The table below outlines the potential payments and benefits that would have become payable by us to our officers in the event of certain triggering events, assuming that the relevant event occurred on January 31, 2025. In reviewing the table, please note the following:

•The table does not include amounts that would be payable by third parties where we have no continuing liability at the time of the triggering event, such as amounts payable under private insurance policies, government insurance such as social security, or 401(k) or similar defined contribution retirement plans.

•Except as noted in the next bullet, the table does not include payments or benefits that are available generally to all salaried employees in the country in which the executive officer is employed and do not discriminate in scope, terms, or operation in favor of our executive officers or directors, such as short-term disability payments or payment for accrued but unused vacation.

•The table includes all severance or notice payments for which we are financially responsible at the time of the triggering event, even if such payments are available generally to all salaried employees in the country in which the executive officer is employed and do not discriminate in scope, terms, or operation in favor of our executive officers or directors.

•The value of equity awards in the table below is based on the quantity of shares at January 31, 2025 and the closing price of our common stock on the last trading day in the year ended January 31, 2025 ($25.38 on January 31, 2025).

•The table assumes that in connection with a change in control in which the executive officer is not terminated, all of such executive officer’s unvested equity is assumed (and is therefore not accelerated).

•The table assumes that in the event an executive officer becomes disabled, he becomes eligible for benefits under our long-term disability insurance within six months of the occurrence of such disability.

•Except with respect to tax gross-up amounts to which the executive officers may be entitled, all amounts are calculated on a pre-tax basis.

	Salary Continuation Value ($)	Pro Rata Bonus ($) (1)	Additional Bonus ($) (2)	Accelerated Equity Awards ($) (3)	Health Benefits (present insurance coverage value) ($) (4)	Other Benefits ($) (5)	280G Excise Tax Gross Up or Cutback ($) (6) (7)	Total ($)

Dan Bodner
Death	—	532,142	—	—	111,166	55,200	—	698,508
Disability	406,850	532,142	—	—	37,055	55,200	—	1,031,247
Resignation for Good Reason/Involuntary Termination without Cause	1,220,550	532,142	1,224,000	12,815,225	111,166	55,200	—	15,958,283
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	2,034,250	816,000	2,040,000	12,815,225	111,166	55,200	—	17,871,841

Elan Moriah
Death	—	260,854	—	—	58,595	—	—	319,449
Disability	257,500	260,854	—	—	29,298	—	—	547,652
Resignation for Good Reason/Involuntary Termination without Cause	515,000	260,854	306,029	—	58,595	—	—	1,140,478
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	772,500	400,000	600,000	4,159,477	58,595	—	—	5,990,572

Peter Fante
Death	—	211,944	—	—	23,578	—	—	235,522
Disability	239,475	211,944	—	—	11,789	—	—	463,208
Resignation for Good Reason/Involuntary Termination without Cause	478,950	211,944	248,649	—	23,578	—	—	963,121
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	718,425	325,000	487,500	3,522,135	23,578	—	—	5,076,638

Grant Highlander
Death	—	228,247	—	—	74,110	—	—	302,357
Disability	206,000	228,247	—	—	37,055	—	—	471,302
Resignation for Good Reason/Involuntary Termination without Cause	412,000	228,247	217,740	—	74,110	—	—	932,097
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	618,000	350,000	525,000	3,640,583	74,110	—	(994,883)	4,212,810
(1) For each officer, in the case of death, disability or resignation for good cause/involuntary termination without cause, the pro-rata bonus reflects the actual bonus awarded for FYE 25 (notwithstanding that the formal determination of bonuses did not occur until after the end of the year).
For each officer, for a CIC termination, the pro-rata bonus reflects the officer’s target bonus for FYE 25.

(2) For each officer other than Mr. Bodner, in the case of a non-CIC termination, the additional bonus reflects 100% of the average annual bonus awarded for the three-year period ended January 31, 2025 (notwithstanding that the formal determination of bonuses for FYE 25 did not occur until after the end of the year). For Mr. Bodner, in the case of a non-CIC termination, the additional bonus reflects 150% of his target bonus for FYE 25.

For each officer other than Mr. Bodner, for a CIC termination, the additional bonus reflects 150% of the officer’s target bonus for FYE 25. For Mr. Bodner, for a CIC termination, the additional bonus reflects 250% of the target bonus for FYE 25.

(3) For equity awards other than stock options, value is calculated as the closing price of our common stock on the last trading day in the year ended January 31, 2025 ($25.38 on January 31, 2025) times the number of shares accelerating. Shares accelerating includes the target number of PSUs for the January 31, 2025 performance period (not the number of shares calculated to be earned based on the completion of the performance period as of January 31, 2025, as in the Outstanding Equity Awards table) as well as for performance periods that had not yet been completed as of January 31, 2025. The officers did not hold any unvested stock options as of January 31, 2025.

(4) Amounts shown represent the actual cost of the contractually agreed number of months of COBRA payments, including applicable income taxes.

(5) Amounts shown represent the cost of the continuation of other benefits, which includes professional advice allowance and car allowance.

(6) Based on the applicable calculation under Section 280G of the Internal Revenue Code and the regulations thereunder, no 280G excise tax gross up would have been payable.

(7) Based on the applicable calculation under Section 280G of the Internal Revenue Code and the regulations thereunder, Mr. Highlander’s total payments would exceed his Section 280G threshold, and a cutback of severance payments would result in a better after-tax economic position. Therefore, Mr. Highlander’s payment would be subject to a reduction of $994,883 for purposes of the illustration presented in this table.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of our Chief Executive Officer, Mr. Bodner, to the annual total compensation of the median compensated employee of the Company and its consolidated subsidiaries, excluding Mr. Bodner (the “median employee”).

For the year ended January 31, 2025, our last completed fiscal year:

•The annual total compensation of our median employee was $98,217.

•Mr. Bodner’s annual total compensation, as reported in the Summary Compensation Table above, was $10,825,132.

•Based on this information, the ratio of the annual total compensation of Mr. Bodner to the median annual total compensation of all other employees of the Company and its consolidated subsidiaries was estimated to be 110 to 1.

For purposes of identifying our median employee, we used our worldwide employee population (excluding contractors) as of November 1, 2024 (the “Determination Date”), which consisted of 3,800 total employees, of which 1,405 were located in the United States and 2,395 were located outside of the United States. As permitted by applicable SEC rules, we then excluded from the compensation measurement under the “de minimis” exemption the compensation of 130 individuals (all in Indonesia) as of the Determination Date. For the remaining 3,670 individuals, we used the sum of total base pay and target bonus, in each case, as of the Determination Date, plus the grant date fair value of equity awards, if any, granted from February 1, 2024 to November 1, 2024, as our compensation measure that we consistently applied to all employees. We annualized the compensation of all permanent full-time and part-time employees who were hired by the Company and its consolidated subsidiaries between February 1, 2024 and the Determination Date and we applied an exchange rate as of October 31, 2024, to convert all international currencies into U.S. dollars.

We determined the annual total compensation of our median employee in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules. We converted all such compensation denominated in international currencies into U.S. dollars based on an average exchange rate from February 1, 2024 through January 31, 2025.

The foregoing pay ratio disclosure is a reasonable estimate calculated in a manner consistent with SEC rules for identifying the median employee and calculating the pay ratio based on our payroll and employment records and the methodology described above. These rules permit companies to employ a wide range of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratios reported by other companies may not be comparable to the pay ratio reported above, as other companies may have utilized different permitted methodologies, exclusions, estimates and or assumptions, and may have significantly different work force structure from ours.

Pay Versus Performance

The following table shows the total compensation for our NEOs for the past five fiscal years as set forth in the Summary Compensation Table (“SCT”), the “compensation actually paid” (or “CAP”) to our principal executive officer (“PEO”), and on an average basis, to our other NEOs (in each case, as determined under SEC rules), our TSR, the TSR of the S&P Composite 1500 Information Technology Index (our peer group for this purpose), our GAAP net income (loss), and our Company Selected Metric results (GAAP bundled SaaS revenue) against a defined group of peers.

Year ended January 31, (a)	Summary compensation on table total for PEO ($) (b) (1)	Compensation actually paid to PEO ($) (c) (2)	Average summary compensation on table total for non-PEO NEOs ($) (d) (3)	Average compensation actually paid to non-PEO NEOs ($) (e) (2)	Value of initial fixed $100 investment based on:		Net income (loss) (in millions) ($) (h)	Bundled SaaS revenue (in millions) ($) (i) (5)
					Total share-holder return ($) (f) (4)	Peer group total share-holder return ($) (g) (4)
2025	10,825,132	7,944,546	3,927,638	3,155,019	85.90	275.92	83.10	293
2024	9,042,454	4,219,689	2,554,584	1,436,951	100.49	216.65	39.63	251
2023	12,242,494	2,627,722	3,110,664	1,421,607	128.51	145.83	15.66	223
2022	9,975,399	11,567,570	2,757,754	2,985,846	173.73	172.00	15.65	183
2021	9,233,276	13,004,014	2,795,566	3,910,864	127.29	137.22	(0.11)	146
(1) The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Bodner (our Chief Executive Officer) for each applicable year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Executive Compensation Tables—Summary Compensation Table.”

(2) The dollar amounts reported in column (c) and (e) represent the amount of “compensation actually paid”, as computed in accordance with SEC rules. “Compensation actually paid” may not necessarily represent total cash and/or equity value transferred to the applicable NEO, but rather is a value calculated under applicable SEC rules. We do not have a defined benefit plan, so no adjustment for pension benefits is included in the table below. Similarly, no adjustment is made for dividends as dividends are factored into the fair value of the award. Consistent with the presentation in the Summary Compensation Table, these dollar amounts also exclude the value of any shares issued to the officers under the stock bonus program in respect of the fiscal year in which the cash bonus was earned (such shares are effectively purchased by the executive officers at fair market value (or a higher price) using bonus dollars), but include any shares granted as a result of the discount feature of the stock bonus program.

The following table details these adjustments:

Year ended January 31,	Executives	SCT (A) ($)	Aggregate grant date fair value of stock awards from SCT (B) ($)	Year-end fair value of outstanding equity awards granted during the year (i) ($)	Year over year change in fair value at fiscal year-end of unvested awards granted in prior fiscal years (ii) ($)	Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year (iii) ($)	Value (as of vesting date) of vested awards granted during fiscal year (iv) ($)	Total equity CAP (C)=(i)+(ii)+(iii)+(iv) ($)	CAP (D)=(A)-(B)+(C) ($)
2025	PEO	10,825,132	9,371,528	7,640,035	(1,829,013)	142,795	537,125	6,490,942	7,944,546
	Others	3,927,638	3,199,863	2,560,702	(389,076)	26,378	229,240	2,427,244	3,155,019
(A) The dollar amounts reported in the Summary Compensation Table (on an average basis for the non-PEO NEOs (the “Others”)).

(B) The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table (on an average basis for the Others). As noted in the final column (CAP), the amounts in column B are subtracted from the amounts in column A (SCT) in the calculation.

(C) The recalculated value of equity awards includes the addition (or subtraction, as applicable) of the following (on an average basis for the Others):

(i) the year-end fair value of any equity awards granted that are outstanding and unvested as of the end of the year;

(ii) the amount of change as of the end of the year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the year;

(iii) for awards that vest in the year, the change in the fair value as of the vesting date from the end of the prior fiscal year; and

(iv) for awards that are granted and also vest in the year, the fair value as of the vesting date.

The valuation assumptions and processes used to recalculate fair values used a consistent process and did not materially differ from those disclosed at the time of the applicable grant.

(D) “Compensation actually paid” may not necessarily represent total cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules.

(3) The dollar amounts reported in column (d) are the average amounts of total compensation reported for the other NEOs for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Executive Compensation Tables—Summary Compensation Table.” For each of years ended January 31, 2025, 2024, 2023, 2022, and 2021 the other NEOs were:

Year ended January 31,	Executives
2025	Elan Moriah, Peter Fante, Grant Highlander
2024	Elan Moriah, Peter Fante, Grant Highlander
2023	Elan Moriah, Peter Fante, Douglas Robinson, Grant Highlander
2022	Elan Moriah, Peter Fante, Douglas Robinson
2021	Elan Moriah, Peter Fante, Douglas Robinson
(4) TSR is determined based on the value of an initial fixed investment of $100 as of January 31, 2020. The TSR peer group consists of the S&P Composite 1500 Information Technology Index. Because fiscal years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

(5) Our company-selected measure is bundled SaaS revenue. See Appendix C to this proxy statement for additional information on our performance metrics.

Relationship Between Compensation Actually Paid and Performance Measures

The charts below show, for the past five years, the relationship of the Company’s TSR relative to its peers as well as the relationship between the PEO and non-PEO NEO “compensation actually paid” and (i) the Company’s TSR; (ii) the Company’s net income (loss); and (iii) bundled SaaS revenue.

Compensation Actually Paid Against Total Shareholder Return
Compensation Actually Paid ($M)
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$—
Value of $100 Investment
$300.0
$250.0
$200.0
$150.0
$100.0
$50.0
$—
01/31/21
01/31/22
01/31/23
01/31/24
01/31/25
PEO CAP
NEO CAP
TSR of Verint
TSR of Peer Index

Compensation Actually Paid Against Net Income (Loss)
Compensation Actually Paid ($M)
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$—
Net Income (Loss) ($M)
$100.0
$80.0
$60.0
$40.0
$20.0
$—
01/31/21
01/31/22
01/31/23
01/31/24
01/31/25
PEO CAP
NEO CAP
Net Income (Loss)

Compensation Actually Paid Against Company Selected Measure (Bundled SaaS Revenue)
Compensation Actually Paid ($M)
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$—
Bundled SaaS Revenue ($M)
$300.0
$250.0
$200.0
$150.0
$100.0
$50.0
$—
01/31/21
01/31/22
01/31/23
01/31/24
01/31/25
PEO CAP
NEO CAP
Bundled SaaS Revenue

2025 Performance Measures

The compensation committee believes in using a mix of performance measures in our STI and LTI plans to align executive pay with Company performance. As required by SEC rules, the performance measures identified as the most important used by the Company to link CAP for the NEOs for FYE 25 to Company performance are listed in the following table, each of which is described in more detail in the CD&A above:

Most Important Performance Measures:
Revenue
EBITDA Margin
Relative TSR
Bundled New SaaS ACV Bookings
Bundled SaaS Revenue
SaaS ARR
Free Cash Flow
The compensation committee reviews these metrics each year as part of its annual compensation review process with a view to selecting metrics that best align to our forward-looking objectives. As a result, it is not unusual for these metrics to change from year to year as the company and our business has evolved from a leader in workforce engagement to a leader in AI-powered CX automation. The performance measures listed above are those that the compensation committee considered most important in establishing STI and LTI compensation plans in FYE 25. Awards vesting based on the completion of FYE 25 were granted in FYE 24 (or earlier) and were based on performance measures established by the compensation committee in such earlier periods (which were considered the most important at such time).

For information about the metrics selected for FYE 26 compensation, see “—Compensation Discussion and Analysis—Recent Developments in Executive Compensation Practices.”

DIRECTOR COMPENSATION
The Board is responsible for establishing director compensation arrangements based on recommendations from the compensation committee.

Our practice is not to separately compensate any non-independent directors that sit on our Board. Mr. Bodner was the only non-independent director on our Board during FYE 25 and he was not compensated for his service on the Board, either as a member of the Board or as the Chairman of the Board. The compensation Mr. Bodner received as CEO is presented in the Summary Compensation Table. Mr. Wright is also not compensated for his service on the Board as a result of his designation by Apax Partners.

Our compensation package for independent directors is designed to provide competitive compensation necessary to attract and retain high quality independent directors. The compensation committee annually reviews our independent director compensation arrangements based on market studies or trends and from time to time engages its independent compensation consultant to prepare a customized peer group analysis to help ensure that director compensation is in line with the market and not excessive.

The compensation committee did not recommend any changes to our independent director compensation arrangements for FYE 25. Apart from the introduction of a lead independent director fee in connection with the establishment of the lead independent director role in 2017, our director compensation package has not changed since 2014.

The following summarizes the compensation package for our independent directors for FYE 25:

•An annual equity grant with a value of $200,000, subject to one-year vesting;

•$50,000 annual cash retainer;

•No per-meeting fees; and

•Annual Board and committee chairperson and membership fees as set forth below:

	Committee Membership Fee	Chairperson or Lead Independent Director Fee (paid in lieu of membership fee for committee chairpersons)
Board of Directors	N/A	$35,000 (for lead independent director)
Audit Committee	$15,000	$27,000
Compensation Committee	$10,000	$20,000
Corporate Governance & Nominating Committee	$6,000	$12,500

Director Compensation for FYE 25

The following table summarizes the cash and equity compensation earned by each member of the Board for service as a director during FYE 25.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
	(1)	(2),(3)
Dan Bodner	—	—	—	—
Linda Crawford	60,239	200,008	—	260,247
John Egan (4)	59,881	87,684	—	147,565
Reid French	73,304	200,008	—	273,312
Stephen Gold	75,443	200,008	—	275,451
William Kurtz	99,494	200,008	—	299,502
Andrew Miller	84,823	200,008	—	284,831
Richard Nottenburg	73,355	200,008	—	273,363
Kristen Robinson	86,289	200,008	—	286,297
Yvette Smith	83,253	200,008	—	283,261
Jason Wright	—	—	—	—
(1) Represents amount earned for service as a director during FYE 25 regardless of the year of payment.

(2) Reflects the aggregate grant date fair value computed in accordance with applicable accounting standards.

(3) On April 22, 2024, each of Messrs. French, Gold, Kurtz, Miller, and Nottenburg, and Mses. Crawford, Robinson, and Smith received an award of 6,859 RSUs in respect of service on the Board for FYE 25, with a vesting date of April 10, 2025. Mr. Egan received an award of 3,007 RSUs in respect of service on the Board prior to July 2024. These shares vested on January 31, 2025. The grant date fair value of these awards is based on the $29.16 closing price of our common stock on April 22, 2024.

(4) Mr. Egan’s term as a director ended at our last Annual Meeting of Stockholders in July 2024.

The following table summarizes the aggregate number of unvested stock options and unvested restricted stock units held by each member of our Board (granted for service as a director) as of January 31, 2025.

Name	Unvested Options	Unvested Stock Awards
Dan Bodner	—	—
Linda Crawford	—	6,859
Reid French	—	6,859
Stephen Gold	—	6,859
William Kurtz	—	6,859
Andrew Miller	—	6,859
Richard Nottenburg	—	6,859
Kristen Robinson	—	6,859
Yvette Smith	—	6,859
Jason Wright	—	—

Other Director Compensation Information

All directors are eligible to be reimbursed for their out-of-pocket expenses in attending meetings of the Board or of committees of the Board.

Our Board has adopted stock ownership guidelines for our executive officers and non-employee directors who are compensated by us for their service. Non-employee directors are required to hold equity equal to five times their annual cash retainer. Our directors are also subject to our insider trading policy and an additional policy prohibiting hedging and pledging transactions. See “—Compensation Discussion and Analysis—Stock Ownership Guidelines and Other Policies.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No executive officer has served on the Board or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or compensation committee. None of the members of the compensation committee is or has ever been a Verint officer or employee. During FYE 25, no member of the compensation committee had any direct or indirect material interest in a transaction or business relationship with us that would require disclosure under the rules of the SEC relating to disclosure of related party transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of April 30, 2025 (the “Reference Date”) by:

•each person (or group within the meaning of Section 13(d)(3) of the Exchange Act) who is known by us to beneficially own 5% or more of our common stock or Preferred Stock as of the Reference Date;

•each member of our Board (including any director nominees) and each of our NEOs; and

•all members of our Board (including any director nominees) and our executive officers as a group.

As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any equity security.

•A person is deemed to be the beneficial owner of securities that he or she has the right to acquire within 60 days from the Reference Date through the exercise of any option, warrant, or right.

•Shares of our common stock subject to options, warrants, or rights which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options, warrants, or rights, but are not deemed outstanding for computing the ownership percentage of any other person.

•The amounts and percentages are based upon 60,247,698 shares of common stock outstanding as of the Reference Date and, except in respect of the beneficial ownership of Valor Buyer LP, exclude shares of common stock issuable to Valor Buyer LP upon conversion of shares of our Preferred Stock. See footnote 2 for more information.

•The foregoing outstanding share number includes employee equity awards that have been settled but excludes awards that are vested but not yet delivered (if any).

•The table below, however, includes awards that have vested or will vest within 60 days of the Reference Date even if the underlying shares have not yet been delivered.

Name of Beneficial Owner	Class Owned	Number of Shares of Common Stock Beneficially Owned (1)		Percentage of Total Shares of Common Stock Beneficially Owned

Principal Stockholders:

Valor Buyer LP, c/o Apax Partners US, LLC	Series A and Series B Preferred Stock	9,667,178	(2)	13.8%
601 Lexington Ave, 53rd Floor
New York, NY 10022

The Vanguard Group, Inc.	Common	7,858,111	(3)	13.0%
100 Vanguard Boulevard
Malvern, PA 19355

BlackRock, Inc.	Common	5,138,456	(4)	8.5%
50 Hudson Yards
New York, NY 10001

Fuller & Thaler Asset Management, Inc.	Common	3,374,809	(5)	5.6%
411 Borel Avenue, Suite 300
San Mateo, CA 94402

Directors and Executive Officers:
Dan Bodner	Common	486,005		*
Elan Moriah	Common	53,613		*
Peter Fante	Common	20,449		*
Grant Highlander	Common	62,060		*
Linda Crawford	Common	18,553		*
Reid French	Common	23,253		*
Stephen Gold	Common	28,473		*
William Kurtz	Common	20,193		*
Andrew Miller	Common	26,895		*
Richard Nottenburg	Common	6,859		*
Kristen Robinson	Common	15,739		*
Yvette Smith	Common	11,034		*
Jason Wright	Common	—		*

All executive officers and directors as a group (thirteen (13) persons)		773,126		1.3%
* Less than 1%.

(1)	Unless otherwise indicated and except pursuant to applicable community property laws, to our knowledge, each person or entity listed in the table above has sole voting and investment power with respect to all shares listed as owned by such person or entity.

(2)
As of the Reference Date, Valor Buyer LP owned 200,000 shares of our Series A Preferred Stock and 200,000 shares of our Series B Preferred stock, representing 100% of the outstanding shares of each such series. See “Certain Relationships and Related Party Transactions” for details on the rights of the Preferred Stock. These shares were collectively convertible into 9,603,993 shares of common stock (or 13.7% of our common stock) as of the Reference Date, or 9,667,178 shares of common stock (or 13.8% of our common stock) inclusive of shares of common stock issuable on account of accumulated and unpaid dividends if the Preferred Stock were converted 60 days after the Reference Date.

(3)
As reported in the Schedule 13G/A filed with the SEC on November 12, 2024 by The Vanguard Group, Inc. (“Vanguard”), Vanguard has shared voting power over 46,743 shares of Verint common stock, sole dispositive power over 7,738,128 shares of Verint common stock, shared dispositive power over 119,983 shares of Verint common stock, and no sole voting power over Verint common stock.

(4)
As reported in the Schedule 13G/A filed with the SEC on April 17, 2025 by BlackRock, Inc. (“BlackRock”), BlackRock has sole voting power over 5,013,199 shares of Verint common stock, sole dispositive power over 5,138,456 shares of Verint common stock, and no shared voting power or shared dispositive power over Verint common stock.

(5)
As reported in the Schedule 13G filed with the SEC on November 12, 2024 by Fuller & Thaler Asset Management, Inc. (“Fuller & Thaler”), Fuller & Thaler has sole voting power over 3,322,393 shares of Verint common stock, sole dispositive power over 3,374,809 shares of Verint common stock, and no shared voting power or shared dispositive power over Verint common stock.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Under our audit committee charter, all related-party transactions (as described in Item 404 of Regulation S-K and relevant SEC and stock exchange rules) other than director and officer compensation arrangements approved by the full Board or the compensation committee must be approved in advance by our audit committee. In addition to the requirements of our audit committee charter, we have a written policy regarding the approval of related-party transactions. Such policy provides that any related-party transaction, which includes any financial transaction, arrangement, or relationship between us and a related party, or any series of similar transactions, arrangements, or relationships between us and a related party, where the aggregate amount involved will or is expected to exceed $120,000 in any fiscal year and the related party has or will have a direct or indirect material interest, must be described in writing and submitted to our Chief Compliance Officer prior to the transaction. Such proposed related-party transactions must be reviewed by our Chief Compliance Officer and/or Chief Financial Officer and must be submitted to our audit committee for its review and approval. Our Chief Compliance Officer, Chief Financial Officer, and audit committee will consider several factors in their review, including the fairness of the terms of the transaction, the role of the related party in the transaction, and whether the transaction could have an effect on the status of any director or director nominees as an independent director under applicable rules. The full Board reviewed and approved the agreements and transactions referred to in this section.

The following summarizes arrangements that were in effect during FYE 25.

Apax Investment

On December 4, 2019, we entered into an Investment Agreement (the “Investment Agreement”) with Valor Parent LP (“Valor Parent”), an affiliate of Apax Partners L.P., whereby, subject to certain closing conditions, Valor Parent agreed to purchase in a private placement an aggregate of up to $400 million of new preferred stock.

On May 7, 2020, Valor Parent purchased a total of 200,000 shares of our Series A Convertible Perpetual Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) at a purchase price of $1,000 per share. Following the issuance of the Series A Preferred Stock, the Investment Agreement and the Series A Preferred Stock was assigned by Valor Parent to Valor Buyer LP (the “Investor”), an affiliate of Valor Parent.

On April 6, 2021, the Investor purchased a total of 200,000 shares of our Series B Convertible Perpetual Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Preferred Stock”) at a purchase price of $1,000 per share.

Each of the rights, preferences and privileges of the Series A Preferred Stock and Series B Preferred Stock are set forth in separate certificates of designation, which have been filed with the Secretary of State of the State of Delaware on the applicable issuance date.

The Preferred Stock ranks senior to the shares of our common stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of our affairs. The Preferred Stock has a liquidation preference equal to the greater of (i) $1,000 per share (the “Liquidation Value”), plus any accrued and unpaid dividends to, but excluding, the liquidation date, and (ii) the amount that would be received if the shares are converted at the then applicable conversion price at the time of such liquidation. Holders of Preferred Stock were entitled to a cumulative dividend at a rate of 5.20% per annum until May 7, 2024 and thereafter at a rate of 4.00% per annum, subject in each case to adjustment under certain circumstances. Dividends on the Preferred Stock are cumulative and payable semi-annually in arrears in cash, as set forth in the applicable certificate of designation. All dividends that are not paid in cash will remain accumulated dividends with respect to each share of Preferred Stock. The applicable dividend rate is subject to increase (i) to 6.00% per annum in the event the number of shares of common stock into which the Preferred Stock could be converted exceeds 19.9% of the voting power of outstanding common stock on December 4, 2019 (unless we obtain stockholder approval of the issuance of common stock upon conversion of the Preferred Stock) and (ii) by 1.00% each year, up to a maximum dividend rate of 10.00% per annum, in the event we fail to satisfy our obligations to redeem the Preferred Stock in specified circumstances.

The Series A Preferred Stock did not participate in the February 1, 2021 spin-off of our former Cyber Intelligence Solutions business, and instead, the conversion price of the Series A Preferred Stock was adjusted based on the ratio of the trading prices of the two companies over a short period following the spin-off, subject to a collar. As a result of this adjustment, the Series A Preferred Stock is convertible into common stock at the election of the holder at any time at a conversion price currently equal to $36.38. The Series B Preferred Stock is convertible into common stock at the election of the holder at any time at a conversion price currently equal to $50.25. Beginning May 7, 2023, in the case of the Series A Preferred Stock, and April 6, 2024, in the case of the Series B Preferred Stock, we have the option to require that all (but not less than all) of the then-outstanding shares of Preferred Stock of the series convert into common stock if the volume-weighted average price per share of the common stock for at least 30 trading days in any 45 consecutive trading day period (including the last five consecutive trading days in such period) exceeds 175% of the then-applicable conversion price of such series (a “Mandatory Conversion”). As of January 31, 2025, the volume-weighted average price per share of common stock has not exceeded 175% of the $36.38 conversion price of the Series A Preferred Stock or the $50.25 conversion price of the Series B Preferred Stock.

We may redeem any or all of the Preferred Stock of a series for cash at any time after May 7, 2026, in the case of the Series A Preferred Stock, and April 6, 2027, in the case of the Series B Preferred Stock, at a redemption price equal to 100% of the Liquidation Value of the shares of such series, plus any accrued and unpaid dividends to, but excluding, the redemption date, plus the make-whole amount designed to allow the Investor to earn a total 8.00% internal rate of return on such shares. At any time after November 7, 2028, in the case of the Series A Preferred Stock, and October 6, 2029, in the case of the Series B Preferred Stock, the holders of the applicable series of Preferred Stock shall have the right to cause us to redeem all of the outstanding shares of Preferred Stock of such series for cash at a redemption price equal to 100% of the Liquidation Value of the shares of such series, plus any accrued and unpaid dividends to, but excluding, the redemption date. Upon the occurrence of a Change of Control Triggering Event (as defined in the certificates of designation), we are also required to redeem all of the outstanding shares of Preferred Stock for cash at a redemption price equal to the greater of (i) the Liquidation Value of the shares, plus any accrued and unpaid dividends to, but excluding, the redemption date and (ii) the amount that would be received if the shares are converted at the then-applicable conversion price at the time of such redemption.

Voting Rights

The certificates of designation provide that holders of the Preferred Stock will have the right to vote on matters submitted to a vote of the holders of common stock on an as-converted basis unless required by applicable law, but in no event will the holders of Preferred Stock have the right to vote shares of Preferred Stock on as as-converted basis in excess of 19.9% of the voting power of the common stock outstanding immediately prior to the date of the Investment Agreement.

Restrictions on Transfer

The Preferred Stock may not be sold or transferred without our prior written consent (which consent will not be unreasonably withheld or delayed). The common stock issuable upon conversion of the Preferred Stock is not subject to this restriction. The restriction on the sale or transfer of the Preferred Stock does not apply to certain transfers to one or more permitted co-investors or transfers or pledges of the Preferred Stock or common stock pursuant to the terms of specified margin loans to be entered into by the Investor as well as transfers effected pursuant to a merger, consolidation or similar transaction consummated by us and transfers that are approved by the Board.

Board Representation

Pursuant to the Investment Agreement, we appointed Jason Wright to the Board in connection with the closing of the Series A investment (the “Apax Designee”). Mr. Wright was subsequently elected to the Board at the 2020 Annual Meeting of Stockholders, was re-elected at each subsequent annual meeting, and has been nominated for re-election at the 2025 Annual Meeting. Following the closing of the Series B investment, we and Apax mutually agreed to nominate Reid French (the “Independent Designee”) as a director nominee to the Board at the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”). Mr. French was elected as a director at the 2021 Annual Meeting, was re-elected at each subsequent Annual Meeting of Stockholders, and has been nominated for re-election at the 2025 Annual Meeting.

So long as the Investor beneficially owns shares of Preferred Stock and/or shares of common stock issued upon conversion of shares of Preferred Stock that represent, in the aggregate and on an as-converted basis, at least 75% of the shares of common stock (on an as-converted basis) beneficially owned by the Investor on April 6, 2021 (the closing of the Series B investment), then the Investor will continue to have the right to designate the Apax Designee and to agree with us regarding the Independent Designee. So long as the Investor beneficially owns shares of

Preferred Stock and/or shares of common stock issued upon conversion of the shares of Preferred Stock that represent, in the aggregate and on an as-converted basis, at least 66 2/3% of the shares of common stock (on an as-converted basis) beneficially owned by the Investor on April 6, 2021, then the Investor will continue to have the right to designate the Apax Designee.

Preemptive Rights

Under the Investment Agreement, so long as the Investor beneficially owns (i) shares of Preferred Stock that represent at least 66 2/3% of the shares of Preferred Stock originally issued at the times of the Series A and Series B investments, or (ii) if as a result of a Mandatory Conversion such threshold is not met, shares of Preferred Stock and/or shares of common stock issued upon conversion of shares of Preferred Stock that represents at least 66 2/3% of the shares of common stock (on an as-converted basis) beneficially owned by the Investor on April 6, 2021, subject to customary exceptions, we are required to give the Investor notice of any proposed issuance by us of any shares of common stock or preferred stock, or any shares convertible into or exchangeable for such shares, no less than five business days prior to the proposed date of issuance. The Investor is then entitled to purchase up to its pro rata share of the securities that we propose to issue, at the same price and on the same terms as those disclosed in the notice.

Registration Rights

The Investor will have certain customary registration rights with respect to the common stock issuable upon conversion of the Preferred Stock pursuant to the terms of a registration rights agreement.

AUDIT MATTERS

Audit Committee Pre-Approval Procedures

The audit committee of our Board is directly responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. In accordance with the audit committee’s charter, it must approve, in advance of the service, all audit and permissible non-audit services to be provided by our independent registered public accounting firm and establish policies and procedures for the engagement of the outside auditor to provide audit and permissible non-audit services. Our independent registered public accounting firm may not be retained to perform non-audit services specified in Section 10A(g) of the Exchange Act.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the audit committee at its next scheduled meeting.

The audit committee appointed Deloitte & Touche LLP as our auditors for FYE 25 and FYE 24. Deloitte & Touche LLP has advised the audit committee that they are independent accountants with respect to Verint, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, and federal securities laws administered by the SEC.

In conjunction with our management, the audit committee regularly reviews the services and fees from our independent registered public accounting firm. Our audit committee has determined that the providing of certain non-audit services, as described below, is compatible with maintaining the independence of Deloitte & Touche LLP.

In addition to performing the audit of our consolidated financial statements, Deloitte & Touche LLP provided various other services during FYE 25 and FYE 24. Our audit committee has determined that these services did not impair Deloitte & Touche LLP’s independence from Verint.

Fees of Independent Registered Public Accountants

During FYE 25 and FYE 24, we retained Deloitte & Touche LLP to provide professional services in the following categories and amounts:

	Year Ended January 31,
(in thousands)	2025	2024
Audit fees (1)	$2,949	$2,700
Audit-related fees (2)	—	18
Tax fees (3)	—	—
All other fees (4)	7	—
Total fees	$2,956	$2,718
(1) “Audit fees” include fees for audit services principally related to the year-end audit and the quarterly reviews of our consolidated financial statements, consultation on matters that arise during a review or audit, review of SEC filings, audit services performed in connection with our acquisitions, services related to an SEC comment letter, and statutory audit fees.

(2) “Audit-related fees” include fees which are for assurance and related services other than those included in Audit fees.

(3) “Tax fees” include fees for tax compliance and advice.

(4) “All other fees” include fees for all other non-audit services.

REPORT OF THE AUDIT COMMITTEE
Role of the Audit Committee

The primary purpose of the audit committee is to assist the Board in its general oversight of Verint’s financial reporting process, including its internal controls and audit functions, as well as oversight of the Code of Conduct for all employees. The responsibilities of the audit committee are more fully described in its charter, which can be found on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies/. One of the audit committee’s key responsibilities, as reflected in its charter, is to select, compensate, evaluate, and, when appropriate, replace Verint’s independent registered public accounting firm. The audit committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

Review of Verint’s Audited Financial Statements for FYE 25

Management is primarily responsible for the preparation, presentation, and integrity of Verint’s financial statements. The audit committee reviews Verint’s financial statements on a quarterly and annual basis, and in connection with these reviews, it discusses Verint’s financial statements with management and the independent registered public accounting firm. The audit committee has reviewed Verint’s audited financial statements for FYE 25 and discussed them with management. In March 2025, the audit committee reviewed Verint’s audited financial statements and footnotes for inclusion in Verint’s Annual Report on Form 10-K for FYE 25. Based on this review and prior discussions with management and the independent registered public accountants as described below, the audit committee recommended to the Board that Verint’s audited financial statements be included in its Annual Report on Form 10-K for FYE 25 for filing with the SEC.

Review and Discussions with the Independent Registered Public Accounting Firm

Verint’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements of Verint, expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Deloitte & Touche LLP is also responsible for performing reviews of Verint’s quarterly financial results, which are published in our Quarterly Reports on Form 10-Q.

The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, regarding the independent registered public accounting firm’s judgments about the quality of Verint’s accounting principles as applied in its financial reporting. The audit committee has also received written communications from Deloitte & Touche LLP required by the applicable requirements of the PCAOB and has discussed with Deloitte & Touche LLP its independence, including considering whether the independent registered public accounting firm’s provision of non-audit services to Verint may reasonably be thought to bear on the independent registered public accounting firm’s independence.

The audit committee discussed with Verint’s independent registered public accounting firm the overall scope and plans for its integrated audit. The audit committee met with the independent registered public accounting firm to discuss the results of its audit, the evaluations of Verint’s internal controls, and the overall quality of Verint’s financial reporting. The audit committee also met in private sessions with the independent registered public accounting firm at certain of its meetings, without management present, to discuss financial management, accounting, and internal control issues.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board approved, that our annual audited consolidated financial statements be included in our Annual Report on Form 10-K for the period ended January 31, 2025, for filing with the SEC.

Audit Committee:

Andrew Miller, Chair
Reid French
Stephen Gold
William Kurtz

STOCKHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING

Proposals which stockholders desire to have included in our proxy statement for the 2026 Annual Meeting, pursuant to Regulation 14a-8 under the Exchange Act, must be addressed to our Corporate Secretary and received by us not later than the close of business on January 8, 2026. Such proposals must be addressed to Verint Systems Inc., at 225 Broadhollow Road, Melville, New York 11747, and should be submitted to the attention of our Corporate Secretary by certified mail, return receipt requested. SEC rules establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The deadline for these proposals for the 2026 Annual Meeting is March 24, 2026. Our proxy related to the 2026 Annual Meeting may give discretionary authority to the proxy holders to vote with respect to all such proposals received by us.

The requirements found in our Amended and Restated By-laws are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in our proxy statement.

In accordance with our Amended and Restated By-laws, any stockholder entitled to notice of and to vote for the election of directors at the 2026 Annual Meeting may nominate persons for election as directors at the 2026 Annual Meeting only if our Corporate Secretary receives written notice of any such nominations no earlier than February 19, 2026 and no later than March 21, 2026. However, if the number of directors to be elected at the 2026 Annual Meeting is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the Board by at least January 28, 2026, then a stockholder’s notice will be considered timely with respect to nominees for the new positions created by the increase that are to be filled by election at the 2026 Annual Meeting, and only with respect to a stockholder who had, prior to such increase in the size of the Board, previously submitted, on a timely basis and in proper written form, a stockholder notice relating to nominees for such meeting, if it is received by our Corporate Secretary no later than the close of business on the tenth calendar day after we make such public announcement.

Any stockholder notice of intention to nominate a director shall include:

•as to the nominee:

•the name, age, business address and residential address of such person;

•the principal occupation or employment of such person;

•the class, series and number of our securities that are owned of record or beneficially by such person;

•the date or dates the securities were acquired and the investment intent of each acquisition;

•information regarding the qualifications of such person to serve as a director and any other information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act (or any comparable successor rule or regulation);

•a description in reasonable detail of any and all potential or actual conflicts of interest of such nominee with us; and

•any other information relating to such person that the Board or any nominating committee of the Board reviews in considering any person for nomination as a director, as will be provided by our Corporate Secretary upon request;

•as to the stockholder giving the notice and any Stockholder Associate (as such term is defined below):

•the name and address of the stockholder, as they appear on our stock ledger, and, if different, the current name and address of the stockholder, and the name and address of any Stockholder Associate;

•a representation that the stockholder is a holder of record of our securities entitled to vote at the meeting and intends to remain so through the date of the meeting and to attend the meeting (or cause its proxyholder or qualified representative to attend the meeting) to nominate the person or persons specified in the stockholder’s notice;

•the class, series and number of our securities that are owned of record or beneficially by the stockholder or any Stockholder Associate as of the date of the stockholder’s notice;

•a description in reasonable detail of all direct and indirect compensation, reimbursement, indemnification, benefits and other agreements, arrangements and understandings (written or oral and formal or informal and whether monetary or non-monetary) during the past three years, and any other material relationships between or among the stockholder giving the notice or any Stockholder Associate, on the one hand, and the proposed nominee(s) and his or her respective affiliates and associates or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 or any successor provision promulgated under Regulation S-K if the stockholder making the nomination or any Stockholder Associate were the “registrant” for purposes of such item and the nominee were a director or executive officer of such registrant;

•whether and the extent to which the stockholder or any Stockholder Associate holds any Derivative Instruments (as that term is defined in our Amended and Restated By-Laws);

•an accounting of any equity interests, including any convertible instruments or Derivative Instruments, in any of our key competitors (as such terms are used in our Amended and Restated By-Laws) of ours, and

•all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by the stockholder or any Stockholder Associate;

•a representation on behalf of the stockholder giving the notice and any Stockholder Associate, or any group of which it is a member, pursuant to which such persons acknowledge and agree:

•that it, or the group of which it is a part, intends to solicit the holders of shares representing at least 67% of the voting power of our shares entitled to vote on the election of directors in support of such director nominees other than the nominees of the Board or a duly authorized committee thereof in accordance with Rule 14a-19(a)(3) under the Exchange Act;

•that it will notify the Corporate Secretary promptly if any change occurs with respect to the intent of such stockholder or Stockholder Associate, or the group of which it is a part, to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the nominees of the Board or a duly authorized committee thereof, or with respect to the names of such stockholder’s or Stockholder Associate’s nominees;

•that if such stockholder or Stockholder Associate, or the group of which it is a part, (y) provides notice pursuant to Rule 14a-19(a)(1) under the Exchange Act and (z) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act, then we will disregard any proxies or votes solicited for such stockholder’s or Stockholder Associate’s nominees, and

•that, upon our request, if such stockholder or Stockholder Associate, or the group of which it is a part, provides notice pursuant to Rule 14a-19(a)(1) under the Exchange Act, such stockholder or Stockholder Associate will deliver to us, no later than five business days prior to the 2025 Annual Meeting, reasonable documentary evidence (as determined by us or one of our representatives, acting in good faith) that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act; and

•a written consent of each proposed nominee to being named in the proxy materials as a nominee and to serve as a director of Verint, if elected.

For purposes of the notice, a “Stockholder Associate” of any stockholder means (1) a beneficial owner or beneficial owners, if any, of securities of Verint owned of record or beneficially by the stockholder; (2) each Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of the stockholder or beneficial owner(s); and (3) any other person who is, to such stockholder’s or beneficial owner’s actual knowledge, after reasonable inquiry, acting in concert with such stockholder or beneficial owner in connection with the stockholder’s proposal of business or nomination at a meeting of Verint’s stockholders.

For complete information regarding the procedures for stockholder nominations of directors, see our Amended and Restated By-Laws.

In addition to satisfying the requirements under our Amended and Restated By-laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the first anniversary date of the 2025 Annual Meeting. Accordingly, for the 2026 Annual Meeting, we must receive such notice no later than April 20, 2026. If the date of the 2026 Annual Meeting is changed by more than 30 calendar days from the anniversary of the 2025 Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 Annual Meeting is first made.

SOLICITATION OF PROXIES

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers, and employees by personal interview or telephone. Such directors, officers, and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we may reimburse such brokerage houses, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

HOUSEHOLDING

We are permitted to send a single set of proxy materials to stockholders who share the same last name and address. This procedure is called “householding” and is designed to reduce our printing and postage costs. If you are the beneficial owner, but not the record holder, of Verint shares, your broker, bank or other nominee may only deliver one set of proxy materials and, as applicable, any other proxy materials that are delivered until such time as you or other stockholders sharing an address notify your nominee that you want to receive separate copies. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, either now or in the future, should submit this request by writing to our Secretary at Verint Systems Inc., Attn: Corporate Secretary, 225 Broadhollow Road, Melville, New York 11747, or calling our Investor Relations department at 631-962-9600, and they will be delivered promptly. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended January 31, 2025, was filed with the SEC on March 26, 2025, and such Form 10-K is being sent to stockholders on or about May 8, 2025. Stockholders are referred to that report for financial and other information about us. A copy of that report can be obtained, free of charge, by submitting a written request to Verint Systems Inc., Attn: Corporate Secretary, 225 Broadhollow Road, Melville, New York 11747. That report is not incorporated by reference into this proxy statement and is not to be deemed a part of the proxy soliciting material.

By Order of the Board of Directors,

Jonathan Kohl
Senior Vice President, General Counsel, and Corporate Secretary
Melville, New York
May 8, 2025

APPENDIX A

AMENDMENT NO. 1
TO THE
VERINT SYSTEMS INC.
2023 LONG-TERM STOCK INCENTIVE PLAN

THIS AMENDMENT NO. 1 TO THE VERINT SYSTEMS INC. 2023 LONG-TERM STOCK INCENTIVE PLAN (this “Amendment No. 1”) is made by VERINT SYSTEMS INC., a Delaware corporation (the “Company”).

WHEREAS, based on the recommendation of the Compensation Committee (the “Committee”), the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to amend the Verint Systems Inc. 2023 Long-Term Stock Incentive Plan (the “Existing Plan”) to increase the number of shares available for issuance under the Plan, adjust the fungibility ratio, and extend the expiration date of the Plan; and

WHEREAS, the Committee and the Board approved this Amendment No. 1 on May 7, 2025, subject to approval by the stockholders of the Company at the Company’s 2025 Annual Meeting of Stockholders.

NOW, THEREFORE, as of the Amendment Effective Date, the Plan is hereby amended as follows:

1.Section 4(a)(i) of the Existing Plan is hereby deleted in its entirety and replaced with the following:

(a)(i) Subject to adjustment as provided in Section 4(b), the aggregate number of Shares with respect to which Awards may be granted from time to time under the Plan shall in the aggregate not exceed, at any time, the sum of (i) 6,561,000, plus (ii) the number of Shares remaining available for issuance under this Plan on the Amendment Effective Date, plus (iii) the number of Shares that become available for issuance under Section 4(a)(ii) of the Prior Plan or this Plan; provided, that, subject to adjustment as provided for in Section 4(b), the aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 5,000,000. Subject to adjustment as provided in Section 4(b), the maximum number of Shares with respect to which Awards (other than Incentive Stock Options) may be granted to any Participant in any fiscal year shall be 2,000,000. Subject to adjustment as provided in Section 4(b), and notwithstanding the foregoing limitation, or any plan or program of the Company or any Subsidiary to the contrary, the maximum amount of compensation that may be paid to any single non-employee member of the Board in respect of any single fiscal year (including Awards under the Plan, determined based on the Fair Market Value of such Award as of the grant date, as well as any retainer fees) shall not exceed $850,000 (the “Non-Employee Director Compensation Limit”). In the case of any Awards granted under the Plan prior to the Amendment Effective Date, (x) each Share with respect to which an Option or stock-settled Stock Appreciation Right is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by one Share and (y) each share with respect to which any other Award denominated in Shares (other than an Option or stock-settled Stock Appreciation Right) is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by 1.90 Shares. In the case of any Awards granted under the Plan on or after the Amendment Effective Date, (x) each Share with respect to which an Option or stock-settled Stock Appreciation Right is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by one Share and (y) each share with respect to which any other Award denominated in Shares (other than an Option or stock-settled Stock Appreciation Right) is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by 1.86 Shares.

2.Section 15 of the Existing Plan is hereby deleted in its entirety and replaced with the following:

Section 15. Term of the Plan.

(a)Effective Date. This Plan was originally approved by the Board on May 10, 2023 and became effective as of the date the Plan was approved by the stockholders of the Company at the Company’s 2023 Annual Meeting of Stockholders. This Plan was amended by Amendment No. 1 thereto, which was approved by the Board on May 7 2025, and became effective subject to, and as of the date of, its approval by the stockholders of the Company (the “Amendment Effective Date”).

(b)Expiration Date. No grant will be made under this Plan more than ten years after the Amendment Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and this Plan as in effect at the time of each such grant.

3.For the avoidance of doubt, the amendments to the Existing Plan made by this Amendment No. 1 shall apply only on and after the Amendment Effective Date..

APPENDIX B

VERINT SYSTEMS INC.
2023 LONG-TERM STOCK INCENTIVE PLAN

Section 1. Purpose. The purposes of this Verint Systems Inc. 2023 Long-Term Stock Incentive Plan are to promote the interests of Verint Systems Inc. and its stockholders by (i) attracting and retaining employees and directors of, and consultants to, the Company and its Subsidiaries, as defined below; (ii) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company.

Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means any entity other than the Subsidiaries in which the Company has a substantial direct or indirect equity interest, as determined by the Board.

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, or Other Stock-Based Award made or granted from time to time hereunder.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant. An Award Agreement may be in an electronic medium and may be limited to notation on the books and records of the Company.

“Base Salary” means the base salary or wages of the Participant excluding overtime, bonuses, contributions to or benefits under benefit plans, fringe benefits, perquisites, and other such forms of compensation. Base Salary shall include any elective contributions that are paid through a reduction in a Participant’s basic salary and which are not includible in the Participant’s gross income under Sections 125 or 402(e)(3) of the Code.

“Board” shall mean the Board of Directors of the Company.

“Cause” as a reason for a Participant’s termination of employment or service shall, unless otherwise agreed to in writing between the Participant and the Company or a Subsidiary or Affiliate of the Company, have the meaning assigned such term in the employment, severance or similar agreement, if any, between the Participant and the Company or a Subsidiary or Affiliate of the Company. If the Participant is not a party to an employment, severance or similar agreement with the Company or a Subsidiary or Affiliate of the Company in which such term is defined, then unless otherwise defined in the applicable Award Agreement “Cause” shall mean the Participant’s: (A) conviction of, or plea of guilty or nolo contendere to, a felony or indictment for a crime involving dishonesty, fraud or moral turpitude; (B) willful and intentional breach of the Participant’s obligations to the Company or a Subsidiary or Affiliate of the Company; (C) willful misconduct, or any dishonest or fraudulent act or omission; (D) violation of any securities or financial reporting laws, rules or regulations or any policy of the Company or a Subsidiary or Affiliate of the Company relating to the foregoing; (E) violation of the policies of the Company or a Subsidiary or Affiliate of the Company on harassment, discrimination or substance abuse; or (F) gross negligence, gross neglect of duties or gross insubordination in the Participant’s performance of duties with the Company or a Subsidiary or Affiliate of the Company.

“Change in Control” shall mean the occurrence of any one of the following events:

i. the acquisition by any Person, entity or affiliated group in one or a series of transactions, of more than 50% of the voting power of the Company;

ii. a merger, combination, amalgamation, consolidation, spin-off or any other transaction in which the holders of the Company’s common stock immediately prior to such transaction do not hold in respect of their holdings of such stock 50% or more of the voting power of the merged, combined, amalgamated, consolidated, spun-off or other resulting entity;

iii. a sale or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company (including its Subsidiaries); or

iv. during any period of two consecutive years, Incumbent Directors cease to constitute at least a majority of the board. “Incumbent Directors” shall mean: (1) the directors who were serving at the beginning of such two-year period, or (2) any directors whose election or nomination was approved by the directors referred to in clause (1) or by a director approved under this clause (2).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer the Plan and composed of not less than two directors, each of whom is required to be a “Non-Employee Director” (within the meaning of Rule 16b-3) if and to the extent Rule 16b-3 is applicable to the Company and the Plan and an “outside director” (within the meaning of Section 162(m) of the Code) if and to the extent the Board determines it is necessary or appropriate to satisfy the conditions of any available exemption from the deduction limit under Section 162(m) of the Code. If at any time such a committee has not been so designated or is not so composed, the Board shall constitute the Committee.

“Company” shall mean Verint Systems Inc., together with any successor thereto.

“Continuous Service” shall mean the absence of any interruption or termination of service as an employee, director or consultant. Continuous Service shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, in each case, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or applicable law, or unless provided otherwise pursuant to Company policy, as adopted from time to time; or (iv) in the case of transfer between locations of the Company or between the Company, its Subsidiaries or Affiliates or their respective successors. Changes in status between service as an employee, a director and a consultant will not constitute an interruption of Continuous Service; provided, however, that, unless otherwise determined by the Committee, consultants providing services to the Company or a Subsidiary or Affiliate of the Company for less than 32 hours per month shall incur an interruption of Continuous Service.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, unless otherwise defined in the applicable Award Agreement (i) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (ii) with respect to the Shares, as of any date, (1) the closing sale price (excluding any “after hours” trading) of the Shares as reported on the Nasdaq Stock Market for such date (or if not then trading on the Nasdaq Stock Market, the closing sale price of the Shares on the stock exchange or over-the-counter market on which the Shares are principally trading on such date), or, (x) if there were no sales on such date or (y) for the purpose of establishing Fair Market Value in connection with the vesting of an Award or the release of Shares, on the closest preceding date on which there were sales of Shares or (2) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

“GAAP” shall mean United States Generally Accepted Accounting Principles.

“Good Reason” as a reason for a Participant’s termination of employment or service shall, unless otherwise agreed to in writing between the Participant and the Company or a Subsidiary or Affiliate of the Company, have the meaning assigned such term in the employment, severance or similar agreement, if any, between the Participant and the Company or a Subsidiary or Affiliate of the Company. If the Participant is not a party to an employment, severance agreement or similar agreement with the Company or a Subsidiary or Affiliate of the Company in which such term is defined, then unless otherwise defined in the applicable Award Agreement, for purposes of this Plan, “Good Reason” shall mean (i) a material reduction (i.e., at least a 10% reduction) by the Company or a Subsidiary or Affiliate of the Company in the Participant’s Base Salary; or (ii) the involuntary relocation of the Participant’s own office location by more than 50 miles (unless the Company permits the Participant to work remotely, or at a different office location within 50 miles of Participant’s location); provided, that (A) any remote work location or home office location from which the Participant works or has worked will not be considered “the Participant’s own office location” for purposes of this definition, and (B) the implementation of any “return to office” policy shall not by itself be deemed to constitute Good Reason for purposes of this definition. Notwithstanding the foregoing, all such events shall be Good Reason only if the Company (or the applicable Subsidiary or Affiliate of the Company) fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event on the 90th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date.

“Incentive Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto. Incentive Stock Options may be granted only to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

“Non-Qualified Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” shall mean any right granted under Section 10 of the Plan.

“Participant” shall mean any (i) employee of, or consultant to, the Company or its Subsidiaries, or non-employee director who is a member of the Board or the board of directors of a Subsidiary of the Company, eligible for an Award under Section 5 and selected by the Committee to receive an Award under the Plan or (ii) any employee of, or consultant to, an Affiliate, eligible for a cash-settled Performance Award or cash-settled Restricted Stock Unit under Section 5 and selected by the Committee to receive a cash-settled Performance Award or a cash-settled Restricted Stock Unit under the Plan.

“Performance Award” shall mean any right granted under Section 9 of the Plan.

“Performance Criteria” shall mean the measurable criterion or criteria that the Committee selects for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any performance-based award under the Plan. The Performance Criteria used to establish the Performance Goal(s) may be based on the attainment of specific levels of performance of the Company (or a Subsidiary, Affiliate, division or operational unit of the Company) in respect of any of the following metrics, in addition to any other factors or metrics determined by the Committee, whether determined on a GAAP or non-GAAP basis: revenue, operating income, contribution, day sales outstanding, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns (on an absolute or relative basis), profit margin, operating margin, contribution margin, earnings per Share, net earnings, operating earnings, free cash flow, cash flow from operations, earnings before interest, taxes, depreciation and amortization (EBITDA), including adjusted EBITDA, number of customers, customer churn or retention metrics, revenue churn or retention metrics, contract value metrics, operating expenses, capital expenses, customer acquisition costs, Share price or shareholder return metrics, sales, bookings metrics, subscription metrics, market share, diversity initiatives, environmental goals or other human capital or governance-related initiatives.

“Performance Goals” shall mean, for a Performance Period, one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized, in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants, including, without limitation (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company; or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

“Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a performance-based award.

“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company and its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company.

“Plan” shall mean this Verint Systems Inc. 2023 Long-Term Stock Incentive Plan.

“Prior Plan” shall mean the Verint Systems Inc. 2019 Long-Term Stock Incentive Plan.

“Restricted Stock” shall mean any Share granted under Section 8 of the Plan.

“Restricted Stock Unit” shall mean any unit granted under Section 8 of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto and shall include the Staff thereof.

“Shares” shall mean the common stock of the Company, $.001 par value, or such other securities of the Company (i) into which such common stock shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (ii) as may be determined by the Committee pursuant to Section 4(b) of the Plan.

“Stock Appreciation Right” shall mean any right granted under Section 7 of the Plan.

“Subsidiary” of any Person means another Person (other than a natural Person), an aggregate amount of the voting securities, other voting ownership or voting partnership interests, of which is sufficient to elect at least a majority of the Board or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person).

“Substitute Awards” shall mean any Awards granted under Section 4(a)(iii) of the Plan.

Section 3. Administration. (a) The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee (in each case consistent with Section 409A of the Code); (vii) interpret, administer or reconcile any inconsistency, correct any defect, resolve ambiguities and/or supply any omission in the Plan, any Award Agreement, and any other instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) establish and administer Performance Goals and certify or determine whether, and to what extent, they have been attained; (x) adopt and approve any supplements to or amendments, restatements or alternative versions of the Plan (including, without limitation, sub-plans) in accordance with Section 14(n) of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b)    Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate of the Company, any Participant, any holder or beneficiary of any Award, and any stockholder.

(c)    The mere fact that a Committee member shall fail to qualify as a “Non-Employee Director” or, if applicable, an “outside director” within the meaning of Rule 16b-3 and Section 162(m) of the Code, respectively, shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan.

(d)    No member of the Committee shall be liable to any Person for any action or determination made in good faith with respect to the Plan or any Award hereunder.

(e)    To the full extent permitted by applicable law, the Committee may delegate to one or more officers or other employees of the Company (or one or more directors of the Company) the authority to grant Awards to Participants who are not directors, executive officers, or other officers of the Company subject to Section 16 of the Exchange Act.

Section 4. Shares Available for Awards.

(a)    Shares Available.

(i)    Subject to adjustment as provided in Section 4(b), the aggregate number of Shares with respect to which Awards may be granted from time to time under the Plan shall in the aggregate not exceed, at any time, the sum of (i) 9,000,000, plus (ii) the number of Shares available for issuance under the Prior Plan on the date the stockholders of the Company approve the Plan, plus (iii) the number of Shares that become available for issuance under Section 4(a)(ii) of the Prior Plan or this Plan; provided, that, subject to adjustment as provided for in Section 4(b), the aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 5,000,000. Subject to adjustment as provided in Section 4(b), the maximum number of Shares with respect to which Awards (other than Incentive Stock Options) may be granted to any Participant in any fiscal year shall be 2,000,000. Subject to adjustment as provided in Section 4(b), and notwithstanding the foregoing limitation, or any plan or program of the Company or any Subsidiary to the contrary, the maximum amount of compensation that may be paid to any single non-employee member of the Board in respect of any single fiscal year (including Awards under the Plan, determined based on the Fair Market Value of such Award as of the grant date, as well as any retainer fees) shall not exceed $850,000 (the “Non-Employee Director Compensation Limit”). In the case of any Awards granted under the Plan, (x) each Share with respect to which an Option or stock-settled Stock Appreciation Right is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by one Share and (y) each share with respect to which any other Award denominated in Shares (other than an Option or stock-settled Stock Appreciation Right) is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by 1.90 Shares.

(ii)    If any Shares subject to an Award are forfeited, cancelled, or exchanged or if an Award terminates or expires without a distribution of Shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, termination or expiration, again be available for Awards under the Plan. For the avoidance of doubt, if two Awards are granted together in tandem, the Shares underlying any portion of the tandem Award which is not exercised or not otherwise settled in Shares will again be available for Awards under the Plan. Upon payment in cash of the benefit provided by any Award granted under this Plan, any Shares that were covered by that Award will again be available for Awards under the Plan. If, under this Plan, a Participant has elected to give up the right to receive cash compensation in exchange for Shares based on fair market value, such Shares will not count against the aggregate limit described in Section 4(a)(i). Notwithstanding the foregoing, any Shares which (1) are tendered to or withheld by the Company to satisfy payment or applicable tax withholding requirements in connection with the vesting or delivery of an Award, (2) are withheld by the Company upon exercise of an Option pursuant to a “net exercise” arrangement, or (3) underlie a Stock Appreciation Right that is settled in Shares, shall not again be available for Awards under the Plan. In addition, Shares that are purchased by the Company in the open market pursuant to any repurchase plan or program, whether using Option proceeds or otherwise, shall not be made available for grants of Awards under the Plan, nor shall such number of purchased shares be added to the limit described in Section 4(a)(i).

(iii)    Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Shares underlying any Substitute Awards shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(iv)    In the event that an entity acquired by the Company or with which it combines has shares available under a pre-existing plan (“Target Company Plan”) previously approved by stockholders and not adopted in contemplation of such acquisition, merger or other combination, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) (“Assumed Available Shares”) may be used for Awards under this Plan made after such acquisition or merger; provided, however, that Awards using such Assumed Available Shares may not be made after the deadline for new awards or grants under the terms of the Target Company Plan, and may only be made to individuals who were not employees or directors of the Company or any subsidiary prior to such acquisition, merger or other combination. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan if such Awards comply with the terms of the Target Company Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)    Adjustments. Notwithstanding any provisions of the Plan to the contrary, in the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall equitably adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including any appropriate adjustments to the individual limitations applicable to Awards set forth in Section 4(a)(i); provided, however, that any adjustment to such individual limitations will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award, which, in the case of Options and Stock Appreciation Rights shall equal the excess, if any, of the Fair Market Value of the Share subject to each such Option or Stock Appreciation Right over the per Share exercise price or grant price of such Option or Stock Appreciation Right.

(c)    Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

Section 5. Eligibility. Any employee of, or consultant to, the Company or any of its Subsidiaries (including any prospective employee), or non-employee director who is a member of the Board or the board of directors of a Subsidiary of the Company, shall be eligible to be selected as a Participant and receive any Award as determined by the Committee. Any employee of, or consultant to, an Affiliate (including any prospective employee), shall be eligible to be selected as a Participant and receive any cash-settled Performance Award or cash-settled Restricted Stock Unit as determined by the Committee.

Section 6. Stock Options.

(a)    Grant. Subject to the terms of the Plan, the Committee shall have sole authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the exercise price thereof and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. All Options when granted under the Plan are intended to be Non-Qualified Stock Options, unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Non-Qualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Non-Qualified Stock Options. No Option shall be exercisable more than ten years from the date of grant.

(b)    Exercise Price. The Committee shall establish the exercise price at the time each Option is granted, which exercise price shall be set forth in the applicable Award Agreement and which exercise price (except with respect to Substitute Awards) shall not be less than the Fair Market Value per Share on the date of grant.

(c)    Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement. The applicable Award Agreement shall specify the period or periods of Continuous Service by the Participant that is necessary before the Option or installments thereof will become exercisable. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d)    Payment. (i) No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate exercise price therefor is received by the Company. Such payment may be made (A) in cash, or its equivalent, or (B) subject to the Company’s consent, by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such optionee for at least six months), or (C) subject to such rules as may be established by the Committee and applicable law, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate exercise price, or (D) subject to any conditions or limitations established by the Committee, the Company’s withholding of Shares otherwise issuable upon exercise of an Option pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), or (E) by a combination of the foregoing, or (F) by such other methods as may be approved by the Committee, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company or withheld as of the date of such tender or withholding is at least equal to such aggregate exercise price.

(ii)    Wherever in this Plan or any Award Agreement a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

Section 7. Stock Appreciation Rights.

(a)    Grant. Subject to the terms of the Plan, the Committee shall have sole authority to determine the Participants to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either before, at the same time as the Award or at a later time. No Stock Appreciation Right shall be exercisable more than ten years from the date of grant.

(b)    Exercise and Payment. A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof (which grant price (except with respect to Substitute Awards) shall not be less than the Fair Market Value on the date of grant). The Committee shall determine in its sole discretion whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

(c)    Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

Section 8. Restricted Stock and Restricted Stock Units.

(a)    Grant. Subject to the terms of the Plan, the Committee shall have sole authority to determine the Participants to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards.

(b)    Transfer Restrictions. Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of Restricted Stock, as provided in the Plan or the applicable Award Agreements. Unless otherwise directed by the Committee, (i) certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company, or (ii) Shares of Restricted Stock shall be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Shares of Restricted Stock. Upon the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall, as applicable, either deliver such certificates to the Participant or the Participant’s legal representative or the transfer agent shall remove the restrictions relating to the transfer of such Shares.

(c)    Payment. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon or after the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. No dividends shall be paid on any Shares of Restricted Stock and no dividend equivalents shall be paid on any Restricted Stock Units prior to the vesting of the Restricted Stock or Restricted Stock Units, as applicable.

Section 9. Performance Awards.

(a)    Grant. Subject to the terms of the Plan, the Committee shall have sole authority to determine the Participants who shall receive a “Performance Award”, which shall consist of a right which is (i) denominated in cash or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such Performance Goals during such Performance Periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

(b)    Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the Performance Goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award.

(c)    Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period as set forth in the Award Agreement on the date of grant.

Section 10. Other Stock-Based Awards.

The Committee shall have authority to grant to Participants an “Other Stock-Based Award”, which shall consist of any right which is (i) not an Award described in Sections 6 through 9 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award, including the price, if any, at which securities may be purchased pursuant to any Other Stock-Based Award granted under this Plan.

Section 11. Amendment and Termination.

(a)    Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that if an amendment to the Plan (i) would materially increase the benefits accruing to Participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan, (iv) would increase the Non-Employee Director Compensation Limit, or (v) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the Nasdaq Stock Market, or, if the Shares are not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Shares are traded or quoted, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained; and provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective as to such Participant without the written consent of the affected Participant, holder or beneficiary.

(b)    Amendments to Awards. The Committee may amend any terms of, or alter, suspend, discontinue, cancel, or terminate, any Award theretofore granted; provided that any such amendment, alteration, suspension, discontinuance, cancellation, or termination that would impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective as to such Participant without the written consent of the affected Participant, holder or beneficiary.

(c)    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable adjustments in the terms and conditions of, and the criteria included in, all outstanding Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)    Repricing. Except in connection with a corporate transaction or event described in Section 4(b) hereof, the terms of outstanding Awards may not be amended to reduce the exercise price of Options or the grant price of Stock Appreciation Rights, or cancel Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price or grant price, as applicable, that is less than the exercise price of the original Options or grant price of the original Stock Appreciation Rights, as applicable, without stockholder approval. This Section 11(d) is intended to prohibit the repricing of “underwater” Options and Stock Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 4(b) of this Plan.

Section 12. Change in Control.

(a)    Except as otherwise provided in an Award Agreement or by the Committee at the date of grant, to the extent outstanding Awards granted under this Plan are not assumed, converted or replaced by the resulting or continuing entity in the event of a Change in Control, all outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to outstanding Awards shall lapse and such Awards shall become vested and non-forfeitable, and any specified Performance Goals with respect to outstanding Awards shall be deemed to be satisfied at target immediately prior to the consummation of a Change in Control.

(b)    Except as otherwise provided in an Award Agreement or by the Committee at the date of grant, to the extent outstanding Awards granted under this Plan are assumed, converted or replaced by the resulting or continuing entity in the event of a Change in Control, (i) any outstanding Awards that are subject to Performance Goals shall be converted, assumed or replaced by the resulting or continuing entity as if target performance had been achieved as of the date of the Change in Control, and such Awards shall continue to remain subject to the time-based service requirements, if any, during the remaining period set forth in the Award Agreement, and (ii) all other Awards shall continue to vest (and/or the restrictions thereon shall continue to lapse) during the remaining period set forth in the Award Agreement.

(c)    Except as otherwise provided in an Award Agreement or by the Committee at the date of grant, to the extent outstanding Awards granted under this Plan are either assumed, converted or replaced by the resulting or continuing entity in the event of a Change in Control, if a Participant’s employment or service is terminated without Cause by the Company or a Subsidiary or Affiliate of the Company or a Participant terminates his or her employment or service with the Company or a Subsidiary or Affiliate of the Company for Good Reason, in either case, during the two year period following a Change in Control, all outstanding Awards held by the Participant that may be exercised shall become fully exercisable and all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable.

(d)    Notwithstanding anything in this Plan or any Award Agreement to the contrary, to the extent any provision of this Plan or an Award Agreement would cause a payment of deferred compensation that is subject to Section 409A of the Code to be made upon the occurrence of (i) a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A of the

Code or (ii) a termination of employment or service, then such payment shall not be made unless such termination of employment or service also constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change in Control or termination of employment or service, but disregarding any future service or performance requirements.

Section 13. General Provisions.

(a)    Nontransferability.

(i)    Each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative.

(ii)    No Award may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary or Affiliate of the Company; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.

(iii)    Notwithstanding the foregoing, the Committee may, in the applicable Award Agreement evidencing an Option granted under the Plan or at any time thereafter in an amendment to an Award Agreement, provide that Options which are not intended to qualify as Incentive Options may be transferred by the Participant to whom such Option was granted (the “Grantee”) without consideration, after such time as all vesting conditions with respect to such Option have been satisfied, and subject to such rules as the Committee may adopt to preserve the purposes of the Plan, to: (1) the Grantee’s spouse, children or grandchildren (including adopted and stepchildren and grandchildren) (collectively, the “Immediate Family”); (2) a trust solely for the benefit of the Grantee and his or her Immediate Family; or (3) a partnership, corporation or limited liability company whose only partners, members or stockholders are the Grantee and his or her Immediate Family; (each transferee described in clauses (1), (2) and (3) above is hereinafter referred to as a “Permitted Transferee”); provided that the Grantee gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Grantee in writing that such a transfer would comply with the requirements of the Plan and any applicable Award Agreement evidencing the Option.

The terms of any Option transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan or in an Award Agreement to an optionee, Grantee or Participant shall be deemed to refer to the Permitted Transferee, except that (a) Permitted Transferees shall not be entitled to transfer any Options, other than by will or the laws of descent and distribution; (b) Permitted Transferees shall not be entitled to exercise any transferred Options unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines that such a registration statement is necessary or appropriate, (c) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Grantee under the Plan or otherwise and (d) the consequences of termination of the Grantee’s employment by, or services to, the Company under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Grantee, following which the Options shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(iv)    Notwithstanding anything to the contrary herein, only gratuitous transfers of Awards shall be permitted. In no event may any Award granted under this Plan be transferred for value.

(b)    Dividend Equivalents. No dividends or dividend equivalents shall be paid on any Award prior to vesting. In the sole discretion of the Committee, an Award (other than Options or Stock Appreciation Rights), whether made as an Other Stock-Based Award described in Section 10 or as an Award granted pursuant to Sections 6 through 9 hereof, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a deferred basis; provided, that such dividends or dividend equivalents shall be subject to the same vesting conditions as the Award to which such dividends or dividend equivalents relate.

(c)    No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

(d)    Share Certificates. Shares or other securities of the Company or any Subsidiary of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e)    Withholding. (i) A Participant may be required to pay to the Company or any Subsidiary or Affiliate of the Company, subject to Section 409A of the Code, and the Company or any Subsidiary or Affiliate of the Company shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(ii)    Without limiting the generality of clause (i) above, subject to the Company’s consent, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest and which have been owned by the Participant for at least six months) with a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise deliverable to the Participant with respect to an Award a number of Shares with a Fair Market Value equal to such withholding liability, or by such other methods as may be approved by the Committee, including, but not limited to, through a “broker-assisted” cashless exercise.

(iii)    Notwithstanding any provision of this Plan to the contrary, in connection with the transfer of an Option to a Permitted Transferee pursuant to Section 13(a), the Grantee shall remain liable for any withholding taxes required to be withheld upon the exercise of such Option by the Permitted Transferee.

(f)    Detrimental Activity and Recapture. In addition to being subject to recoupment or recovery pursuant to the terms of any policy required to be adopted by the Board or the Committee pursuant to Section 10D of the Exchange Act (or any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the Shares may be traded), all Awards granted hereunder (including both time-based and performance-based awards) shall be subject to cancellation and/or forfeiture, or the forfeiture and repayment to the Company of any gain related to any such Award, in the event that the Participant, whether during or after employment or other service with the Company or a subsidiary, engages in activity detrimental to the Company (whether discovered before or after the employment or service period), on terms and conditions to be set forth in the applicable Award Agreement.

(g)    Award Agreements. Each Award hereunder that is not immediately vested and delivered as of its date of grant shall be evidenced by an Award Agreement which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including but not limited to, the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

(h)    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate of the Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, Shares and other types of Awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(i)    No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting relationship to, or as a director on the Board or board of directors, as applicable, of, the Company or any Subsidiary or Affiliate of the Company. Further, the Company or a Subsidiary or Affiliate of the Company may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or any applicable employment contract or agreement.

(j)    No Rights as Stockholder. Subject to the terms of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall be entitled to the rights of a stockholder in respect of such Restricted Stock.

(k)    Governing Law. Unless otherwise provided for in an applicable Award Agreement, the validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of New York, applied without giving effect to its conflict of laws principles.

(l)    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(m)    Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or result in any liability under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws.

(n)    Foreign Employees. In order to facilitate the making of any Award or combination of Awards under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary or Affiliate of the Company outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

(o)    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate of the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate of the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate of the Company.

(p)    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(q)    Deferrals. In the event the Committee permits a Participant to defer any Award payable in the form of cash, all such elective deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant on a form provided by the Company. All deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of Section 409A of the Code.

(r)    Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 14. Compliance with Section 409A of the Code.

(a)    To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Subsidiaries shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

(b)    Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c)    If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the earlier of the first business day of the seventh month following separation from service or death.

Section 15. Term of the Plan.

(a)    Effective Date. This Plan was approved by the Board on May 10, 2023, and shall be effective subject to, and as of the date of, its approval by the stockholders of the Company (such date, the “Effective Date”).

(b)    Expiration Date. No grant will be made under this Plan more than ten years after the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

APPENDIX C

SUPPLEMENTAL INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

This proxy statement contains non-GAAP financial measures and non-GAAP forward looking statements. The tables below reconcile the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP.

	Year Ended January 31,
(in thousands)	2025	2024
GAAP to Non-GAAP Revenue, SaaS Metrics, and Operating Metrics

Table of Reconciliation from GAAP Recurring, Nonrecurring Perpetual, and Nonrecurring Professional Services and Other Revenue to Non-GAAP Recurring, Nonrecurring Perpetual, and Nonrecurring Professional Services and Other Revenue

Bundled SaaS revenue - GAAP	$293,245	$250,526
Unbundled SaaS revenue - GAAP	289,363	264,302
SaaS revenue - GAAP	582,608	514,828
Optional managed services revenue - GAAP	21,965	47,718
Support revenue - GAAP	103,544	136,702
Recurring revenue - GAAP	708,117	699,248
Nonrecurring perpetual revenue - GAAP	108,521	99,853
Nonrecurring professional services and other revenue - GAAP	92,548	111,286
Total revenue - GAAP	$909,186	$910,387

Estimated bundled SaaS revenue adjustments	$—	$1,069
Estimated unbundled SaaS revenue adjustments	—	—
Estimated SaaS revenue adjustments	—	1,069
Estimated optional managed services revenue adjustments	—	31
Estimated support revenue adjustments	—	—
Estimated recurring revenue adjustments	—	1,100
Estimated nonrecurring perpetual revenue adjustments	—	—
Estimated nonrecurring professional services and other revenue adjustments	—	—
Total estimated revenue adjustments	$—	$1,100

Bundled SaaS revenue - non-GAAP	$293,245	$251,595
Unbundled SaaS revenue - non-GAAP	289,363	264,302
SaaS revenue - non-GAAP	582,608	515,897
Optional managed services revenue - non-GAAP	21,965	47,749
Support revenue - non-GAAP	103,544	136,702
Recurring revenue - non-GAAP	708,117	700,348
Nonrecurring perpetual revenue - non-GAAP	108,521	99,853
Nonrecurring professional services and other revenue - non-GAAP	92,548	111,286
Total revenue - non-GAAP	$909,186	$911,487

	Year Ended January 31,
(in thousands)	2025	2024
Table of Bundled New SaaS ACV

Bundled New SaaS ACV	$68,903	$93,282
Other adjustments (1)	10,310	3,400
Adjusted Bundled New SaaS ACV	$79,213	$96,682

Table of Subscription ARR

Subscription ARR	$711,753	$676,631

Table of Free Cash Flow

Net cash provided by operating activities	$157,447	$150,642
Less: purchases of property and equipment	15,338	16,114
Less: cash paid for capitalized software development costs	12,228	9,623
Free Cash Flow	$129,881	$124,905

(1) For the bundled new SaaS ACV metric, the compensation committee determined as part of its review of the performance results for FYE 25 that $10.3 million in new SaaS orders that had been recorded as unbundled SaaS for accounting purposes should be counted as bundled new SaaS ACV bookings for purposes of calculating achievement against the compensation performance goal. The deployments associated with these orders are hosted in the Verint cloud platform, so would customarily have been recorded as bundled SaaS deals, but due to complexities associated with the ASC 606 revenue accounting standard, these orders were required to be recognized as unbundled SaaS transactions. For FYE 24, the compensation committee determined that $3.4 million in SaaS orders that had been recorded as SaaS usage for accounting purposes should be counted as bundled new SaaS ACV bookings for purposes of calculating achievement against the compensation performance goal.

Definition of Certain GAAP and Non-GAAP Financial Metrics

We derive our revenue primarily from providing customers the right to access our cloud-based solutions, the right to use our software for an indefinite or specified period of time, and related services and support based on when access or control of the software passes to our customers or the services are provided, in an amount that reflects the consideration we expect to be entitled to in exchange for such goods or services. Revenue is reported net of applicable sales and use tax, value-added tax and other transaction taxes imposed on the related transactions, including mandatory government charges that are passed through to our customers.

Recurring revenue, on both a GAAP and non-GAAP basis, is the portion of our revenue that we believe is likely to be renewed in the future, and primarily consists of SaaS revenue, optional managed services revenue and initial and renewal post contract support.

Nonrecurring perpetual revenue, on both a GAAP and non-GAAP basis, primarily consists of our perpetual licenses and hardware.

Nonrecurring professional services and other revenue, on both a GAAP and non-GAAP basis, primarily consists of our installation services, business advisory consulting and training services, and patent royalties.

SaaS revenue includes bundled SaaS, software with standard managed services and unbundled SaaS (including associated support) that we account for as term licenses where managed services are purchased separately.

Percentage of software revenue that is recurring revenue is calculated as the sum of SaaS revenue, optional managed services revenue and support revenue as a percentage of total SaaS revenue, optional managed services revenue, support revenue, and perpetual revenue.

Adjusted EBITDA is a non-GAAP measure defined as net income (loss) before interest expense, interest income, income taxes, depreciation expense, amortization expense, stock-based compensation expenses, revenue adjustments, restructuring expenses, acquisition expenses, accelerated lease costs, IT facilities and infrastructure realignment, and other expenses excluded from our non-GAAP financial measures.

Free Cash Flow is a non-GAAP measure defined as GAAP cash provided by operating activities less our capital expenditures, which include purchases of property and equipment and capitalized software development costs.

Operating Metrics

Bundled New SaaS Annual Contract Value (ACV) represents the annual contract value of new bundled SaaS contracts received within the period. This includes purchases of new applications by both new and existing customers as well as expansions of entitlements to applications already in use by existing customers. This metric also includes the annual contract value of bundled SaaS sold to a customer who is converting from an on-premises application to the Verint Cloud within the period, including the value of incremental licenses or expansion of entitlements as part of the conversion. Orders are only included in bundled new SaaS ACV with a completed customer contract signed by both parties before the end of the period.

SaaS Annual Contract Value (ACV) (formerly known as New SaaS ACV) includes the annualized contract value of all new SaaS contracts received within the period; new unbundled SaaS contracts only include the license portion of those orders. In cases where SaaS is offered to partners through usage-based contracts, we include the incremental value of usage contracts over a rolling four quarters. Orders are only included in SaaS ACV with a completed customer contract signed by both parties before the end of the period.
•SaaS ACV from New Deals represents SaaS ACV excluding the annual contract value of bundled contracts sold to customers converting from on-premises applications to the Verint Cloud within the reporting period. This metric also excludes the value of incremental licenses or expanded entitlements as part of the same contract.

Subscription Annual Recurring Revenue (Subscription ARR) represents the annualized quarterly run-rate value of our active or signed subscription agreements at the end of the period and is comprised of the ARR calculated for our SaaS (see definition below), Support, and Optional Managed Services contracts. Under ASC Topic 606, Revenue from Contracts with Customers, we are required to recognize a significant portion of our Unbundled SaaS contracts at a point in time when the software is first made available to the customer, or at the beginning of the subscription term, despite the fact that our contracts typically call for billing these amounts annually or more frequently over the life of the subscription. This point-in-time recognition of a portion of our recurring revenue creates significant variability in the revenue recognized period to period based on the timing of the subscription start date and the subscription term and can create a significant difference between the timing of our revenue recognition and the actual customer billing under the contract. We use subscription ARR to measure the underlying performance of our subscription-based contracts and mitigate the impact of this variability as subscription ARR reduces fluctuations due to seasonality, contract term, and the sales mix of subscriptions. Subscription ARR should be viewed independently of revenue, and does not represent our revenue under ASC 606 on an annualized basis, as it is an operating metric that is impacted by contract start and end dates and renewal rates. Subscription ARR is not intended to be a replacement for forecasts of revenue and does not include revenue reported as nonrecurring revenue in our consolidated statement of operations. Subscription ARR does not have any standardized meaning and is therefore unlikely to be comparable to similarly titled measures presented by other companies. Investors should consider our subscription ARR operating measure only in conjunction with our GAAP financial results.

SaaS Annual Recurring Revenue (SaaS ARR) is comprised of bundled SaaS ARR and unbundled SaaS ARR, and represents the annualized quarterly run-rate value of active or signed SaaS contracts as of the end of a period. For unbundled SaaS contracts, the amount included in SaaS ARR is generally consistent with the amount that we invoice the customer annually for the term-based license transaction. In the case of acquired contracts that allow for early termination, SaaS ARR will reflect the annualized amount of committed contracts in the first quarter and then proportionally increase to the remaining amount of annualized ARR in the subsequent three quarters during the first year post acquisition. We use SaaS ARR to identify the annual recurring value of customer contracts at the end of a reporting period and to monitor the growth of our recurring business as we shift to SaaS. SaaS ARR reduces fluctuations due to seasonality, contract term, and the sales mix of subscriptions for bundled SaaS and unbundled SaaS. SaaS ARR should be viewed independently of revenue, and does not represent our revenue under ASC 606 on an annualized basis, as it is an operating metric that is impacted by contract start and end dates and renewal rates. SaaS ARR is not intended to be a replacement for forecasts of SaaS revenue.

•AI Annual Recurring Revenue (AI ARR) is the portion of SaaS ARR that is derived from solutions that are hosted in the Verint cloud and include AI-powered bots, and represents the annualized quarterly run-rate value of active or signed Verint cloud contracts as of the end of a period.

Cash Contribution is defined as Cash Generation less cost of revenue and operating expenses and helps assess how effectively we convert our revenue streams into cash. Cash Generation represents the sum of ARR and nonrecurring perpetual and nonrecurring professional services and other revenue and provides an estimate of the cash-producing potential of our entire business.

Operating Efficiency Percentage is the result of dividing Cash Contribution Margin by Cash Generation and helps assess the rate at which we convert our revenue streams into cash.

Relative Total Shareholder Return (relative TSR) is calculated as Verint’s total stockholder return, on a percentile basis, relative to the companies comprising the S&P Composite 1500 Information Technology Index for the applicable performance period, weighted equally and based on the two-month volume-weighted average closing prices of the stock of such constituent companies as of the beginning and end of the performance period (adjusted for dividends), provided that only those members of the index that constitute part of the index at both the beginning and the end of the performance period are taken into account for purposes of the calculation. In structuring the relative TSR calculation and selecting the index, the compensation committee’s goal was to be able to compare Verint’s stock price performance to that of a large, steady-state sampling of technology companies with a median size within a range of ours, on a basis designed to eliminate any short-term aberrations in stock price (for either Verint or companies in the index) at the start or the end of the performance period.

FORM OF PROXY CARD

VERINT SYSTEMS INC.
C/O BROADRIDGE FINANCIAL SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 18, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/VRNT2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 18, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V74308-P32683

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VERINT SYSTEMS INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of ten directors to serve until the 2026 Annual Meeting of Stockholders	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Dan Bodner
02) Linda Crawford
03) Reid French
04) Stephen Gold
05) William Kurtz
06) Andrew Miller
07) Richard Nottenburg
08) Kristen Robinson
09) Yvette Smith
10) Jason Wright

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: To transact such other business as may properly come before the 2025 Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V74309-P32683

VERINT SYSTEMS INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
June 19, 2025

The undersigned hereby appoints Dan Bodner, our Chief Executive Officer, Grant Highlander, our Chief Financial Officer, and Peter Fante, our Chief Administrative Officer, and each or any one of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned and to vote all of the shares of stock in Verint Systems Inc. (the "Company") which the undersigned is entitled to vote at the 2025 Annual Meeting of Stockholders of the Company to be held via a virtual on-line platform accessible at www.virtualshareholdermeeting.com/VRNT2025, at 11:00 a.m. Eastern Time on June 19, 2025, and any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting. This proxy revokes all previous proxies.

Please specify your choices by marking the boxes. It is important that the shares are represented at this meeting, whether or not you attend the virtual meeting. Therefore, please complete this proxy card and mail it in the enclosed return envelope. If you are a stockholder of record and you sign, date, and return your proxy card without making specific choices, the persons named as proxies above will vote the shares in accordance with the recommendations of the Board of Directors.

The shares represented hereby shall be voted as specified. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND "FOR" PROPOSALS 2, 3 AND 4. Whether or not you are able to attend the virtual meeting, you are urged to sign and mail the proxy card in the return envelope so that the stock may be represented at the meeting.

IF YOU ELECT TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)